August 13, 2004

Dear GP Strategies Stockholder:


         On July 30, 2004 the board of directors of GP Strategies Corporation approved a spin-off that will result in GP Strategies becoming two independent, publicly traded companies:


o GP Strategies, which will own and operate GP Strategies' manufacturing & process business and information technology business through its wholly-owned subsidiary, General Physics Corporation, as well as GP Strategies' simulation business through its majority owned subsidiary, GSE Systems Inc.; and

o National Patent Development Corporation, which will own and operate GP Strategies' optical plastics business through its subsidiary, MXL Industries, Inc., will own a majority interest in Five Star Products, Inc., a publicly held company that is a leading distributor in the United States of home decorating, hardware, and finishing products, and will own certain of GP Strategies' other non-core assets.

         The separation of these businesses will be accomplished through a pro rata distribution, which we refer to as the distribution, of 100% of the outstanding common stock of National Patent Development to GP Strategies stockholders on the record date for the distribution. As a result of the distribution, GP Strategies stockholders will:

o receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock they own; and

o retain their GP Strategies shares and the preferred stock purchase rights associated with those shares.

         Shares of National Patent Development common stock will be quoted on the OTC Bulletin Board under the symbol " ." Shares of GP Strategies common stock will continue to be listed on The New York Stock Exchange under the symbol "GPX."


         No action is required on your part to receive your National Patent Development shares. You will not be required either to pay anything for the new shares or to surrender any certificates representing shares of GP Strategies stock.

         The enclosed Information Statement describes the distribution of shares of National Patent Development common stock and contains important information about National Patent Development and its business. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact National Patent Development's transfer agent, Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690-5440, Telephone: 312-360-5430.

                                           Very truly yours,


                                           Scott N. Greenberg
                                           President and Chief Financial Officer
                                           GP Strategies Corporation

                    [National Patent Development Letterhead]

                                                               August 13, 2004

Dear National Patent Development Stockholder:


         We are delighted to welcome you as an initial stockholder of National Patent Development Corporation. We will conduct the National Patent Development business as a company separate from GP Strategies Corporation, and our common stock will be publicly traded for the first time on August 13, 2004. You will receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock you own on the close of business on August 10, 2004. Shares of our stock will be quoted on the OTC Bulletin Board under the symbol " ."


         We will conduct our optical plastics business through our subsidiary, MXL Industries, Inc. We will also own a majority interest in Five Star Products, Inc., a publicly held company that is a leading distributor in the Northeast of home decorating, hardware, and finishing products, and will hold certain of GP Strategies' other non-core assets.

         We are excited about the opportunities that our spin-off from GP Strategies provides, and are enthusiastic about what the future holds. We believe that we have great potential to grow and are excited about your growing with us as a National Patent Development Corporation stockholder.

         Congratulations on becoming one of the "founding" stockholders of National Patent Development Corporation!

                                        Very truly yours,


                                        Jerome I. Feldman
                                        Chief Executive Officer
                                        National Patent Development Corporation

                              INFORMATION STATEMENT

                                   [NPDC LOGO]

                                  Common Stock
                           (par value $.01 per share)


         At this time, National Patent Development Corporation is wholly-owned by GP Strategies Corporation. In this spin-off, GP Strategies will distribute 100% of the shares of National Patent Development common stock to GP Strategies stockholders. Each of you, as a holder of GP Strategies' common stock or Class B capital stock, will receive one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock you own on the close of business on August 10, 2004, the record date for the spin-off.

         We are sending you this Information Statement to describe the spin-off. We expect the spin-off to occur on or about August 13, 2004. You will receive your proportionate number of shares of National Patent Development common stock through our transfer agent's book-entry registration system. These shares will not be in certificated form. Following the spin-off, recipient shareholders may request to receive their shares of our common stock in certificated form. Immediately after the spin-off is completed, GP Strategies will not own any shares of National Patent Development common stock, and we will be a public company independent of GP Strategies. We refer to ourselves in this Information Statement as "we" or "National Patent Development."


         No stockholder action is necessary to receive your shares of National Patent Development common stock. This means that:

        o you do not need to pay anything to GP Strategies or to National Patent Development; and

        o you do not need to surrender any shares of GP Strategies' common stock or Class B capital stock to receive your shares of National Patent Development common stock.

         In addition, a stockholder vote is not required for the spin-off to occur. GP Strategies is not asking you for a proxy, and GP Strategies requests that you do not send a proxy.

         There has been no trading market for National Patent Development common stock. We have arranged to have our common stock quoted on the OTC Bulletin Board under the symbol " ."

         As you review this Information Statement, you should carefully consider the matters described in "Special Considerations" beginning on page 7.

                              --------------------

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Information Statement.

                              --------------------

         This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. Changes may occur after the date of this Information Statement and neither National Patent Development nor GP Strategies will update the information contained herein except in the normal course of their respective public disclosures.

                                                    --------------------

         Stockholders of GP Strategies with inquiries related to the spin-off should contact Lydia M. DeSantis at (914) 249-9700, or GP Strategies' stock transfer agent and registrar, Computershare Investor Services LLC, P.O. Box A3504, Chicago, IL 60690-3504, Telephone: 312-360-5430. Computershare Investor Services LLC is also acting as distribution agent for the spin-off.


         The date of this Information Statement is August 13, 2004.

                                Table of Contents

                                                                       Page
                                                                       ----

AVAILABLE INFORMATION....................................................ii
SUMMARY  1
HISTORICAL SELECTED FINANCIAL DATA........................................6
SPECIAL CONSIDERATIONS....................................................7
FORWARD-LOOKING STATEMENTS...............................................10
THE SPIN-OFF.............................................................10
RELATIONSHIP BETWEEN GP STRATEGIES AND NATIONAL PATENT
 DEVELOPMENT.............................................................15
CAPITALIZATION...........................................................18
DIVIDEND POLICY..........................................................19
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.............................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS....................................................23
BUSINESS ................................................................33
MANAGEMENT...............................................................45
EXECUTIVE COMPENSATION...................................................49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
 EXECUTIVE OFFICERS OF NATIONAL PATENT DEVELOPMENT.......................55
DESCRIPTION OF CAPITAL STOCK.............................................58
DESCRIPTION OF WARRANTS..................................................59
DESCRIPTION OF INDEBTEDNESS..............................................59
ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS..............................61
INDEMNIFICATION OF OFFICERS AND DIRECTORS................................64
INDEPENDENT ACCOUNTANTS..................................................65
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF NATIONAL
 PATENT DEVELOPMENT CORPORATION..........................................F-1

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form 10 with the Securities and Exchange Commission, or the Commission, under the Securities Exchange Act of 1934, or the Exchange Act, with respect to the shares of our common stock being distributed to GP Strategies stockholders in the distribution. This Information Statement, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. This Information Statement contains summaries of the material terms and provisions of documents filed as exhibits to the registration statement. For further information, you should refer to the registration statement and the exhibits. Copies of these documents may be inspected without charge at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Copies of this material are also available through the Internet at the Commission's website, the address of which is http://www.sec.gov.

         Following the spin-off, National Patent Development will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. National Patent Development also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the spin-off, such reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above. In addition, after the distribution, we intend to maintain an Internet website at http://www.npdc.com.

         No person is authorized by GP Strategies or National Patent Development to give any information or to make any representations other than those contained in this Information Statement. If given or made, such information or representations must not be relied upon as having been authorized.

                                     SUMMARY

         This section contains a summary of all material terms of the Information Statement. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Information Statement, including our historical and pro forma consolidated financial statements and the notes to those financial statements included in this Information Statement. Unless otherwise indicated, references in this document to "we," "us," "our," or "National Patent Development" mean National Patent Development Corporation and its subsidiaries.

                           National Patent Development

         National Patent Development was incorporated on March 10, 1998 as a wholly-owned subsidiary of GP Strategies Corporation. In July 2002, GP Strategies announced that it was actively considering transferring certain of its non-core assets into National Patent Development and spinning-off National Patent Development to the stockholders of GP Strategies. On November 14, 2002, GP Strategies filed a ruling request with the Internal Revenue Service with respect to the federal tax consequences of the proposed spin-off, and received a favorable ruling on March 21, 2003. On February 12, 2004, National Patent Development was recapitalized whereby the authorized capital was changed to 10,000,000 shares of preferred stock and 30,000,000 shares of common stock.

         Following the distribution, we will own 100% of the stock of MXL Industries, Inc., or MXL. The primary business of MXL is the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and the application of abrasion and fog resistant coatings to those parts. MXL also designs and constructs injection molds for a variety of applications.


         We will also own a 64% interest in Five Star Products, Inc., or Five Star, a publicly held company that is a leading distributor in the United States of home decorating, hardware, and finishing products, and certain of GP Strategies' other non-core assets, including an investment in a publicly held company, Millennium Cell Inc.; an approximately 19.6% interest in a private company, Valera Pharmaceuticals, Inc. (formerly Hydro Med Sciences, Inc.); certain real estate; and the right to certain proceeds, if any, from a litigation and arbitration claim.


         Our principal office is located at 777 Westchester Avenue, White Plains, NY 10604, and our telephone number is (914) 249-9700.

                                  The Spin-Off

         The following is a brief set of questions and answers about the spin-off.

What is the spin-off?

                    The spin-off is the method by which GP Strategies will be separated into two independent, publicly held companies:

                    o GP Strategies, which will own and operate GP Strategies' manufacturing & process business and information technology business through its wholly-owned subsidiary, General Physics Corporation as well as GP Strategies' simulation business through its majority owned subsidiary, GSE Systems Inc.; and

                    o National Patent Development, which will own and operate GP Strategies' optical plastics business through its subsidiary, MXL, and will own 64% of Five Star and certain of GP Strategies' other non-core assets.

Why is GP Strategies spinning off National Patent

                    o To permit GP Strategies to improve its Development? borrowing capacity, thereby satisfying its need to raise additional funds as well as achieving other corporate benefits.

                    o To allow financial markets to evaluate GP Strategies and National Patent Development separately.

                    o To give National Patent Development's management more flexibility to take advantage of growth opportunities.

What will I receive in the spin-off?

                    GP Strategies will distribute one share of National Patent Development common stock for every share of GP Strategies common stock or Class B capital stock owned as of the record date. You will continue to own your GP Strategies stock.

How will GP Strategies distribute National Patent Development common stock to me?


                    National Patent Development stock will be issued as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing National Patent Development common stock will be mailed to registered holders of GP Strategies common stock in the ordinary course. If you are a stockholder of record of GP Strategies stock on the record date, National Patent Development's transfer agent, Computershare Investor Services LLC, will hold your book-entry shares. On or about August 13, 2004, Computershare Investor Services LLC will mail you a direct registration transaction advice reflecting your ownership interest in shares of National Patent Development common stock. When you receive this advice, you will receive information explaining the direct registration system and telling you how to obtain physical certificates if you desire to do so. You will not receive new GP Strategies stock certificates. Notwithstanding the foregoing, holders of legended stock certificates representing GP common stock or Class B stock will receive legended physical stock certificates representing their National Patent Development common stock.

When is the record date?


                    The record date is August 10, 2004.


What if I hold my shares of GP Strategies stock through my stockbroker, bank or other nominee?


                    If you hold your shares of GP Strategies stock through your stockbroker, bank or other nominee, you are probably not a stockholder of record and your receipt of National Patent Development common stock depends on your arrangements with the nominee that holds your shares of GP Strategies stock for you. We anticipate that stockbrokers and banks generally will credit their customers' accounts with National Patent Development common stock on or about August 13, 2004, but you should check with your stockbroker, bank or other nominee. Following the spin-off, you may instruct your stockbroker, bank or other nominee to transfer your shares of National Patent Development common stock into your own name.


What is National Patent Development's dividend policy?

                    We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future in order to conserve cash for the repayment of debt, future acquisitions, and capital expenditures. We expect that our Board of Directors will periodically reevaluate this dividend policy, taking into account our operating results, capital needs, debt restrictions and other factors.

How will National Patent Development's common stock trade?


                    National Patent Development common stock will be quoted on the OTC Bulletin Board under the symbol " ", and we expect that regular trading will begin on August 13, 2004.


Will my shares of GP Strategies continue to trade after the spin-off?


                    Yes, GP Strategies common stock will continue to be listed and trade on the New York Stock Exchange under the symbol "GPX." However, we cannot provide you with any assurance as to the price at which the GP Strategies shares will trade following the distribution.

Is the spin-off taxable for U.S. tax purposes?

                    No; the Internal Revenue Service has ruled that the spin-off will be tax-free for U.S. tax purposes. To review tax consequences in detail, see pages 13-14.

What are the risks involved in owning National Patent Development common stock?

                    The separation of National Patent Development from GP Strategies presents certain risks. For example, National Patent Development has no prior history of operating as an independent company. Certain other risks are associated with owning National Patent Development common stock due to the nature of its business and the markets in which it competes. You are encouraged to carefully consider these risks, which are described in greater detail on pages 8-10.

Will GP Strategies and National Patent Development be related in any way after the spin-off?

                    GP Strategies will not own any National Patent Development common stock after the spin-off, and National Patent Development will operate as an independent, publicly held company. Several of National Patent Development's directors and officers are also directors and officers of GP Strategies. GP Strategies will enter into agreements with National Patent Development to allocate responsibility for liabilities (including tax and other contingent liabilities associated with their respective businesses or otherwise to be assumed by National Patent Development or GP Strategies), to separate their businesses, and for GP Strategies and National Patent to provide management services to each other. GP Strategies and National Patent Development will also provide certain guarantees of each others' financial obligations. These agreements are described in greater detail on pages 15 -17.

What do I need to do now?

                    You are not required to take any action, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. No action is required on your part to receive your National Patent Development shares. You will not be required either to pay anything for the new shares or to surrender any shares of GP Strategies stock.

         What We Have Already Accomplished to Prepare for the Spin-Off

Board Appointments

                    GP Strategies elected seven directors to begin their service on National Patent Development's Board effective as of the spin-off. See pages 45-46.

Senior Management Appointments

                    The National Patent Development board of directors has elected Jerome I. Feldman as Chairman and Chief Executive Officer, Scott N. Greenberg as Chief Financial Officer, and Andrea D. Kantor as Vice President and General Counsel. See page 46.



       Information Regarding the Spin-Off and National Patent Development

         Before the spin-off, you should direct inquiries relating to the spin-off to:

         Computershare Investor Services LLC      GP Strategies Corporation
         P.O. Box 2388                            777 Westchester Avenue
         Chicago, IL 60690-2388                   White Plains, NY  10604
         Telephone: 312-360-5430                  Telephone: 914-249-9700
                                                  Attn:  Andrea Kantor


         After the spin-off, you should direct inquiries relating to an investment in National Patent Development common stock to:

         .........                  National Patent Development Corporation
         .........                  777 Westchester Avenue
         .........                  White Plains, NY 10604
         .........                  914-249-9708
         .........                  Attn:  Lydia DeSantis

         After the spin-off, the transfer agent and registrar for National Patent Development's common stock will be:

                                    Computershare Investor Services LLC
                                    P.O. Box 2388
                                    Chicago, IL 60690-3504
                                    Telephone: 312-360-5430

                       Historical Selected Financial Data

         The following tables present: 1) summary historical consolidated operations data for each of the last five fiscal years ended December 31, 2003 and for the three month periods ended March 31, 2004 and 2003 and 2) summary historical consolidated balance sheet data for each of the last five fiscal years ended December 31, 2003 and as of March 31, 2004. The historical financial information as of December 31, 2003, 2002 and 2001 and for each of the three years ended December 31, 2003 has been derived from our audited financial statements, which are included elsewhere in this Information Statement. The historical financial information for the three months ended March 31, 2004 and 2003, as of March 31, 2004, and as of and for the years ended December 31, 2000 and 1999 have been derived from our unaudited consolidated financial statements (the historical financial statements as of and for the years ended December 31, 2000 and 1999 are not included in this Information Statement). The unaudited consolidated financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of such data.

         Before the spin-off and the related corporate restructuring transactions, we operated as part of GP Strategies. Because the data reflect periods during which we did not operate as an independent company, the historical data may not reflect the results of operations or the financial condition that would have resulted if we had operated as a separate, independent company during the periods shown. We have presented unaudited pro forma financial information as of March 31, 2004 and for the year ended December 31, 2003 to give a better picture of what this information might have looked like if National Patent Development had been operated independently during this period. The data may not necessarily be indicative of our future results of operations or financial condition.

         You should read the summary financial and operations data in conjunction with our audited financial statements and the notes to the audited financial statements. You should also read the sections "Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary financial and operations data is qualified by reference to these sections, the audited financial statements and the notes to the audited financial statements, each of which is included elsewhere in this Information Statement.

Historical Selected Financial Data

(in thousands, except per share data):

(unaudited)


----------------------------------------- ------------------------- ------------------------------------------------------------
Consolidated Statement of                   Three Months Ended
Operations Data (1)                              March 31,                                   Year Ended December 31,________
                                                 ---------          ----------------------   -------------------------------
                                             2004         2003          2003        2002        2001        2000        1999
                                             ----         ----          ----        ----        ----        ----        ----
----------------------------------------- ------------ ------------ ------------- ---------- ----------- ----------- -----------
Sales                                         $29,121      $27,431   $103,698       $9,996     $11,184     $10,998     $10,353
Gross Margin                                    4,764        4,671       19,582      2,099       2,816       2,888       2,719
Interest expense                                  205          205          864        208         169         102         147
Income (loss) before income taxes and
minority interest                                (204)         173          383        292         764      (1,468)        948
Net income (loss)                                (297)         (48)        (104)       147         369        (960)        569
Pro forma net income (loss) per share:
Basic and diluted                           $    (.02)   $   .00         $    (.01)$   .01     $   .03   $   (.08)    $   .05


----------------------------------------- --------------- ---------------------

Consolidated Balance Sheet Data (1)
                                            March 31,                        December 31,_______________
                                            ---------        -----------------------------------------------------
                                               2004          2003         2002        2001        2000        1999
                                               ----          ----         ----        ----        ----        ----
----------------------------------------- --------------- ------------ ------------ ---------- ------------ -------
----------------------------------------- --------------- ------------ ------------ ---------- ------------ ----------
Cash and cash equivalents                    $    202        $    602      $   562   $   536      $   627      $   817
Short-term borrowings                          22,919          16,960            -         -            -        1,500
Working capital                                10,479          10,565        3,954    14,139       10,866        9,793
Total assets                                   60,504          55,748       29,870    30,836       29,441       29,695
Long-term debt                                  3,103           3,203        2,670     2,875           59          172
Stockholders' equity                           16,539          17,236       25,451    26,025       26,580       25,443


(1) On October 8, 2003, the Company increased its ownership interest in Five Star's outstanding common stock from 48% to 54%, resulting in a controlling financial interest in Five Star and accordingly commenced consolidating Five Star's financial statements with those of the Company. Five Star's results of operations are included in the 2003 consolidated statement of operations as though a controlling financial interest had been acquired by the Company at the beginning of such year and, accordingly, Five Star's sales, cost of sales and expenses are included for the twelve months ended December 31, 2003. Five Star comprises the Company's new Home Improvement Distribution Segment. The acquisition of a controlling financial interest was accounted for as a purchase transaction.

   The following table represents the Company's unaudited pro forma consolidated statements of operations for the years ended December 31, 2003 and 2002, as if the acquisition of a controlling financial interest in Five Star had been completed at the beginning of each period. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such dates, nor is it necessarily indicative of future operating results (in thousands, except per share data):

        ------------------------------------ -----------------------------------
                                                   Year ended December 31,
        ------------------------------------ -----------------------------------
        ------------------------------------ ------------------ ----------------
                                                       2003               2002
        ------------------------------------ ------------------ ----------------
        ------------------------------------ ------------------ ----------------
        Sales                                      $103,698           $104,070
        Income before minority interest                  61                585
        Minority interest                              (319)              (180)
        Net income                                     $ 32              $ 405
        Net income per share
        Basic and diluted                         $    .00          $     .03
        ------------------------------------ ------------------ ----------------

   As a result of an issuer tender offer by Five Star, approximately 2,648,000 shares of Five Star common stock were tendered and acquired by Five Star effective March 31, 2004 at a cost of $657,000. The effect of such tender offer was to increase our ownership in Five Star to approximately 64% at March 31, 2004.




                             SPECIAL CONSIDERATIONS

Risks Related to the Distribution

We will have increased expenses as an independent public company. This could impair our profitability.

         We do not have an operating history as an independent company. Our business has historically relied on GP Strategies for various financial, managerial and administrative services and has been able to benefit from the earnings, assets and cash flows of GP Strategies' other businesses. GP Strategies will not be obligated to provide assistance or services to National Patent Development after the spin-off, except as provided in certain agreements entered into by the companies in connection with the spin-off, including the agreement pursuant to which the distribution will be effected and an agreement by GP Strategies to provide certain management services to National Patent Development. See "Relationship Between GP Strategies and National Patent Development." We also may not be able to develop our own management after the termination of the agreement under which GP Strategies will provide management services.

         Following the spin-off, we will incur the costs and expenses associated with the management of a public company. The spin-off may result in some temporary disruption to the business operation, as well as to the organization and personnel structure, of National Patent Development, which may have an adverse effect on our financial condition.

Our historical consolidated financial information may not be representative of our historical results as an independent company; therefore, it may not be reliable as an indicator of historical or future results.

         Our historical consolidated financial information included in this Information Statement may not reflect what our financial condition, results of operations and cash flows would have been on a historical basis had we operated our business as an independent company during the periods presented or what our financial condition, results of operations and cash flows will be in the future. This is because our historical consolidated financial statements include allocations for services provided or procured by GP Strategies, which we may not be able to procure or provide ourselves on the same basis. In addition, we have not made adjustments to our historical consolidated financial information to reflect other changes that will occur in our cost structure, financing and operations as a result of the spin-off. These changes could potentially include increased costs associated with reduced economies of scale and a higher cost of capital, and also changes in how we fund our operations and development and pursue our strategic objectives. Therefore, our historical consolidated financial statements may not be indicative of our future performance as an independent company.

GP Strategies and you would have federal income tax liabilities if the Tax Ruling were revoked.

         GP Strategies has received a ruling from the Internal Revenue Service, or IRS, to the effect that, among other things, the spin-off will be tax free to GP Strategies and GP Strategies stockholders under Section 355 of the Internal Revenue Code of 1986. We refer to this ruling as the Tax Ruling. The Tax Ruling, while generally binding upon the IRS, is based upon factual representations and assumptions made in the ruling request. If those factual representations and assumptions were materially untrue, or the facts upon which the Tax Ruling is based are materially different from the facts at the time of the spin-off, the IRS could modify or revoke the Tax Ruling retroactively.

         If the spin-off failed to qualify under Section 355 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which GP Strategies is the common parent based upon the difference between the aggregate fair market value of the stock of National Patent Development and the adjusted tax basis of such stock to GP Strategies prior to the spin-off. The corporate level tax would be payable by GP Strategies. We have agreed to indemnify GP Strategies for this and other tax liabilities if they result from certain actions taken by National Patent Development. See "Relationship between GP Strategies and National Patent Development--Tax Sharing Agreement." In addition, under the Internal Revenue Code's consolidated return regulations, each member of GP Strategies' consolidated group (including National Patent Development) is severally liable for these tax liabilities. If National Patent Development is required to indemnify GP Strategies for these liabilities or otherwise is found liable to the IRS for these liabilities, the resulting obligation could materially adversely affect our financial condition.

         Additionally, if the spin-off were not to qualify under Section 355 of the Internal Revenue Code, then each owner of GP Strategies stock who receives shares of National Patent Development common stock in the spin-off would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of National Patent Development common stock received on the date it is received.

Risks Related to our Business

MXL's revenue and financial condition could be adversely affected by the loss of business from significant customers.

         For the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, revenue from MXL's three largest customers represented approximately 26%, 44%, 37%, 52%, and 54% of MXL's revenue, respectively. MXL's revenue has declined over the past three years, partly due to the loss of business from its most significant customers. MXL has no significant long-term supply contracts and therefore its operations are dependent on its clients' continued satisfaction with its services and their continued willingness to engage MXL, rather than its competitors, to deliver such services.

MXL's source of raw materials may be limited.

         MXL's primary raw material is plastic resin (principally polycarbonate). In the past, MXL primarily relied on one supplier for its raw materials. Due to new entrants in the market to supply plastic resin, MXL currently uses two suppliers and could choose from one or more other suppliers for plastic resin. However, if the number of suppliers again declined to past levels, MXL would be dependent on limited sources of supply for its raw materials, and the failure of MXL to fulfill its raw material requirement could have a material adverse affect on its business and financial condition.

If our subsidiaries are unable to compete successfully, our revenues may be adversely affected.

         Competition in the optical plastics industry is vigorous. MXL's customers require state-of-the-art technology. In order to keep pace with MXL's customers' needs, MXL is required to constantly develop and improve its technology, facilities and production equipment and methods. MXL's future success will depend upon its ability to gain expertise in technological advances rapidly and respond quickly to evolving industry trends and client needs.

         Competition within the do-it-yourself industry is intense. There are large national distributors commonly associated with national franchises such as Ace and TruServ as well as smaller regional distributors, all of whom offer products and services similar to those offered by Five Star. Moreover, in some instances, manufacturers will bypass distributors and choose to sell and ship their products directly to retail outlets. In addition, Five Star's customers face stiff competition from Home Depot, which purchases directly from manufacturers, and national franchises such as Ace and TruServ. Five Star competes principally through its strategically placed distribution centers and its extensive inventory of quality, name-brand products. Five Star will continue to focus its efforts on supplying its products to its customers at a competitive price and on a timely, consistent basis.

         Our subsidiaries' inability to compete successfully would materially adversely affect our business and financial condition.

Risks Related to Our Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the distribution.

         There has been no trading market for our common stock. In general, all shares of common stock distributed in the distribution will be freely tradeable and our common stock will be quoted on the OTC Bulletin Board. We cannot, however, predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this Information Statement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability.

We have agreed to restrictions and adopted policies that could have possible anti-takeover effects.

         We have agreed to certain restrictions on our future actions to assure that the spin-off will be tax-free, including restrictions with respect to an acquisition of shares of National Patent Development common stock. If we fail to abide by these restrictions, and, as a result, the spin-off fails to qualify as a tax-free reorganization, National Patent Development will be obligated to indemnify GP Strategies for any resulting tax liability. The potential tax liability that could arise from an acquisition of shares of National Patent Development common stock, together with our related indemnification obligations, could have the effect of delaying, deferring or preventing a change in control of National Patent Development. See "Relationship between GP Strategies and National Patent Development--Tax Sharing Agreement."

         Several provisions of our Certificate of Incorporation and Bylaws could deter or delay unsolicited changes in control of National Patent Development. These include limiting the stockholders' powers to amend the Bylaws or remove directors, and prohibiting the stockholders from increasing the size of the Board of Directors or acting by written consent instead of at a stockholders' meeting. Our Board of Directors has the authority, without further action by the stockholders to fix the rights and preferences of and issue preferred stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in control or management of National Patent Development, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Anti-Takeover Effects of Certain Provisions" and "Description of Capital Stock."



                           FORWARD-LOOKING STATEMENTS

         This Information Statement contains forward-looking statements that are not based on historical facts. We use words such as "expects," "intends" and "anticipates" to indicate forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Special Considerations" and "Management's Discussions and Analysis of Financial Condition and Results of Operations."

         If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  THE SPIN-OFF

Reasons for the Spin-Off

         The GP Strategies Board of Directors has determined that the distribution of 100% of the outstanding common stock of National Patent Development to owners of GP Strategies common stock and Class B capital stock will enable the management of each of GP Strategies and National Patent Development to operate and develop those businesses more effectively. The GP Strategies Board of Directors has concluded that the spin-off is in the best interests of GP Strategies, National Patent Development and GP Strategies' stockholders because it believes that:

o by engaging in the spin-off, GP Strategies would improve its access to capital and can significantly improve its borrowing capacity, thereby satisfying its need to raise additional funds as well as achieving other corporate benefits;

o having two separate public companies will enable financial markets to evaluate each company more effectively, thereby enhancing stockholder value over the long term for both companies and making the stock of each more attractive as currency for future acquisitions;

o the spin-off will provide National Patent Development's management with increased strategic flexibility and decision-making power to realize significant growth opportunities; and

o                 having a separate management and ownership structure for

                  National Patent Development will provide equity based compensation that is more closely related to the business in which its employees work.

         The GP Strategies Board of Directors explored various alternatives to the spin-off, including the sale of MXL, Five Star, and the non-core assets, or distributing certain of those assets directly to our existing shareholders. The GP Strategies Board of Directors determined that a tax free spin-off would most enhance shareholder value and improve liquidity for the shareholders.

Actions to Be Taken Prior to the Distribution

         Prior to the distribution of common stock of National Patent Development to the stockholders of GP Strategies, or the Distribution, GP Strategies and National Patent Development will have engaged in certain transactions in preparation for the spin-off.

         On October 17, 2003, GP Strategies transferred 1,000,000 of its shares in Millennium Cell and its investment in Valera Pharmaceuticals to MXL in repayment of approximately $10,000,000 of debt owed by GP Strategies to MXL. We refer to this transaction as the "Repayment."

         GP Strategies and National Patent Development agreed to allocate to National Patent Development $1,875,000 of the $7,500,000 received for the sale of certain notes and warrants to certain Gabelli funds. See "Relationship between GP Strategies and National Patent Development-Gabelli Transaction Mortgage" and "Description of Warrants." Prior to the Distribution, GP Strategies will transfer these funds to National Patent Development. We refer to this transaction as the "Gabelli Allocation."


         Prior to the Distribution, GP Strategies will transfer to National Patent Development the right to receive certain proceeds (if any) of a pending litigation and arbitration claim, all of the MXL stock, and certain other non-core assets, including its shares in Five Star and certain debt of Five Star, in exchange for all of the common stock of National Patent Development. Such sale of National Patent Development common stock is exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering of securities. Finally, National Patent Development will transfer to MXL the interest in the litigation and arbitration claim and the non-core assets it received, in exchange for additional MXL stock. We refer to the transactions described in this paragraph as the "Contribution," and we refer to the Repayment, the Gabelli Allocation, and the Contribution collectively as the "Corporate Restructuring Transactions."


Manner of Effecting the Spin-Off


         GP Strategies will effect the spin-off as of the close of business on August 13, 2004. At that time, GP Strategies will distribute all of the outstanding common stock of National Patent Development to the stockholders of GP Strategies on a pro-rata basis so that each holder of GP Strategies stock will receive one share of National Patent Development common stock for each share of GP Strategies common stock or Class B capital stock held as of the close of business on August 10, 2004.

         National Patent Development stock will be issued as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing National Patent Development common stock will be mailed to registered holders of GP Strategies common stock in the ordinary course. If you are a stockholder of record of GP Strategies stock on the record date, National Patent Development's transfer agent, Computershare Investor Services LLC, will hold your book-entry shares. On or about August 13, 2004, Computershare Investor Services LLC will mail you a direct registration transaction advice reflecting your ownership interest in shares of National Patent Development common stock. When you receive this advice, you will receive information explaining the direct registration system and telling you how to obtain physical certificates if you desire to do so. You may also retain, transfer or sell the shares, or transfer the shares to a brokerage account. Notwithstanding the foregoing, holders of legended stock certificates representing GP common stock or Class B stock will receive legended physical stock certificates representing their National Patent Development common stock.



         No owner of GP Strategies stock will be required to pay any cash or other consideration for shares of National Patent Development received in the spin-off or to surrender or exchange any shares of GP Strategies stock to receive shares of National Patent Development. The actual total number of shares of National Patent Development common stock to be distributed will depend on the number of shares of GP Strategies stock outstanding on August 10, 2004. The shares of National Patent Development common stock distributed in the spin-off will be fully paid and nonassessable and will not be entitled to preemptive rights. See "Description of Capital Stock."



Distribution Agreement

         The spin-off will be made pursuant to a distribution agreement between GP Strategies and National Patent Development, which we refer to as the Distribution Agreement. The Distribution Agreement:

          o sets forth the principal corporate transactions that are intended to be effected prior to the spin-off, including the Corporate Restructuring Transactions,

          o provides for execution and delivery of certain of the agreements described in "Relationship between GP Strategies and National Patent Development,"

          o provides for the allocation of certain assets and liabilities between National Patent Development and GP Strategies, and for the transfer to and assumption by the appropriate company of those assets and liabilities,

          o    establishes the procedures to effect the spin-off, and

          o provides for the distribution of the National Patent Development common stock to the stockholders of GP Strategies.

         Under the Distribution Agreement, the distribution is subject to the satisfaction or waiver by the GP Strategies Board of Directors of certain conditions. These include, among other customary conditions, the following:

          o the registration statement filed with the Securities and Exchange Commission in order to register the National Patent Development common stock shall have been declared effective and no stop order shall be entered, initiated or threatened,

          o quotation of the National Patent Development common stock on the OTC Bulletin Board,

          o    the Tax Ruling shall continue to be in effect,

          o    the Corporate Restructuring Transactions shall be completed,

          o the National Patent Development Certificate of Incorporation and Bylaws shall be in effect, and

          o the National Patent Development Board of Directors, as named under "Management--Directors," and the National Patent Development officers, as named under "Management--Executive Officers," shall have been elected.

         Under the Distribution Agreement, GP Strategies and National Patent Development have each agreed to retain certain books and records and to make available to the other its personnel, property, books, records, and other data and information relating to operations before the distribution as may be required for the requesting party's business (but not for competitive purposes). Each has also agreed to make generally available its officers, directors, employees, and agents for fact finding, consultation or interviews, and as witnesses in connection with certain legal actions.

         Each of GP Strategies and National Patent Development has also agreed to indemnify the other in connection with the liabilities it assumes and any breach by it of the Distribution Agreement or other agreements entered into in connection with the spin-off. In particular, GP Strategies and National Patent Development each agreed that neither would take any action that might cause the spin-off of National Patent Development to not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. Should one party take an action which causes the spin-off not to so qualify, then that party would be liable to the other for any taxes incurred by the other from the failure of the spin-off to qualify as a tax-free distribution. The Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters.

         The Distribution Agreement provides that it may be terminated or amended, modified, or abandoned at any time prior to the Distribution in the sole discretion of GP Strategies, without National Patent Development's approval or the approval of GP Strategies' stockholders. In the event of a termination of the Distribution Agreement, no party shall have any liability of any kind to any other party. After the Distribution, the Distribution Agreement generally may not be terminated except by an agreement in writing signed by GP Strategies and National Patent Development.

Results of Spin-Off



         After the spin-off, National Patent Development will be a separate public company. Immediately after the spin-off, the number and identity of stockholders of record of National Patent Development will be the same as the number and identity of stockholders of record of GP Strategies on August 10, 2004, the record date for the spin-off, and the number of shares of National Patent Development common stock issued and outstanding will equal the number of shares of GP Strategies common stock and Class B capital stock issued and outstanding on such record date. As of the close of business on August 10, 2004, GP Strategies had ____ stockholders of record and ____ shares of common stock and Class B capital stock issued and outstanding. The spin-off will not affect the number of outstanding shares of GP Strategies stock or the rights of GP Strategies stockholders. Shares of GP Strategies common stock will continue to be listed on the New York Stock Exchange under the symbol "GPX."


Other Consequences

         The exercise price of outstanding GP Strategies options and warrants will be adjusted based on the relative fair market values of the GP Strategies stock before and after the spin-off. National Patent Development has also agreed to issue certain warrants following effectiveness of the spin-off. See "Description of Warrants."

 Material Federal Income Tax Consequences of the Spin-Off

         The following summary discusses the material U.S. federal income tax consequences of the spin-off of National Patent Development to United States Holders of GP Strategies common stock or Class B capital stock. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).

         As used in this document, the term "United States Holder" means:

          o    a citizen or resident of the United States;

          o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

          o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         The term United States Holder also includes certain former citizens and residents of the United States.

         This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

          o    certain financial institutions;

          o    insurance companies;

          o    tax-exempt organizations;

          o    dealers in securities or foreign currencies;

          o persons holding GP Strategies common stock or Class B capital stock as part of a hedge;

          o United States Holders whose functional currency is not the U.S. dollar;

          o partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

          o    persons subject to the alternative minimum tax;

          o stockholders who acquired their GP Strategies common stock or Class B capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

          o    holders of options granted under any GP Strategies benefit plan.

         In addition, this summary is limited to stockholders that hold their GP Strategies common stock or Class B capital stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

         Accordingly, each GP Strategies stockholder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to him or her of the spin-off.

         GP Strategies has obtained the Tax Ruling from the IRS to the effect that the spin-off will be tax-free to GP Strategies and its stockholders under Sections 355 and 368(a) of the Internal Revenue Code. The Tax Ruling's continuing validity is subject to factual representations and assumptions. Neither GP Strategies nor National Patent Development is aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

         Assuming the continuing effectiveness of the Tax Ruling, for U.S. federal income tax purposes, the tax consequences of the spin-off are as follows:

o no gain or loss will be recognized by, and no amount will be included in the income of, GP Strategies upon the spin-off of National Patent Development other than gains, if any, related to certain intercompany transactions that will be triggered by the spin-off;

o no gain or loss will be recognized by, and no amount will be included in the income of, United States Holders of GP Strategies common stock or Class B capital stock upon their receipt of shares of National Patent Development common stock in the spin-off;

o a United States Holder of GP Strategies common stock or Class B capital stock will apportion the tax basis of such holder's GP Strategies common stock or Class B capital stock on which National Patent Development common stock is distributed between such holder's GP Strategies stock and the National Patent Development common stock received in the spin-off in proportion to the fair market values of such GP Strategies stock and National Patent Development common stock on the date of the spin-off; and

o the holding period of the shares of National Patent Development common stock received by a United States Holder of GP Strategies common stock or Class B capital stock in the spin-of will include the period during which such holder held the GP Strategies common stock or Class B capital stock on which the National Patent Development common stock is distributed.

         Current Treasury Regulations require each holder of GP Strategies common stock or Class B capital stock who receives National Patent Development common stock in the spin-off to attach to his or her federal income tax return for the year in which the National Patent Development spin-off occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the National Patent Development spin-off. GP Strategies will provide the appropriate information to each of its stockholders of record.

         If the spin-off failed to qualify under Section 355 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which GP Strategies is the common parent based upon the difference between the aggregate fair market value of the stock of National Patent Development and the adjusted tax basis of such stock to GP Strategies prior to the spin-off. The corporate level tax would be payable by GP Strategies. We have agreed to indemnify GP Strategies for this and other tax liabilities if they result from certain actions taken by National Patent Development. See "Relationship between GP Strategies and National Patent Development--Tax Sharing Agreement." In addition, under the Internal Revenue Code's consolidated return regulations, each member of GP Strategies' consolidated group (including National Patent Development) is severally liable for these tax liabilities. If National Patent Development is required to indemnify GP Strategies for these liabilities or otherwise is found liable to the IRS for these liabilities, the resulting obligation could materially adversely affect our financial condition.

         Additionally, if the spin-off were not to qualify under Section 355 of the Internal Revenue Code, then each owner of GP Strategies stock who receives shares of National Patent Development common stock in the spin-off would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of National Patent Development common stock received on the date it is received. In such a case, the distribution will be a taxable dividend to the stockholder to the extent that the distribution is made out of current or accumulated earnings and profits of GP Strategies. If the amount of the distribution exceeds current and accumulated earnings and profits, the excess amount will be a tax-free return of capital to the extent of the stockholder's tax basis in the GP Strategies stock and then any remaining amount will be taxable gain to the stockholder. No loss will be recognized. Any gain recognized by a stockholder will be capital gain, provided the GP Strategies shares are held as capital assets. Capital gains are long term if the GP Strategies stock is held for more than twelve months at the time of the distribution. For individuals, the maximum federal income tax rate applicable to long-term capital gains and dividends is generally 15%.

Quotation of National Patent Development Common Stock

         There currently is no public market for National Patent Development's common stock and we do not intend to list National Patent Development common stock on a securities exchange or Nasdaq. However, National Patent Development common stock will be quoted on the OTC Bulletin Board.

         The prices at which the National Patent Development common stock will trade following the spin-off will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for National Patent Development common stock, investor perceptions of National Patent Development, its business and prospects, results of operations, and general economic and market conditions.

         Prior to the record date for the spin-off, GP Strategies stock will continue to trade on a regular basis reflecting the combined value of GP Strategies and National Patent Development.

         The Transfer Agent and Registrar for the National Patent Development common stock will be Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690-5430, Telephone: 312-360-5430. As of August 10, 2004, there were ___ record holders of GP Strategies stock, which equals the number of prospective record holders of National Patent Development common stock immediately after the spin-off.


         National Patent Development common stock distributed in the spin-off generally will be freely transferable under the Securities Act of 1933, or the Securities Act, except for securities received by persons who may be deemed to be affiliates of National Patent Development pursuant to Rule 405 under the Securities Act. Persons who may be deemed to be affiliates of National Patent Development after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with National Patent Development, including directors of National Patent Development. Persons who are affiliates of National Patent Development will be permitted to sell their shares of National Patent Development common stock received in the spin-off only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act (subject to the conditions set forth in Rule 144, other than its holding period requirements).

Reasons for Furnishing this Document

         This document is being furnished by GP Strategies solely to provide information to GP Strategies stockholders who will receive National Patent Development common stock in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of GP Strategies or National Patent Development. We believe that the information contained in this document is accurate as of the date on the cover. Changes may occur after that date, and neither GP Strategies nor National Patent Development will update the information except as is required in the normal course of their public disclosure practices.

       RELATIONSHIP BETWEEN GP STRATEGIES AND NATIONAL PATENT DEVELOPMENT

         Prior to the spin-off, National Patent Development will continue to be a wholly-owned subsidiary of GP Strategies. In the past, GP Strategies and entities that will become National Patent Development's subsidiaries as a result of the Corporate Restructuring Transactions, including MXL and Five Star (which became a majority-owned subsidiary of GP Strategies commencing in the fourth quarter of 2003), have engaged in various transactions with each other. These relationships, which include financial and managerial support by GP Strategies of these subsidiaries, will cease in their current forms at the time of the spin-off, except for certain financial guarantees of each others' obligations. GP Strategies and National Patent Development have entered or will enter into contracts that will govern certain relationships between them following the Distribution, including the Distribution Agreement and the agreements described below. National Patent Development and GP Strategies believe that these agreements are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

         The Distribution Agreement and the other agreements described below are included as exhibits to National Patent Development's registration statement on Form 10 of which this Information Statement is a part. The Agreements will be effective on or before the date of the Distribution. See "The
Spin-Off--Distribution Agreement."

Management Agreements

         National Patent Development's executive officers are also executive officers of GP Strategies and will remain on the payroll of GP Strategies. The executive officers will not receive any salary from National Patent Development; however, they will provide National Patent Development with management services under a management agreement between GP Strategies and National Patent Development to be entered into prior to completion of the spin-off. GP Strategies will charge National Patent Development a management fee to cover an allocable portion of the compensation of these officers, based on the time they spend providing services to National Patent Development, in addition to an allocable portion of certain other corporate expenses.

         In connection with the spin-off, National Patent Development will also enter into a separate management agreement with GP Strategies pursuant to which National Patent Development will provide certain general corporate services to GP Strategies. Under this management agreement, National Patent Development will charge GP Strategies a management fee to cover an allocable portion of the compensation of its employees, based on the time they spend providing services to GP Strategies, in addition to an allocable portion of corporate overhead related to services performed for GP Strategies and its subsidiaries.

         Both management fees will be paid quarterly. Any disagreements over the amount of such fees will be subject to arbitration. See the Unaudited Pro Forma Statements of Operations for the year ended December 31, 2003 included elsewhere in this Information Statement for the estimated impact of the management agreements on the operations of National Patent Development. Each of the management agreements will each have an initial term of three years, and, after two years, will be terminable by each of GP Strategies and National Patent Development, upon six months' prior written notice.

         GPS provides legal, tax, business development, insurance and employee benefit administration services to Five Star pursuant to a management services agreement for a fee of up to $10,000 per month. The agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of any renewal thereof. The agreement was renewed for 2003 and 2004. The management fee will increase to $25,000 per month effective July 1, 2004. Prior to the Distribution, GP Strategies will transfer to National Patent Development the rights and obligations under the management services agreement with Five Star.

Credit Agreement

         As of December 31, 2003, MXL provided security for General Physics' Financing and Security Agreement, or the Credit Agreement. The Credit Agreement provides for a maximum outstanding balance of $25 million and was secured by certain of the assets of General Physics and the accounts receivable of MXL. The

Credit Agreement is also guaranteed by GP Strategies. MXL provided a limited guaranty up to the value of its account receivable collateral securing the Credit Agreement. For the continuation of the bank's security interest in MXL's accounts receivable and the continuation of its limited guarantee after the spin-off, General Physics paid MXL an annual guarantee fee of 2% of the value of the borrowing base collateral attributable to MXL, calculated monthly. At General Physics' option, General Physics could eliminate MXL's accounts receivable from the borrowing base under the Credit Agreement, provided that General Physics made a mandatory prepayment under the Credit Agreement to eliminate any borrowing base deficiency. At such point, all obligations of MXL relating to the Credit Agreement would terminate, MXL's limited guaranty of the Credit Agreement would become void, and General Physics would no longer be required to pay to MXL the guarantee fee. In March 2004 General Physics eliminated MXL's accounts receivable from the borrowing base, no mandatory prepayment was required by General Physics, and the guarantee fee was eliminated.


Tax Sharing Agreement

         The following is a summary of the Tax Sharing Agreement that will be entered into between GP Strategies and National Patent Development.

         National Patent Development is currently included in GP Strategies' federal consolidated income tax group and National Patent Development's tax liability will be included in the consolidated federal income tax liability of GP Strategies until the time of the spin-off. The Tax Sharing Agreement will provide for tax sharing payments between GP Strategies and National Patent Development for periods prior to the spin-off, so that National Patent Development will be generally responsible for the taxes attributable to its lines of business and entities comprising it and GP Strategies will be generally responsible for the taxes attributable to its lines of business and the entities comprising it.

         GP Strategies and National Patent Development will agree that taxes related to intercompany transactions that are triggered by the National Patent Development spin-off will be generally allocated to GP Strategies.

         GP Strategies and National Patent Development will agree that joint non-income tax liabilities will generally be allocated between GP Strategies and National Patent Development based on the amount of such taxes attributable to each group's line of business. If the line of business with respect to which the liability is appropriately associated cannot be readily determined, the tax liability will be allocated to GP Strategies.

         Under the Distribution Agreement, GP Strategies and National Patent Development each agreed that neither would take any action that might cause the spin-off of National Patent Development to not qualify as a tax-free distribution under Section 355 of the Code. Should one party take an action which causes the spin-off not to so qualify, then that party would be liable to the other for any taxes incurred by the other from the failure of the spin-off to qualify as a tax-free distribution.

Gabelli Transaction Mortgage

         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008, or the Gabelli Notes, and 937,500 warrants, or the GP Warrants, each entitling the holder thereof to purchase (subject to adjustment) one share of GP Strategies common stock. See "Description of Warrants." The Gabelli Notes are secured by a mortgage on GP Strategies' property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. See "Business--Pawling Property." MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property. GP Strategies and National Patent Development agreed to allocate to National Patent Development $1,875,000 of the $7,500,000 received for the Gabelli Notes and GP Warrants. Prior to the Distribution, GP Strategies will transfer these funds to National Patent Development pursuant to the Gabelli Allocation.


Financial Guarantees

         GP Strategies has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses, totaling approximately $1,589,000 per year through the first quarter of 2007, and an aggregate of $116,000 for certain equipment leases through April 2004. GP Strategies' guarantee of such leases was in effect when the Five Star business was conducted by a wholly-owned subsidiary of GP Strategies. In 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to the predecessor corporation of Five Star. As part of this transaction, the landlord of the New Jersey and Connecticut facilities and the lessor of the equipment did not consent to the release of GP Strategies' guarantee. GP Strategies has also guaranteed the mortgages for MXL's Illinois and Pennsylvania properties through June 2006 and March 2011, respectively, as well as $700,000 in debt entered into by MXL on October 1, 2003 in connection with the acquisition of certain assets from AOtec, LLC. GP Strategies' guarantees will continue after the spin-off.

Claims Relating to Learning Technologies Acquisition

         On January 3, 2001, GP Strategies commenced an action alleging that MCI Communications Corporation, or MCI, MCI's Systemhouse subsidiaries, or Systemhouse, and Electronic Data Systems Corporation, as successor to Systemhouse, or EDS, committed fraud in connection with GP Strategies' 1998 acquisition of Learning Technologies from the defendants for $24.3 million. GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs.

         The complaint, which is pending in the New York State Supreme Court, alleges that the defendants created a doctored budget to conceal the poor performance of the United Kingdom operation of Learning Technologies. The complaint also alleges that the defendants represented that Learning Technologies would continue to receive new business from Systemhouse even though the defendants knew that the sale of Systemhouse to EDS was imminent and that such new business would cease after such sale. In February 2001, the defendants filed answers denying liability. No counterclaims against the plaintiffs have been asserted. Although discovery had not yet been completed, defendants made a motion for summary judgment, which was submitted in April 2002. The motion was denied by the court due to the MCI bankruptcy described below, but with leave to the other defendants to renew.


         The defendants other than MCI then made an application to the court to stay the fraud action until a later-commenced arbitration, alleging breach of the acquisition agreement and of a separate agreement to refer business to General Physics on a preferred provider basis and seeking actual damages in the amount of $17.6 million plus interest, is concluded. In a decision dated May 9, 2003, the court granted the motion and stayed the fraud action pending the outcome of the arbitration. Limited discovery was conducted in connection with the arbitration. The arbitration hearings began on May 17, 2004 and concluded on May 24, 2004 before JAMS, a private dispute resolution firm.


         MCI filed for bankruptcy protection in July 2002. As a result, the action was automatically stayed as to MCI. GP Strategies and its subsidiary, General Physics, both filed timely Proofs of Claim in the United States Bankruptcy Court against MCI and WorldCom, Inc., among others. On or around April 22, 2003, MCI served objections to these Proofs of Claim. On May 15, 2003, GP Strategies and General Physics submitted their opposition to the objections. GP Strategies and General Physics subsequently made a motion in Bankruptcy Court to lift the automatic stay to permit the litigation to proceed against MCI. In February 2004, the Bankruptcy Court granted the motion of GP Strategies and General Physics to the extent that they sought to have the stay lifted so that the state court could rule on the merits of MCI's summary judgment motion. On February 19, 2004, GP Strategies and General Physics notified the state court of the Bankruptcy Court's decision.


         GP Strategies will make a capital contribution to National Patent Development, which in turn will transfer to MXL, the right to receive the first $5 million of any proceeds (net of litigation expenses), and 50% of any proceeds (net of litigation expenses) in excess of $15 million, received with respect to the foregoing claims.

                                CAPITALIZATION

         The following table sets forth (a) the capitalization of National Patent Development as of March 31, 2004, which gives effect to the Contribution, and (b) our pro forma capitalization at that date, which also gives effect to
(i) the Gabelli Allocation and (ii) the Distribution.

         The capitalization table below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements, and our unaudited pro forma consolidated financial statements and the notes to those financial statements included elsewhere in this Information Statement.

         The capitalization table below may not be indicative of our capitalization or financial condition had the Contribution been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operated as a separate, independent entity at that date and is not necessarily indicative of our future capitalization or financial condition.

                                                                                    As of
                                                                                March 31, 2004
                                                              ----------------------------------
                                                            (unaudited, in thousands, except per share data)

                                                                      Actual              Pro Forma(1)
Preferred stock, authorized 10,000,000 shares,
 par value $.01 per share; none issued
Common stock, authorized 30,000,000
 shares, par value $.01 per share; issued
 and outstanding 17,618,166 shares (pro forma)(2)                                                 $176
Paid in capital                                                                                 20,015
Stockholder's investment                                               $18,316
Accumulated deficit                                                       (797)                   (797)
Accumulated other comprehensive income                                    (980)                   (980)
                                                                       -------                --------
Total stockholders' equity                                             $16,539                 $18,414
                                                                       =======                 =======
--------------------

(1) See the pro forma consolidated financial information and notes thereto included elsewhere herein.

(2) The number of shares outstanding is based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding at March 31, 2004. The actual number of shares ultimately to be issued by National Patent Development and distributed will depend on the number of shares of GP Strategies common stock and Class B capital common stock outstanding on the record date of the Distribution.

                                 DIVIDEND POLICY

         We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business, including the repayment of debt, future acquisitions, and capital expenditures. The payment and amount of any dividends will be subject to the discretion of our board of directors. We expect that our Board of Directors will periodically reevaluate this dividend policy, taking into account our financial condition, results of operations, cash requirements, capital needs, debt restrictions, prospects, and other factors.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

         The historical financial statements of National Patent Development assume that the Contribution had occurred as of the beginning of the period or at the date indicated.

         The following unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 presents the results of operations of National Patent Development assuming (a) additional overhead to be incurred by National Patent Development in connection with the spin-off (we refer to this additional overhead as the "Additional Overhead") and (b) the Distribution had occurred as of the beginning of the period presented. The Additional Overhead reflects management's belief that the operations of National Patent Development after the spin-off will require greater overhead than the overhead allocation historically associated with the National Patent Development business. The Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2004 is not presented because the historical Consolidated Statement of Operations for the period reflects a level of corporate allocations from GP Strategies for which no Additional Overhead is believed necessary.

         The following unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2004 presents the balance sheet of National Patent Development assuming the Gabelli Allocation and the Distribution had also occurred on that date.

          In the opinion of management, the unaudited Pro Forma Consolidated Financial Statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the Additional Overhead, the Gabelli Allocation, and the Distribution on National Patent Development's historical financial information. The adjustments are described in the Notes to the Pro Forma Consolidated Financial Information (Unaudited) and are set forth in the "Pro Forma Adjustments" columns.

         The unaudited Pro Forma Consolidated Financial Information of National Patent Development should be read in conjunction with the historical financial statements of National Patent Development beginning on page F-1. We have presented unaudited pro forma financial information to give you a better picture of what our financial statements might have looked like if the Additional Overhead, the Gabelli Allocation, and the Distribution had occurred as of such dates. Actual results may have differed from pro forma results. You should not rely on the pro forma financial information as being indicative of the financial position that would have resulted, the results of operations that would have been attained or future results after the spin-off.

                     NATIONAL PATENT DEVELOPMENTCORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                        (in thousands, except share data)
                                   (unaudited)


                                                                        Pro forma          Pro forma
                                                    Historical         Adjustments       Consolidated
         Sales                                         $103,698                             $103,698
         Cost of sales                                   84,116                               84,116
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Gross margin                                    19,582                               19,582
         Selling, general and administrative            (18,274)           (1,600)(A)        (19,662)
                                                                              212 (B)
         Interest expense                                  (864)                                (864)
         Other income                                       (61)                                 (61)
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Income (loss) before income taxes and
         minority interest                                  383            (1,388)            (1,005)
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Income tax (benefit) expense                       176                83 (C)            259
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Income (loss) before minority interest             207            (1,471)            (1,264)
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Minority interest                                 (311)               (8)(D)           (319)
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Net  income(loss)                                $(104)         $ (1,479)          $ (1,583)
         ------------------------------------------ -------------- -------------------- ----------------
         ------------------------------------------ -------------- -------------------- ----------------
         Pro forma net (loss) per share:
         Basic and diluted                                                                   $ (.09)
                                                                                             ======-
         Number of common
           shares outstanding (E)                                                       17,618,166
                                                                                        ==========



                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2004
                                 (in thousands)
                                   (unaudited)



                                                                            Pro forma       Pro forma
                                                           Historical      Adjustments     Consolidated
      Assets
      Current assets
      Cash and cash equivalents                              $    202         $1,875(F)        $2,077
      Accounts and other receivables, net                      19,425                          19,425
      Inventories                                              27,967                          27,967
      Receivable from GP Strategies                             1,486                           1,486
      Deferred tax assets                                         213                             213
      Prepaid expenses and other current assets                   349                             349
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------
      Total current assets                                     49,642          1,875           51,517
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------

      Marketable securities available for sale                  2,028                           2,028
      Property, plant and equipment, net                        5,643                           5,643
      Other assets                                              3,191                           3,191
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------
                                                              $60,504         $1,875          $62,379
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------

      Liabilities and stockholders' equity
      Current liabilities
      Current maturities of long-term debt                   $    394                         $   394
      Short-term borrowing                                     22,919                          22,919
      Accounts payable and accrued expenses                    15,850                          15,850
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------
      Total current liabilities                                39,163                          39,163
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------

      Long-term debt less current maturities                    3,103                           3,103
      Deferred tax liability                                      114                             114
      Interest rate swap, at market                               196                             196

      Minority interest                                         1,389                           1,389

      Stockholder's equity
      Common stock                                                               176(G)           176
      Capital in excess of par value                                          18,140(G)        20,015
                                                                               1,875(F)
      Stockholder's investment                                 18,316        (18,423)(G)
      Accumulated deficit                                        (797)                           (797)
      Accumulated other comprehensive loss                       (980)                           (980)
      --------------------------------------------------- -------------- ---------------- ---------------
      Total stockholders' equity                               16,539          1,875           18,414
      --------------------------------------------------- -------------- ---------------- ---------------
      --------------------------------------------------- -------------- ---------------- ---------------
                                                              $60,504         $1,875          $62,379
      --------------------------------------------------- -------------- ---------------- ---------------


Notes to Pro forma Consolidated Financial Statements:

(A) To reflect estimated Additional Overhead consisting of (i) certain general corporate expenses necessary for National Patent Development to operate on a stand-alone basis, including compensation of certain corporate personnel transferred to National Patent Development, net of management fee estimated to be charged to GP Strategies for services performed plus (ii) estimated allocation of compensation and other expenses related to executive officers of both National Patent Development and GP Strategies, who will remain on the payroll of GP Strategies, for services estimated to be performed for National Patent Development.


(B) To reduce the depreciation expense relating to property, plant and equipment to reflect the reduction in property, plant and equipment resulting from the allocation of negative goodwill arising in purchase accounting.

(C) To record the tax effect of the negative goodwill arising in purchase accounting, which reduced property, plant and equipment.

(D) To record additional minority interest to reflect a 54% ownership interest in Five Star for the full fiscal year 2003.

(E) Pro forma basic and diluted (loss) per share is based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding at March 31, 2004.

(F) Adjustment to reflect the Gabelli Allocation of $1,875,000, which will be transferred to National Patent Development by GP Strategies prior to the Distribution. See "Actions to Be Taken Prior to the Distribution."


(G) To reflect the issuance of 17,618,166 shares of common stock based upon the number of shares of GP Strategies common stock and Class B capital stock outstanding on March 31, 2004. The actual number of shares ultimately to be issued by National Patent Development and distributed will depend on the number of shares of GP Strategies common stock and Class B capital stock outstanding on the record date of Distribution. The pro forma consolidated financial statements do not reflect warrants to purchase common stock that will be issued to certain Gabelli funds in connection with the spin-off. Such warrants may have a dilutive effect. See "Description of Warrants."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis together with the audited consolidated financial statements and notes thereto included elsewhere in this Information Statement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this Information Statement entitled "Special Considerations" and "Forward-Looking Statements."

General Overview

         The following is a discussion and analysis of the separate historical consolidated financial statements of National Patent Development and should be read in conjunction with those financial statements, which are found elsewhere in this Information Statement.

         The historical financial statements included herein may not be indicative of the results of operations, financial position and cash flows of National Patent Development in the future or had it operated as a separate, independent company during the periods presented. GP Strategies has provided to National Patent Development general management, legal, treasury, tax, and financial reporting services. GP Strategies' costs have been allocated to National Patent Development and included in the discussion herein on a basis that management believes is reasonable based on the historical business of National Patent Development. This allocation may not necessarily equal the costs that would have been or will be incurred by National Patent Development on a stand-alone basis. Management believes that the overhead of National Patent Development after the spin-off will be greater than the overhead based on the historical business of National Patent Development.

         The historical financial information included herein gives effect to the Contribution and the Repayment, but does not reflect the Additional Overhead, the Gabelli Allocation, or the Distribution, all of which are reflected in the unaudited pro forma financial information as of March 31, 2004 and for the year ended December 31, 2003.

         National Patent Development was incorporated on March 10, 1998 as a wholly-owned subsidiary of GP Strategies Corporation. In July 2002, GP Strategies announced that it was actively considering transferring certain of its non-core assets into National Patent Development and spinning-off National Patent Development to the stockholders of GP Strategies. On November 14, 2002, GP Strategies filed a ruling request with the Internal Revenue Service with respect to the federal tax consequences of the proposed spin-off, and received a favorable ruling on March 21, 2003. On February 12, 2004, National Patent Development was recapitalized whereby the authorized capital was changed to 10,000,000 shares of preferred stock and 30,000,000 shares of common stock.



         Following the Distribution, we will own 100% of the stock of MXL and a 64% interest in Five Star. We will operate in two segments: the Optical Plastics segment, composed of MXL, and the Home Improvement Distribution segment, composed of our interest in Five Star. We will also own certain of GP Strategies' other non-core assets, including an investment in a publicly held company, Millennium Cell; an approximately 19.6% interest in a private company, Valera Pharmaceuticals; certain real estate; and the right to certain proceeds, if any, from a litigation and arbitration claim. National Patent Development monitors Millennium Cell for progress in the commercialization of Millennium Cell's emerging technology and monitors Valera Pharmaceuticals for progress in the FDA approval process.

MXL Overview


         The primary business of MXL is the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and the application of abrasion and fog resistant coatings to those parts. MXL also designs and constructs injection molds for a variety of applications. Some of the products that MXL produces include:

     o facemasks and shields for recreation purposes and industrial safety companies,

     o precision optical systems, including medical optics, military eye wear and custom molded and decorated products, and

     o tools, including optical injection mold tools and standard injection mold tools.

         MXL's manufactures and sells its products to various commercial and government customers, who utilize MXL's parts to manufacture products that will be ultimately delivered to the end-user. MXL's government customers include various offices of the Department of Defense, while MXL's commercial customers are primarily in the recreation, safety, and security industries. MXL's commitments to its customers, consisting of unfilled sales orders or backlog, amounted to approximately $1.7 million as of December 2003. Some of MXL's consumer based products are considered to be at the high-end of their respective markets. As a result, sales of MXL's products may decline together with a decline in discretionary consumer spending; therefore a key performance indicator that the Company's management uses to manage the business is the level of discretionary spending in key markets, specifically the United States and Japan. Other key performance measures used by the Company's management to run the business include:

o        consumer confidence indices in key markets,

     o sales levels of complementary items in the recreational vehicle market, such as motorcycles, RV's and snowmobiles,

     o    levels of defense spending, and

     o    new OSHA safety standards.

         MXL believes that the principal strengths of its business are its state-of-the-art injection molding equipment, advanced production technology, high quality standards, and on time deliveries. However, due to the focused nature of the market, MXL has a limited customer base and tends to be adversely affected by a loss in business from its significant customers. As a result of losses of business from certain of its key customers, MXL sales and operating profits for the past three years have shown a declining trend, reflecting a loss in market share. To reverse the declining sales trend, a new management team with significant sales and marketing experience has been established in 2004. To further grow, MXL not only intends to regain market share in its existing market, but to leverage its expertise as a molder and coater of optical quality products by expanding into other markets and products. However, due to the spin-off, MXL may have less financial resources at its disposal with which to support and grow the business, as National Patent Development will have a smaller market capitalization and less access to capital markets than GP Strategies.




Five Star Overview


         Five Star is a publicly held company that is a leading distributor in the United States of home decorating, hardware, and finishing products. Five Star offers products from leading manufacturers in the home improvement industry and distributes those products to retail dealers, which include lumber yards, "do-it yourself" centers, hardware stores and paint stores. Five Star has grown to be one of the largest independent distributors in the Northeast United Stated by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers.

         The following key factors affect Five Star's financial and operation performance:

     o    its ability to negotiate the lowest prices from its suppliers,

     o its ability to increase revenue by obtaining new customers, while maintaining a level fixed cost structure by utilizing its existing warehouses,

     o    the housing market in general,

     o    consumers' confidence in the economy,

     o    consumers' willingness to invest in their homes, and

     o    weather conditions that are conducive to home improvement projects.

         The following key performance measures are utilized by the Company's management to run Five Star's business:

     o    new U.S. housing starts,


     o    sales of existing homes,

     o    sales of high margin products to its customers,

     o    purchases from each vendor, and

     o performance benchmarks used by Home Depot and Lowe's, such as number of stores and square footage, as well as financial benchmarks.

         Five Star operates in the Home Improvement market, which has grown in recent years and for which the Home Improvement Research Institute predicts average annual industry growth of nearly 5% for the next several years. Nonetheless, Five Star faces intense competition from large national distributors, smaller regional distributors, and manufacturers that bypass the distributor and sell directly to the retail outlet. The principal means of competition for Five Star are its strategically placed distribution centers and its extensive inventory of quality, name-brand products. In addition, Five Star's customers face stiff competition from Home Depot and Lowe's, which purchase directly from manufacturers. As a result of such competition, while the Home Improvement market has expanded significantly in recent years, Five Star's revenue has increased only incrementally, and such revenue would have declined if Five Star had not entered into new geographic sales territories as described below. In spite of this, the independent retailers that are Five Star's customers remain a viable alternative to Home Depot and Lowe's, due to the shopping preferences of and the retailer's geographic convenience for some consumers.

         Five Star has continued to expand its sales territory with an addition of a sales force servicing the Mid-Atlantic States, as far south as North Carolina, which has generated additional annual revenues of approximately $9 million since 2002. Five Star services this territory from its existing New Jersey warehouse, enabling Five Star to leverage its fixed costs over a broader revenue base. To further expand, Five Star will attempt to grow its revenue base in the Mid-Atlantic States, to acquire complementary distributors and to expand the distribution of its use of private-label products sold under the "Five Star" name. However, due to the spin-off, Five Star may have less financial resources at its disposal with which to support and grow the business, as National Patent Development will have a smaller market capitalization and less access to capital markets than GP Strategies.

Acquisition



       On October 8, 2003, we converted $500,000 principal amount of the then $3,500,000 Senior Unsecured 8% Note due June 30, 2005, as amended, or the Five Star Note, of Five Star into 2,000,000 shares of Five Star common stock, which 26increased our ownership in Five Star from approximately 48% to approximately 54% of the then outstanding Five Star common stock (we refer to our obtaining ownership of a majority of the outstanding Five Star common stock as the Five Star Majority Ownership). As a result, effective October 8, 2003, Five Star was consolidated in our financial statements.


         The amount outstanding from Five Star under the Five Star Note decreased from a balance of $4,500,000 at December 31, 2002 due to repayments of $1,000,000 prior to the conversion described above, $500,000 due to such conversion and a $200,000 repayment subsequent to such conversion. As of March 31, 2004 and December 31, 2003 the amount outstanding from Five Star to JL Distributors, Inc., our wholly-owned subsidiary, under the Five Star Note was $2,800,000. We converted $500,000 principal amount of the Five Star Note because we believed that the common stock of Five Star represented an attractive investment opportunity based on its valuation at that time.

Five Star Tender Offer

         On February 6, 2004, Five Star announced that it would repurchase up to 5,000,000 shares, or approximately 30%, of its outstanding common stock, through a tender offer for the shares at $0.21 per share, originally set to expire on March 16, 2004. On March 17, 2004, Five Star announced that it had increased the price it was offering to pay for the shares in the tender offer to $0.25 per share and had extended the offer to March 31, 2004. Approximately 2,648,000 shares of Five Star common stock were tendered and acquired by Five Star. The effect of the tender offer was to increase our ownership in Five Star to approximately 64%.

         If National Patent Development increases its ownership to at least 80% of Five Star's common stock, Five Star would become, for federal tax purposes, part of the affiliated group of which National Patent Development is the common parent. As a member of such affiliated group, Five Star would be included in National Patent Development's consolidated federal income tax returns, Five Star's income or loss would be included as part of the income or loss of the affiliated group and any of Five Star's income so included might be offset by the consolidated net operating losses, if any, of the affiliated group. Five Star has agreed to enter into a tax sharing agreement with GP Strategies (to be assigned to National Patent Development as part of the spin-off) pursuant to which Five Star will make tax sharing payments to National Patent Development, if Five Star becomes a member of the consolidated group, equal to 80% of the amount of taxes Five Star would pay if Five Star were to file separate consolidated tax returns but did not pay as a result of being included in the National Patent Development affiliated group.

The following table represents National Patent Development's pro forma consolidated statement of operations for the three months ended March 31, 2004, assuming the Five Star tender offer had been completed at the beginning of the period, and we had a 64% ownership interest in Five Star. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the tender offer actually been made at such date, nor is it necessarily indicative of future operating results (in thousands, except per share data):

              --------------------------------------- -----------------
              Sales                                          $29,121
              Loss before minority interest                     (178)
              Minority interest                                  (93)
              --------------------------------------- -----------------
              --------------------------------------- -----------------
              Net loss                                      $   (271)
              --------------------------------------- -----------------
              --------------------------------------- -----------------
              Net loss per share
              Basic and diluted                            $   (.02)
              --------------------------------------- -----------------


Consolidated Results of Operations

Three Months Ended March 31, 2004 compared to Three Months Ended March 31, 2003

         National Patent Development had losses before income taxes and minority interest of $204,000 for the three months ended March 31, 2004 as compared to income before income taxes and minority interest of $173,000 for the three months ended March 31, 2003. The decrease in profitability of $377,000 is primarily related to the following factors: (i) increased selling, general and administrative expenses of $373,000, partly due to higher allocation of expenses from GP Strategies and (ii) a decrease in investment and other income of $97,000, primarily due to a net loss on sales of stock of Millennium Cell, and Hemispherx Biopharma, Inc., or HEB. The decrease was partially offset by a higher gross margin of $93,000 which increased in proportion with the increase in revenue of the Home Improvement Distribution segment (consisting of Five
Star).


         Sales. For the three months ended March 31, 2004, sales increased by $1,690,000 from $27,431,000 for the three months ended March 31, 2003 to $29,121,000, mainly due to increased Home Improvement Distribution segment revenue of $1,776,000. The increase was primarily a result of increased sales to Five Star's existing customer base. Sales to existing customers have increased mainly due to Five Star offering more product lines for the retailers to stock, as well as Five Star conducting small local trade shows for its customers to create additional sales. Revenue was favorably affected by clement weather in the Northeast during the three months ended March 31, 2004, causing an increase in home improvement projects. The increase was offset by a decrease in Optical Plastics segment (consisting of MXL) revenue of $86,000. The decrease in Optical Plastics segment revenue was caused by lower levels of purchases from several key customers, due to prior year product introductions, which increased purchases by those customers, and a discontinuance of a product line associated with diabetes treatment produced by one of MXL's most significant customers following the first quarter of 2003. The decrease was partly offset by increased revenue from MXL's Massachusetts facility, purchased in September 2003.

         Gross margin. For the three months ended March 31, 2004, gross margin increased by $93,000 from $4,671,000 for the three months ended March 31, 2003 to $4,764,000 due to increased Home Improvement Distribution segment gross margin of $160,000. The increase in gross margin dollars was mainly due to the increase sales. Gross margin as a percentage of sales declined from 17.1 % for the three months ended March 31, 2003 to 16.6% for the three months ended March 31, 2004, mainly due to higher costs of merchandise purchases for the period, as well as a slight increase in warehousing expenses, in particular repairs and maintenance and utilities. Five Star includes warehousing expenses as part of cost of goods sold. The increase was offset by a decrease in Optical Plastics segment gross margin of $67,000. The decrease in Optical Plastics segment gross margin was primarily driven by a decrease in revenue, as well as product mix, as gross margin percentage decreased from 16.4% in the first quarter of 2003 to 13.9% in the first quarter of 2004.

         Selling, general and administrative. For the three months ended March 31, 2004, selling, general and administrative expenses increased by $373,000 from $4,295,000 for the three months ended March 31, 2003 to $4,668,000 partially due to increased allocations of GP Strategies corporate selling, general and administrative expenses of $188,000. The Home Improvement Distribution segment's selling, general and administrative expenses increased by $105,000 primarily due to increased legal and professional fees, salesman commissions, computer expenses and shipping expenses. The Optical Plastics segment's selling, general and administrative expenses increased by $80,000 primarily due to increased salaries and employee benefits, as well as rent associated with MXL's Massachusetts facility.

         Investment (loss) and other income, net. National Patent Development incurred investment and other losses of $95,000 the three months ended March 31, 2004 mainly due to a net loss on sales of Millennium and HEB stock, as compared to other income of $2,000 for the three months ended March 31, 2003.

         Income taxes. National Patent Development had an effective tax rate of (12.7)% and 57.8% for the three months ended March 31, 2004 and March 31, 2003, respectively. The rate was primarily due to non-deductible expenses and impairment and realized losses for equity investments for which no benefit had been provided.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

         National Patent Development had income before income taxes and minority interest of $383,000 for the year ended December 31, 2003 as compared to income before income taxes and minority interest of $292,000 for the year ended December 31, 2002. The increase in profitability of $91,000 is primarily related to an increase in operating profit of $2,068,000 from the consolidation of Five Star following the Five Star Majority Ownership. The increase in profitability was partially offset by the following factors: (i) increased interest expense of $656,000 mainly due to the consolidation of Five Star following the Five Star Majority Ownership, (ii) a decrease in income from equity investee and investment income of $509,000, from a gain of $448,000 mainly due to Five Star income from equity investee, to a loss of $61,000 mainly due to a net loss on sales of Millennium and HEB stock and (iii) a decrease in operating profit at MXL of $460,000, due to lower sales and increased selling, general and administrative expenses.


         Sales. For the year ended December 31, 2003, sales increased by $93,702,000 from $9,996,000 for the year ended December 31, 2002 to $103,698,000 mainly due to the consolidation of Five Star's revenue of $95,085,000 into National Patent Development's financial statements as a result of the Five Star Majority Ownership. Five Star's revenue was essentially flat from 2002, increasing by approximately $9 million due to Five Star's expansion of its sales territory with an addition of a sales force servicing the Mid-Atlantic States, offset by a loss in revenue of approximately $8 million from its existing customer base concentrated in the Northeast. The decrease in MXL's revenue of $1,383,000 was primarily due to a discontinuance of a product line associated with diabetes treatment produced by one of MXL's most significant customers, which accounted for a loss in revenue of $1,196,000. The remainder of the decline was due to less significant losses in revenue from MXL's other top ten customers, mainly due to a decline in the overall economy, which caused a reduction in discretionary spending for high-end products which MXL manufactures.

         Gross margin. For the year ended December 31, 2003, gross margin increased by $17,483,000 from $2,099,000 for the year ended December 31, 2002 to $19,582,000 mainly due to the consolidation of Five Star gross margin of $17,719,000 into National Patent Development's financial statements as a result of the Five Star Majority Ownership. Five Star's gross margin increased by $1,106,000 from 2002 mainly due to increased revenue and a reduction in cost of goods sold, mainly due to improved purchasing efficiencies from Five Star's vendors. The purchasing efficiencies, including quantity and other discounts, were the primary reason for the increase in gross margin percentage from 17.6% in 2002 to 18.6% in 2003. The increase in Five Star gross margin was partially offset by increased warehousing costs, with increases in payroll and related expenses, rent and utilities, and repairs and maintenance expenses. The increase in gross margin was offset by a decrease in MXL's gross margin of $236,000, mainly due to the decline in MXL revenue. MXL's gross margin percentage rose slightly from 21% in 2002 to 21.6% in 2003 due to the discontinued product line which traditionally caused lower gross margin percentages to MXL.

         Selling, general and administrative. For the year ended December 31, 2003, selling, general and administrative expenses increased by $16,227,000 from $2,047,000 for the year ended December 31, 2002 to $18,274,000 mainly due to the consolidation of Five Star's selling, general and administrative expenses of $15,598,000 into National Patent Development's financial statements as a result of the Five Star Majority Ownership. Five Star's selling, general and administrative expenses increased by $933,000 from 2002 due to increases in salary and bonuses, sales personnel and expenses incurred for business development, sales territory expansion and computer system upgrades. Corporate selling, general and administrative expenses increased by $445,000, mainly due to increased allocations of GP Strategies corporate selling, general and administrative expenses. MXL's selling, general and administrative expenses increased by $184,000 primarily due to increases in employee benefits, bad debt expense, general insurance and rent.


         Investment (loss) and other income, net and income (loss) related to equity investee. For the year ended December 31, 2003, National Patent Development had zero income related to equity investee due to the consolidation of Five Star into National Patent Development's financial statements as a result of the Five Star Majority Ownership, as compared to income related to equity investee of $439,000 for the year ended December 31, 2002. In addition, National Patent Development incurred investment and other losses of $61,000 in 2003 mainly due to a net loss on sales of Millennium and HEB stock, a decrease of $70,000 from investment income of $9,000 in 2002.

         Income taxes. National Patent Development had an effective tax rate of 46.0% and 49.7% for the years ended December 31, 2003 and December 31, 2002, respectively. The rate was primarily due to state and local taxes, non-deductible expenses and impairment and realized losses for equity investments for which no benefit had been provided.

Year Ended December 31, 2002 compared to Year Ended December 31, 2001

         National Patent Development had income before income taxes of $292,000 for the year ended December 31, 2002 as compared to income before income taxes of $764,000 for the year ended December 31, 2001. The decrease in profitability of $472,000 was primarily related to a decrease in gross margin at MXL of $717,000 from $2,816,000 to $2,099,000 for the year ended December 31, 2002, an increase in selling, general and administrative expenses of $83,000, an increase in income related to equity investee of approximately $180,000 to $439,000 and an increase in investment (loss) and other income, net of $187,000 to $9,000 from $(178,000) for the year ended December 31, 2001.


         Sales. For the year ended December 31, 2002, sales declined from $11,184,000 to $9,996,000 or by $1,188,000. The decrease is primarily related to the overall downturn in the economy, which caused a reduction in orders from MXL's most significant customers. The decline in the economy caused a reduction in discretionary spending for high-end products which MXL manufactures.


         Gross margin. Gross margin of $2,099,000 for the year ended December 31, 2002 decreased by $717,000, compared to gross margin of $2,816,000 for the year ended December 31, 2001. The reduction in gross margin was partially a result of the reduction in MXL's sales levels for the period. MXL's gross margin percentage declined from 25% in 2001 to 21% in 2002 due to a shift in product mix to lower margin products from one of MXL's most significant customers.


         Selling, general and administrative expenses. For the year ended December 31, 2002, selling, general and administrative expenses of $2,047,000 increased $83,000 from $1,964,000 for the year ended December 31, 2001. The increase was primarily attributable to increases in corporate selling, general and administrative expenses of $37,000, mainly due to a higher allocation of GP Strategies corporate selling, general and administrative expenses of $35,000 and a decrease in a non-cash credit of approximately $13,000 relating to a deferred compensation plan of GP Strategies in which certain employees of MXL participated. MXL's selling, general and administrative expenses increased by $46,000, mainly due to increased payroll expenses, including temporary help.


         Investment (loss) and other income, net and income (loss) related to equity investee. Investment (loss) and other income, net for the year ended December 31, 2002 increased $187,000 to $9,000 compared to $(178,000) for the year ended December 31, 2001. The increase was primarily as a result of the recognition of an impairment loss of $200,000 from its Avenue Entertainment marketable security investment during the year ended December 31, 2001. Income
(loss) related to equity investee for the year ended December 31, 2002 increased $180,000 to $439,000 from $259,000 for the year ended December 31, 2001. The increase was related to a write-down of $200,000 in the investment in Five Star during the year ended December 31, 2001. In addition, effective January 1, 2002 upon adoption of FASB Statement No. 142 the amortization of goodwill allocable to excess of the carrying value of investment in Five Star ceased.

         Income taxes. National Patent Development had an effective tax rate of 49.7% and 51.7% for the years ended December 31, 2002 and December 31, 2001, respectively. The rate was primarily due to certain nondeductible items, and in 2001, the effect of an impairment loss on the Avenue Entertainment marketable security for which no tax benefit has been provided.

Liquidity and Capital Resources

         At March 31, 2004, National Patent Development had cash and cash equivalents totaling $202,000, 1,014,771 shares of common stock of Millennium Cell with a market value of $1,827,000 and a receivable from GP Strategies of $1,486,000. In addition, National Patent Development has been allocated $1,875,000 of the $7,500,000 received for the Gabelli Note pursuant to the Gabelli Allocation. National Patent Development believes the aforementioned resources, together with the cash received from the sale of other assets, will be sufficient to fund the working capital and other requirements of National Patent Development for at least the next twelve months. From time to time National Patent Development may attempt to raise capital with potential equity financings, although no such equity financings are currently anticipated.

         For the three months ended March 31, 2004, National Patent Development's working capital decreased by $86,000 to $10,479,000 from $10,565,000 as of December 31, 2003. The working capital decrease was primarily a result of a net loss for the period; additions to property, plant and equipment; and repayment of long term debt.

         The decrease in cash and cash equivalents of $400,000 for the three months ended March 31, 2004 resulted from net cash used in operations of $5,817,000; cash used in investing activities of $390,000, consisting of additions to property, plant and equipment of $124,000 and advances to GP Strategies of $1,138,000, offset by proceeds on sale of investments of $872,000; and cash provided by financing activities of $5,807,000, consisting of proceeds of short term borrowing of $5,959,000, offset by repayments of long-term debt of $95,000 and distributions to GP Strategies of $57,000.

Management discussion of critical accounting policies

         The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

         Certain of our accounting policies require higher degrees of judgment than others in their application. These include valuation of accounts receivable, accounting for investments, and impairment of long-lived assets which are summarized below. In addition, Note 1 to the audited financial statements, included elsewhere in this Information Statement, includes further discussion of our significant accounting policies.

Revenue recognition


         Revenue on product sales is recognized at the point in time when the product has been shipped, title and risk of loss has been transferred to the customer, and the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Allowances for estimated returns and allowances are recognized when sales are recorded.


Valuation of accounts receivable

         Provisions for allowance for doubtful accounts are made based on historical loss experience adjusted for specific credit risks. Measurement of such losses requires consideration of National Patent Development's historical loss experience, judgments about customer credit risk, and the need to adjust for current economic conditions. The allowance for doubtful accounts as a percentage of total gross trade receivables was 4.1 %( unaudited), 5.6% and 1.3% at March 31, 2004, December 31, 2003 and December 31, 2002, respectively.

Impairment of long-lived tangible assets

         Impairment of long-lived tangible assets with finite lives results in a charge to operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived tangible assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by determining the amount by which the carrying amount of the assets exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost of sale.

         The measurement of the future net cash flows to be generated is subject to management's reasonable expectations with respect to National Patent Development's future operations and future economic conditions which may affect those cash flows.

         As of March 31, 2004, National Patent Development holds undeveloped land in Pawling, New York available for sale with a carrying amount of approximately $2.9 million, which management believes is less than its fair value, less cost of sale. However, such land is subject to a mortgage securing indebtedness of GP Strategies.
See "Description of Indebtedness."

Accounting for investments

         National Patent Development's investment in marketable securities are classified as available-for-sale and recorded at their market value with unrealized gains and losses recorded as a separate component of stockholder's equity. A decline in market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment loss which is charged to earnings. National Patent Development has recorded impairment losses of $200,000 in 2001 on one of its marketable security investments. In addition, National Patent Development has recorded impairment losses of $200,000 in 2001 on its investment in Five Star, which was then accounted for using the equity method. Management determined those losses to be other than temporary declines.

         On October 8, 2003 National Patent Development acquired additional shares of Five Star, bringing its ownership to 54%. Five Star is consolidated into National Patent Development's consolidated financial statements and is no longer accounted for as an equity investment effective as of that date.

         Determination of whether an investment is impaired and whether an impairment is other than temporary requires management to evaluate evidence as to whether an investment's carrying amount is recoverable within a reasonable period of time considering factors which include the length of time that an investment's market value is below its carrying amount and the ability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.


         On October 17, 2003, National Patent Development received GP Strategies' shares of Valera Pharmaceuticals pursuant to the Repayment and recorded such shares at zero representing their carrying amount to GP Strategies after reflecting Valera losses. National Patent Development currently owns 100% of Valera's common stock (19.6% assuming conversion of Valera outstanding preferred stock) but no longer has financial and operating control of Valera. As a condition of a private placement of preferred stock in December 2001, GP Strategies contractually gave up operating control over Valera through an Investors Rights Agreement. National Patent Development accounts for its investment in Valera under the equity method. However, as National Patent Development has not guaranteed obligations of Valera and has not otherwise committed to provide further support for Valera, it has discontinued recognizing additional losses of Valera. If Valera subsequently reports net income, National Patent Development shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.


Recent accounting pronouncements

         In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for National Patent Development in fiscal 2003. The application of SFAS No. 143 did not have and is not expected to have a material impact on National Patent Development's Consolidated Financial Statements.

         During April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145"). Among other items, SFAS No. 145 updates and clarifies existing accounting pronouncements related to reporting gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 are generally effective for fiscal years beginning after May 15, 2002, with earlier adoption of certain provisions encouraged. The application of SFAS No. 145 did not have an impact on National Patent Development's Consolidated Financial Statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. National Patent Development is required to adopt the provisions of SFAS No. 146 for exit or disposal activities, if any, initiated after December 31, 2002. The adoption of SFAS No. 146 did not impact the consolidated financial position or results of operations, although it can be expected to impact the timing of liability recognition associated with future exit activities, if any.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123" ("SFAS No. 148"), and the transition guidance and annual disclosure provisions are effective for National Patent Development for the quarterly interim periods beginning in 2003. SFAS No. 148 amends SFAS Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used. National Patent Development continues to account for stock-based compensation using APB Opinion No. 25 and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. National Patent Development has adopted the disclosure provisions of SFAS No. 148 for the 2003 fiscal year.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and did not have an impact on National Patent Development's Consolidated Financial Statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on National Patent Development's Consolidated Financial Statements.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others" ("FIN No. 45"). FIN No. 45 elaborates on the disclosures for interim and annual reports regarding obligations under certain guarantees issued by a guarantor. Under FIN No. 45, the guarantor is required to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. The recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have an impact on National Patent Development's Consolidated Financial Statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The provisions of FIN No. 46 are effective immediately for all entities with variable interests in variable interest entities created after December 31, 2002. The provisions of FIN No. 46 are effective for public entities with a variable interest in a variable interest entity created prior to January 1, 2003 no later than the end of the first annual reporting period beginning after December 15, 2003. National Patent Development evaluated FIN No. 46 and does not anticipate that its application will affect its financial statements. If it is determined that National Patent Development should consolidate any such entity, National Patent Development would recognize certain assets and debt on its consolidated balance sheet and a cumulative adjustment for the accounting change in the consolidated statement of operations.

         In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This Issue provides guidance on when and how to separate elements of an arrangement that may involve the delivery or performance of multiple products, services and rights to use assets into separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The transition provision allows either prospective application or a cumulative effect adjustment upon adoption. The adoption of Issue No. 00-21 did not have an impact on National Patent Development's Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

         National Patent Development is exposed to the impact of interest rate, market risks and currency fluctuations. In the normal course of business, National Patent Development employs internal processes to manage its exposure to interest rate, market risks and currency fluctuations. National Patent Development's objective in managing its interest rate risk is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. National Patent Development is exposed to the impact of currency fluctuations because of its sales to customers in foreign countries.

         Five Star is a party to an interest rate swap agreement designated as a cash flow hedge whereby changes in the cash flows of the swap will offset changes in the interest rate payments on Five Star's variable-rate revolving loan, thereby reducing the Five Star's exposure to fluctuations in LIBOR. Changes in the fair value of the interest rate swap are recognized in the accumulated other comprehensive income, net of income taxes.

         Effective July 1, 2004 through June 30, 2008, Five Star will pay a fixed interest rate of 3.38% to Fleet National Bank on notional principal of $12,000,000. In return, Fleet National Bank will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Loan and Security Agreement entered into by Five Star on June 20, 2003 is not included in, and will be paid in addition to, this fixed interest rate of 3.38%.

         As of March 31, 2004, National Patent Development had $12,024,000 of variable rate borrowings, not hedged by an interest rate swap. National Patent Development estimates that for every 1% fluctuation in general interest rates, assuming debt levels at March 31, 2004, interest expense would vary by $120,240.

                                    BUSINESS


         We are currently a wholly-owned subsidiary of GP Strategies. Following the Distribution, we will own MXL, a 64% interest in Five Star, as well as certain of GP Strategies' non-core assets, including an investment in a publicly held company, Millennium Cell, an approximately 19.6% interest in a private company, Valera Pharmaceuticals, certain real estate and the right to certain of the proceeds from a litigation claim.


                                 MXL Industries

General

         Our wholly-owned subsidiary, MXL, is a molder and precision coater of optical plastics. MXL is a specialist in the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and in the application of abrasion and fog resistant coatings to those parts. Polycarbon is the most impact resistant plastic utilized in optical quality molded parts. MXL's products include shields, face masks and non-optical plastic products, produced for over 50 clients in the safety, recreation, and military industries. Additionally, MXL's Midwest operations, previously known as The Woodland Mold and Tool Division of MXL, have the capability to design and construct injection molds for a variety of applications (optical and non-optical).

         Established over thirty years ago, MXL evolved into one of the leading coaters of polycarbonate and acrylic parts. A growing insistence on quality coating results led MXL to also establish itself as a specialist in the injection molding of optical quality polycarbonate, thus enabling MXL to control the process from start to finish. At its Lancaster, PA facility, molding machines are housed in a climate controlled clean environment designed and built by MXL. Coating lines also feature a controlled, enclosed environment and are CFC -free.

         MXL's Chicago division, Woodland Mold and Tool, was acquired by MXL in 1987 as MXL's business grew to include in-house optical injection molding. Chicago's capabilities range from the production of long-life tooling for standard molding applications to the design, construction and repair and polishing of sophisticated optical mold.

         On September 15, 2003, MXL acquired certain of the precision custom optical assemblies inventory, machinery and equipment of AOtec for $1.1 million in cash and notes, subject to adjustment. AOtec, located in the Massachusetts area, is a successor to the American Optical Corporation, one of the pioneers in optics research and development for over 160 years. MXL leased space in Massachusetts for the newly purchased equipment. MXL paid $100,000 of the purchase price in cash and issued three notes, in the amount of $450,000, $275,000 and $275,000 each, due October 1, 2003, August 5, 2004 and August 5, 2005, respectively (which we refer to as the AOtec Notes). The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum. On October 1, 2003, MXL borrowed $700,000 from a bank (which we refer to as the AOtec Debt) and used the proceeds to pay the $450,000 note. The AOtec Debt is payable monthly for three years and is secured by the machinery and equipment purchased from AOtec. GP Strategies guaranteed the AOtec Debt.

         MXL's contracts in the military and commercial arena often require either vacuum deposited beam-splitter coatings, vacuum deposited anti-reflective coatings, laser eye protection, or a combination of these technologies in addition to MXL's historic capabilities of providing difficult and optically correct molded and coated components. Prior to the acquisition of the equipment and intellectual property assets from AOtec, MXL was required to enter into subcontracting arrangements to secure these technologies. The laser eye protection technology, vacuum deposition processing, and equipment acquired from AOtec, will enable MXL to better service purchase orders for precision pilot visors for next generation military fighter and attack aircraft, which require beam-splitter and anti-reflective coatings and will shortly require laser eye protection.`

         MXL has earned a reputation as a leading toolmaker, molder and coater for optical quality products in the United States by consistently meeting its customer's requirements, even in the case of the most difficult designs and compound curve optics. This expertise has allowed MXL to expand its customer base beyond the United States to Japan, the United Kingdom, Europe, the Middle East, Mexico, Canada, Australia and other locales.

         MXL's net sales in the regions it does business for the three months ended March 31, 2004 and 2003 and for fiscal years ended December 31, 2003, 2002 and 2001, based upon the customers' locations, are as follows (in thousands):

                                            Three Months Ended
                                              _ __March 31,___                    Year Ended December 31,____
                                              ----------------        ----------  ---------------------------
                                              2004           2003              2003           2002           2001
                                              ----           ----              ----           ----           ----
                                                (unaudited)
        United States                       $1,552        $1,987             $6,930         $8,264         $9,465
        Far East                               322           169              1,230          1,266          1,150
        Other North America                    124            31                217            172             46
        Western Europe                         130            22                211            163            278
        Middle East                              2             7                 25            131            245
                                           -------      --------      -----      --  -----     ---  ------    ---

        Total                               $2,130        $2,216             $8,613         $9,996        $11,184
                                            ======        ======             ======         ======        =======


         MXL has been continuously and actively engaged in its optical plastics business since 1968. GP Strategies has owned all of the MXL stock since 1973.

Industry Overview and Competition

         The optical quality molding business requires expertise, experience and an environment totally committed to the task. It requires the construction of a facility designed and constructed expressly for precision injection molding and personnel with the technical expertise to run such facility.

         The markets for the products currently manufactured and sold by MXL are characterized by extensive competition. The principal competitive factors of MXL are its reputation for quality, service and integrity. MXL is able to provide its customers with a breadth of experience, from mold design through mold construction, to injection molding, coating, laser eye protection and/or high technology optical coating. MXL is able to accomplish the most complex projects for its customers. In addition, MXL's engineering, performance, availability and reliability are important competitive factors.

         Many existing and potential competitors have greater financial, marketing and research resources than MXL.

Business Strengths

         MXL has earned a reputation as one of the leading toolmakers, molders and coaters for optical quality products in the Unites States by consistently meeting its customers' requirements, even in the case of the most difficult designs and compound curve optics.

         As a pioneer in the optical plastic coating business, MXL offers expertise in designing new parts and products for its customers. MXL has spent over 30 years developing and perfecting its coating technology and materials.

         The market for optical injection molding, tooling and coating is focused, leading to intense competition. The following are major competitive strengths and characteristics of MXL.

     o Reputation for Quality and Service. MXL's on-going commitment to quality has enabled it to meet the rigorous requirements of its most valued customers and has earned it a reputation as the premier optical injection molder in the industry. MXL has a reputation for on-time delivery, and its return rate is exceptionally low, representing less than 1% of sales volume. As these customers continue to focus on product quality, MXL's past performance and long-term improvement programs should further strengthen customer relationships.

     o Superior Technical Skills and Expertise. The engineering experience of MXL's senior management has enabled MXL to take advantage of state-of-the-art injection molding technology and effectively develop cost-effective and efficient production facilities. MXL's proprietary HYDRON(R) permanent anti-fog coating absorbs moisture to form a barrier against fogging.

     o ISO 9002 Certification. MXL's Pennsylvania and Massachusetts facilities are ISO 9002 certified-a universally accepted quality assurance designation indicating the highest quality manufacturing standards. A certification by the International Standards Organization means that a company maintains a quality system that is regularly assessed for compliance to ISO standards. Meeting the ISO standard of quality confirms MXL's commitment to manufacturing excellence.

     o Integrated Plastics Business. The combination of MXL's original business and its recently acquired equipment and technology from AOtec, has created an integrated business which offers clients a full range of design, production and marketing services for molded and coated optical plastic products.

     o Modern Automated Manufacturing. MXL's presses and coating lines, state-of-the-art for the molding business, are efficiently designed and well maintained. The equipment can be quickly reconfigured to meet specific job requirements.

     o Well-Qualified Management Team. MXL's senior management has extensive experience in all aspects of the plastic molding and coating industry. The senior management team has in excess of 10 years of direct experience in the industry.

     o Attractive Growth Opportunities. With the leadership of the senior management, MXL is poised to enter any plastic molding and coating business. Its acquisition of certain of the AOtec assets was a logical extension of its position as a leading provider of optical quality injection molds by allowing MXL to further expand its business into the military arena. MXL believes that the combination of its proprietary "Anti-Fog" coating, precise processing of the "Anti-Scratch" coatings, precise molding and proprietary grinding and polishing methods for its injection tools as well as its vacuum deposited anti-reflection coatings and laser eye protection technology will provide it with the opportunity to expand into related products.

Strategy

         MXL intends to leverage its expertise as a molder and coater of optical quality products by expanding into other markets and products. The performance of MXL in the future will depend on its ability to develop and market new products that will gain customer acceptance and loyalty, as well as its ability to adapt its product offerings to meet changing pricing conditions and other factors.

Markets and Products

         MXL focuses its manufacturing capabilities in three distinct capacities: injection molding, precision coating of optical plastics, and tool and mold design and manufacture.

         Injection Molding. MXL has the capability to manufacture a wide variety of custom injection molding plastics for the recreation, industrial safety and defense industries. Some of the products that MXL produces include facemasks and shields for recreation purposes and industrial safety companies. All of MXL's custom molding involves poly-carbon, which is a difficult resin to mold and has required the development of sophisticated manufacturing skills. MXL's closed-loop process control system monitors and provides quality-assurance for every critical variable from resin drying, through mold temperature and alignment, to robotic part removal. MXL's specially designed clean room environment automatically removes dust and holds temperature and humidity constant throughout the year.

         Precision Coating. MXL's two coating lines allow it to offer a wide range of coating technologies to its customers. These services include dual coating processes, urethane hard coat, silicone hard coat, permanent anti-fog, and finish application design. 80% of MXL's coating business is for abrasion resistant purposes and 20% is for anti-fog applications. MXL's two coating lines were designed and built in-house, and allow for maximum flexibility and quality throughout the coating process. All functions are controlled by state-of-the-art programmable controllers and A.C. Linear drives and robotics. These highly flexible dip and spray operations can deliver a variety of coatings for parts as large as eight inches by twenty-six inches, including anti-scratch on all surfaces, anti-fog on all surfaces, one coating on one side only or dual coating with anti-scratch on one side and anti-fog on the opposite side.

         Tool Manufacturing. The Midwest operations use nine tool and die makers to produce optical injection mold tools and standard injection mold tools in sizes up to 36 inches x 36 inches x 36 inches.

         AOtec. MXL serves as the prime contractor for several major development programs in industry and government at its Massachusetts facility which is separated into several independent groups: precision optical systems, including medical optics, military eye wear and custom molded and decorated products. In order to maintain its competitive position, MXL has traditionally invested in state of the art equipment, including molding presses ranging from 60 to 485 tons, automation equipment, clean room facilities, and vacuum and dip coating equipment. MXL utilizes computer aided design software to design its optical products. In addition, modern computer controlled molding machinery is used to fabricate precision optic components.

Manufacturing and Raw Materials

         MXL's primary raw materials are plastic resin (principally polycarbonate), silicone hard coatings and HYDRON(R) anti-fog coating. MXL is able to fulfill its requirements for plastic resin through arrangements with various distributors and is able to fulfill its requirements for silicone hard coating from manufacturers. The prices for MXL's primary raw materials do not significantly fluctuate, and have been relatively steady in the past two years due to increased competition in the market that supplies MXL's raw materials. MXL manufactures its proprietary HYDRON(R), which is applied as a fog resistant coating to its optical products.

Customers

         As the market for optical injection molded plastics is relatively focused, MXL serves virtually all of the major users. The customer base of MXL includes over 50 commercial customers in 27 states and Japan, the United Kingdom, Europe, the Middle East, Mexico, Canada and Australia. These commercial customers are primarily in the recreation, safety, and security industries. MXL's largest three customers comprised approximately 13%, 12% and 12%, respectively, of its total sales in 2003, and its largest customer comprised approximately 11% of its total sales in the first quarter of 2004.

         MXL's government customers include various offices of the Department of Defense. MXL is required to comply with various federal regulations including military specifications and Federal Acquisition Regulations for military end use applications. There are no government contracts subject to renegotiation or termination at the election of the government.

Sales and Distribution

         Because of the narrow niche MXL serves, its sales and marketing effort concentrates on industry trade shows, such as the Society of Plastics Engineers, and advertising in industry journals. Its senior management team, as well as four marketing and sales executives, are responsible for the sales and marketing effort. It also utilizes one sales representative to market its products.

Backlog

         MXL's sales order backlog as of December 31, 2003 was approximately $1,703,000 and most of the orders were expected to be completed during fiscal 2004.

Patents, Trademarks, and other Intellectual Property

         The names MXL and HYDRON are registered trademarks. In connection with the AOtec transaction, MXL entered into an exclusive, royalty-free perpetual license (with the right to grant sublicenses) to use the trademarks AOTEC(TM) and AOGUARD(TM) for military eye protection products, electro-optical systems and precision molded and coated plastic components.

Environmental Matters and Governmental Regulations

         For its manufacturing work as a subcontractor in the military industry, MXL is required to comply with various federal regulations including Military Specifications and Federal Acquisition Regulations for military end use applications. In addition, MXL's activities may subject it to federal, state and local environmental laws and regulations. MXL believes that it is in compliance in all material respects with such government regulations and environmental laws.

Employees

         As of December 31, 2003, MXL employed approximately 92 persons, including 49 at its Lancaster facility, 10 in its Chicago facility and 33 at its new Massachusetts facility. Of the MXL employees, 47 are in production or shipping, with the remainder serving in executive, administrative office and sales capacities. None of MXL's employees are subject to collective bargaining agreements. MXL believes its relationship with its employees is good.

Properties

         In 1976, MXL purchased a 4.5 acre property in Lancaster, Pennsylvania and constructed a two-story, 35,000 square foot facility, which serves as both headquarters and operating facilities. MXL added a 15,000 square foot addition in 1997. The facility includes five injection presses and two coating lines which are housed in a climate controlled clean environment and were designed and built in-house. The Chicago division, formerly its Woodland Mold and Tool division, purchased in September 1988 a single tract, 55,000 square foot facility in Downer's Grove, Illinois, which is its headquarters and operating facility. In September 2003, MXL entered into a one year lease with two renewal options for a 55,000 square foot storage and manufacturing facility in Southbridge, Massachusetts for its newly purchased equipment from AOtec. MXL's Pennsylvania and Massachusetts facilities are ISO 9002 certified, indicating achievement of the highest standards of manufacturing excellence. MXL believes that all of its facilities and equipment are in good condition and are well maintained and able to continue to operate at present levels and as anticipated by our present business strategy.

Legal Proceedings

         MXL is from time to time subject to litigation or other legal proceedings arising in the ordinary course of business. National Patent Development believes that the outcome of such proceedings will not have a material adverse effect on its financial condition, results of operations and cash flows.


                               Five Star Products

General

         Five Star is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,500 independent retail dealers in twelve states, making Five Star one of the largest distributors of its kind in the Northeast. Five Star operates two state -of -the -art warehouse facilities, located in Newington, CT and East Hanover, NJ. All operations are coordinated from Five Star's New Jersey headquarters.

         In the first quarter of 2000, Five Star expanded its sales territory with the addition of an established, dedicated sales force servicing the Mid-Atlantic States, as far south as Virginia. This new addition to the sales force generates revenues of approximately $7 million annually. Five Star services this new territory from its 236,000 square foot East Hanover, New Jersey facility, from which it also services the Northeast, enabling Five Star to leverage its fixed costs over a broader revenue base.

         Five Star offers products from leading manufacturers such as Cabot Stain, William Zinsser & Company, DAP, General Electric Corporation, American Tool, USG, Stanley Tools, Minwax and 3M Company. Five Star distributes its products to retail dealers, which include lumber yards, "do-it yourself" centers, hardware stores and paint stores principally in the northeast region. It carries an extensive inventory of the products it distributes and provides delivery, generally within 24 to 72 hours. Five Star has grown to be one of the largest independent distributors in the Northeast by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers. Much of Five Star's success can be attributed to a continued commitment to provide customers with the highest quality service at reasonable prices.

         As one of the largest distributors of paint sundry items in the Northeast, Five Star enjoys cost advantages and favorable supply arrangements over the smaller distributors in the industry. This enables Five Star to compete as a "low cost" provider. Five Star uses a fully computerized warehouse system to track all facets of its distribution operations. Five Star has enhanced the sophistication of its warehouse and office facilities to take full advantage of economies of scale, speed the flow of orders and to compete as a low cost distributor. Nearly all phases of the selling process from inventory management to receivable collection are automated and tracked; all operations are overseen by senior management at the New Jersey facility. Five Star is able to capitalize on manufacturer discounts by strategically timing purchases involving large quantities.

         Management takes a proactive approach in coordinating all phases of Five Star's operations. For example, sales managers require all sales representatives to call on customers once every week. Each salesperson transmits his or her orders through Five Star's automated sales system, to the IBM AS/400 computer located at the New Jersey facility. The salesperson system combines the ability to scan product codes in the customers' stores and download the information to a laptop computer for final transmission. Based on the floor plan of each warehouse and the location of products therein, the computer designs a pattern for the orders to be picked. The orders are then relayed to the appropriate location and typically picked in the evening. The warehouse facilities are well-maintained and skillfully organized. A bar-coded part number attached to the racking shelves identifies the location of each of the approximately 23,000 stock keeping units (SKUs). The products are loaded onto Five Star's trucks in the evening in the order that they will be unloaded, and are delivered directly to the customers locations the following morning.

         Five Star purchased its business from GP Strategies in 1998 for approximately $16,500,000 in cash and the Five Star Note in the original principal amount of $5,000,000. On October 8, 2003, we converted $500,000 principal amount of Five Star Note into 2,000,000 shares of Five Star common stock which increased our ownership in Five Star from approximately 48% to approximately 54% of the outstanding Five Star common stock. As a result, as of and for the year ended December 31, 2003 Five Star is consolidated in our financial statements. As a result of a tender offer made by Five Star to purchase Five Star common stock which expired on March 31, 2004, we further increased our ownership in Five Star to approximately 64%. In addition, we continue to own the remaining $2.8 million principal amount of the Five Star Note.

         On June 20, 2003, Five Star obtained a new Loan and Security Agreement (which we refer to as the Loan Agreement) with Fleet Capital Corporation. The Loan Agreement has a five-year term, with a maturity date of June 30, 2008. The Loan Agreement provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon specified percentages of eligible inventory and eligible accounts receivable, as defined therein. The interest rates under the Loan Agreement are LIBOR plus a credit spread for borrowings not to exceed $15,000,000 and the prime rate plus a credit spread for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star achieves and maintains certain performance benchmarks. In addition, under a Subordination Agreement between the GP Strategies and Fleet Capital Corporation dated June 20, 2003, Five Star may make annual cash payments of principal to GP Strategies provided Five Star achieves certain financial performance benchmarks. The Five Star Note and all the shares of Five Star common stock owned by GP Strategies, along with GP Strategies' rights under the Subordination Agreement, will be transferred to National Patent Development prior to the spin-off. See "Description of Indebtedness." At March 31, 2004 and December 31, 2003, approximately $22,644,000 and $16,685,000 was outstanding under the Loan Agreement and approximately $1,980,000 and $480,000 was available to be borrowed, respectively.

Industry Overview and Competition

         The paint sundry items distribution industry is closely related to the do-it-yourself retail market, which has tended to exhibit elements of counter-cyclicality. In times of recession, consumers tend to spend more on home improvements if they cannot afford to trade up to bigger homes. In times of economic strength, consumers tend to spend heavily on home improvements because they believe they can afford to complete their home improvement projects. According to the National Retail Hardware Association, total retail sales by home improvement retailers were $199 billion in 2002, and are projected to grow at a 5.7% compound rate through 2006.

         Painting is the quintessential do-it-yourself project. Painting has to be done more frequently than most remodeling jobs, and it is a relatively inexpensive way to update the appearance of a home. For these reasons, the paint and paint sundry items industry tends to be counter-cyclical and a solid growth segment of the do-it-yourself market.

         Competition within the do-it yourself industry is intense. There are large national distributors commonly associated with national franchises such as Ace and TruServ as well as smaller regional distributors, all of whom offer similar products and services. Moreover, in some instances manufacturers will bypass the distributor and choose to sell and ship their products directly to the retail outlet. In addition, Five Star's customers face stiff competition from Home Depot, which purchases directly from manufacturers. The principal means of competition for Five Star are its strategically placed distribution centers and its extensive inventory of quality, name-brand products. Five Star will continue to focus its efforts on supplying its products to its customers at a competitive price and on a timely, consistent basis. While other paint sundry items distributors sell to the same retail networks as Five Star, they are at a distinct disadvantage due to Five Star's experience, sophistication and size.

         Hardware stores that are affiliated with the large, dealer-owned distributors such as Ace also utilize Five Star's services because they are uncomfortable with relying solely on their dealer network. Most cooperative-type distributors lack the level of service and favorable credit terms that independent hardware stores enjoy with Five Star. Five Star effectively competes with the dealer-owned distributors because it provides more frequent sales calls, faster deliveries, better financing terms and a full line of vendors and products to choose from.

Business Strengths

         As one of the largest distributors of paint sundry items in the Northeast, Five Star enjoys cost advantages and favorable supply arrangements over the smaller distributors in the industry. This enables Five Star to compete as a "low cost" provider. Five Star uses a fully computerized warehouse system to track all facets of its distribution operations. Five Star has enhanced the sophistication of its warehouse and office facilities to take full advantage of economies of scale, speed the flow of orders and to compete as a low cost distributor. Nearly all phases of the selling process from inventory management to receivable collection are automated and tracked; all operations are overseen by senior management at the New Jersey facility. Five Star is able to capitalize on manufacturer discounts by strategically timing large quantity purchases.

Strategy

         Five Star carries an extensive inventory of the products it distributes and provides delivery, generally within 24 to 72 hours. Five Star believes that it will continue to grow its business by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers. In the future, Five Star will attempt to acquire complementary distributors and to expand the distribution of its use of private-label products sold under the "Five Star" name. Through internal growth and acquisitions, Five Star has already captured a leading share in its principal market the Northeast. This growth-oriented acquisition strategy of acquiring complementary distributors has allowed Five Star to compete against a substantial number of its competitors.

Markets, Products and Sales

         The do-it-yourself industry relies on distributors to link manufacturer's products to the various retail networks. The do-it-yourself market operates on this two-step distribution process, i.e., manufacturers deal through distributors who in turn service retailers. This occurs principally because most retailers are not equipped to carry sufficient inventory in order to be cost effective in their purchases from manufacturers. Thus, distributors add significant value by effectively coordinating and transporting products to retail outlets on a timely basis. Five Star distributes and markets products from hundreds of manufacturers to all of the various types of retailers from regional paint stores, to lumber yards, to independent paint and hardware stores.

         The marketing efforts are directed by regional sales managers. These individuals are responsible for designing, implementing and coordinating marketing policies. They work closely with senior management to coordinate company-wide marketing plans as well as to service Five Star's major multi-state customers. In addition, each regional sales manager is responsible for overseeing the efforts of his sales representatives.

         The sales representatives, by virtue of daily contact with Five Star's customers, are the most integral part of Five Star's marketing strategy. It is their responsibility to generate revenue, ensure customer satisfaction and expand the customer base. Each representative covers an assigned geographic area. The representatives are compensated based solely on commission. Five Star has experienced low turnover in its sales force; most representatives have a minimum of five years' experience with Five Star. Many sales representatives had retail experience in the paint or hardware industry when they were hired by Five Star.

         Five Star's size, solid reputation for service, large inventory and attractive financing terms provide sales representatives with tremendous advantages relative to competing sales representatives from other distributors. In addition, the representatives' efforts are strengthened by company-sponsored marketing events. For example, each year in the first quarter, Five Star invites all of its customers to special trade shows for Five Star's major suppliers, so that suppliers may display their products and innovations. Five Star also participates in advertising circular programs in the spring and the fall which contain discount specials and information concerning new product innovations.


Management Information System

         All of Five Star's inventory control, purchasing, accounts payable and accounts receivable are fully automated on an IBM AS/400 computer system. In addition, Five Star's software alerts buyers to purchasing needs, and monitors payables and receivables. This system allows senior management to control closely all phases of Five Star's operations. Five Star also maintains a salesperson-order-entry system, which allows the salesperson to scan product and then download the information to a laptop. The laptop contains all product and customer information and interacts with the AS/400.

Purchasing

         Five Star relies heavily upon its purchasing capabilities to gain a competitive advantage relative to its competitors. Five Star's capacity to stock the necessary products in sufficient volume and its ability to deliver them promptly upon demand is one of the strongest components of service in the distribution business, and is a major factor in Five Star's success.

         Since retail outlets depend upon their distributor's ability to supply products quickly upon demand, inventory is the primary working capital investment for most distribution companies, including Five Star. Through its strategic purchasing decisions, Five Star carries large quantities of inventory relative to its competitors and thus can boast fill ratios of approximately 95%.

         All purchasing decisions based on current inventory levels, sales projections, manufacturer discounts and recommendations from sales representatives, are made by the merchandising group, located in New Jersey, in order to coordinate effectively Five Star's activities. In addition to senior management's active involvement, regional sales managers play an extremely critical role in this day-to-day process.

         Five Star has developed strong, long-term relationships with the leading suppliers since its predecessor company, J. Leven, was founded in 1912. As a major distributor of paint sundry items, suppliers rely on Five Star to introduce new products to market. Furthermore, suppliers have grown to trust Five Star's ability to penetrate the market. As a result, Five Star is often called on first by manufacturers to introduce new products into the marketplace. For example, Minwax, Best Liebco and Cabot Stain have utilized Five Star to introduce and distribute some of their new product innovations.

Customers

         Five Star's largest customer accounted for approximately 3.6% of its sales in 2003 and its 10 largest customers accounted for approximately 12.4% of its sales. All such customers are unaffiliated and Five Star does not have a long-term contractual relationship with any of them.

Backlog

         Five Star does not have any significant backlog.

Patents, Trademarks, and other Intellectual Property

         Except for its line of private-label products, Five Star does not have any material patents, trademarks or other intellectual property. Five Star intends to expand the distribution of its line of private-label products sold under the "Five Star" name.

Environmental Matters and Governmental Regulations

         Five Star's activities may subject it to federal, state and local environmental laws and regulations and OSHA regulations. Five Star believes that it is in compliance in all material respects with such environmental and federal laws and regulations.

Employees
         Five Star employed approximately 260 people as of December 31, 2003. Management-employee relations are considered good at both of Five Star's warehouse facilities. The Teamsters union represents approximately 94 union employees at the New Jersey warehouse facility. The Connecticut warehouse facility is completely non-unionized. Five Star has never experienced a labor strike at its facilities. Five Star's contract with Local No. 11, affiliated with the International Brotherhood of Teamsters expires on December 19, 2008.

Properties

         Five Star leases 236,000 square feet in New Jersey, 111,000 square feet in Connecticut, 1,300 square feet of sales offices in New York and 800 square feet in Maryland. Five Star's operating lease for the New Jersey facility expires in March, 2007, and the annual rent is $1,187,000. Five Star's lease for the Connecticut facility expires in February, 2007, and its annual rent is $402,000. The New York sales office pays $19,000 per year in rent and the Maryland office pays $11,000. The facilities leased by Five Star are considered to be suitable and adequate for their intended uses and are considered to be well maintained and in good condition.

Legal Proceedings

         Five Star is from time to time subject to litigation or other legal proceedings arising in the ordinary course of business. National Patent Development believes that the outcome of such proceedings will not have a material adverse effect on its financial condition, results of operations, and cash flows.

                                  Other Assets

Valera Pharmaceuticals


         We own 100% of the common stock of Valera Pharmaceuticals (formerly Hydro Med Sciences, Inc.), which amounts to a 19.6% ownership interest assuming conversion of Valera outstanding preferred stock and exercise of stock options held by employees of Valera. Valera is a specialty pharmaceutical company focused on the acquisition, development and commercialization of novel prescription pharmaceuticals, particularly for the treatment of urological conditions and disorders. Valera intends to develop new formulations using its hydron drug delivery technology, which is a subcutaneous implant that controls the amount, timing and location of the release of drug compounds into the body.

         Valera's lead product is a twelve-month implant that delivers the luteinizing hormone releasing hormone, or LHRH, histrelin for the palliative treatment of metastatic prostate cancer. LHRH agonists are the premium standard of care in the palliative treatment for metastatic breast cancer. On December 16, 2003, Valera submitted its New Drug Application (NDA) for Vantas(TM), the name for Valera's long-acting LHRH implant for treating prostate cancer. Valera has indicated in a press release that it expects to receive a response from the FDA by year-end 2004.


         Prior to June 2000, Valera operated as a division of GP Strategies. In connection with an offering of GP Strategies 6% Convertible Subordinated Exchangeable Notes due June 2003, Valera was incorporated as a separate company and became a wholly-owned subsidiary of GP Strategies through GP Strategies' ownership of 100% of the common stock of Valera. Following the spin-off, National Patent Development will hold all of this common stock.


         In December 2001, Valera completed a $7 million private placement of Series A convertible preferred stock to certain institutional investors. As a condition of the private placement, GP Strategies contractually gave up operating control over Valera through an Investors Rights Agreement, which gave GP Strategies the right to designate one director on Valera's board of directors and gave the other stockholders the right to designate the other directors. After the spin-off, National Patent Development will be subject to the Investors Rights Agreement. Accordingly, while on completion of the spin-off we will own 100% of Valera's common stock, we will not have financial and operating control of Valera.

         In the second quarter of 2003, Valera completed a private placement offering pursuant to which Valera raised approximately $12 million in gross proceeds from the sale of Series B convertible preferred stock. As part of such transaction, GP Strategies was granted an option until March 31, 2004 (with a closing by June 30, 2004), to purchase up $5 million of the Series B convertible preferred stock at the offering price of $0.725 per share, which was subsequently verbally extended to June 30, 2004. On June 30, 2004, GP Strategies transferred a portion of its option to an institutional investor, which exercised such option and purchased from Valera 3,448,276 shares of Series B convertible preferred stock for $0.725 per share. The balance of the option expired unexercised. In consideration of such transfer, such institutional investor granted us an option until October 28, 2004 to purchase up to 2,068,966 shares of Series B convertible preferred stock owned by such institutional investor for prices ranging from $0.725 to $0.7685 per share. There can be no assurance that the financing necessary for us to purchase such shares can be obtained or that the option will be exercised. Assuming conversion of all of the outstanding shares of Series A and Series B convertible preferred stock and exercise of stock options held by employees of Valera the Company would own approximately 19.6% of Valera. Assuming we exercise the option to purchase 2,068,966 shares of the Series B convertible preferred stock and conversion of all of the outstanding shares of Series A and Series B convertible preferred stock, and exercise of stock options held by employees of Valera, we would own approximately 23.6% of Valera.


Millennium Cell

         Millennium Cell is a publicly traded emerging technology company engaged in the business of developing innovative fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source. At December 31, 2002, we had 293,271 shares of Millennium Cell with a market value on that date of $698,000. On October 17, 2003, National Patent Development received pursuant to the Repayment an additional 1,000,000 shares of common stock of Millennium Cell with a market value on that date of approximately $3,500,000. At December 31, 2003, we had 1,188,271 shares of common stock of Millennium Cell with a market value of $2,769,000. At March 31, 2004, we had 1,014,771 shares of common stock of Millennium Cell with a market value of $1,837,000.

Pawling Property

         We own an approximately 980 acre parcel of undeveloped land in Pawling, New York, which includes an approximately 50 acre lake, Little Whaley Lake. The Boy Scouts of America operated a camp located along the western side of Little Whaley Lake, which was closed in the early 1980's, and the site is currently unoccupied. GP Strategies purchased this property in 1986. In connection with the sale of the Gabelli Notes and GP Warrants, GP Strategies mortgaged this property to the holders of the Gabelli Notes, and GP Strategies transferred it to us subject to that mortgage. See "Relationship between GP Strategies and National Patent Development-Gabelli Transaction Mortgage."

                                   MANAGEMENT

Directors

         The National Patent Development Board initially consists of seven directors. National Patent Development's Certificate of Incorporation provides that the number of directors may be fixed by or in the manner provided in the Bylaws. The Bylaws provide that the Board may increase or decrease the number of directors by resolution. There is no cap on the number of directors. On the Distribution Date, the directors will be the persons named below.


                                                                     Principal Occupation or
             Name                  Age                          Employment for the Past Five Years


Harvey P. Eisen                 61         Harvey P. Eisen has been Chairman and Managing Member of Bedford Oak
                                           Management, LLC since 1998.  Prior thereto, Mr. Eisen served as Senior Vice
                                           President of Travelers, Inc. and of Primerica prior to its merger with
                                           Travelers in 1993.  Mr. Eisen has over thirty years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall
                                           Street Journal, The New York Times, PensionWorld, U.S. News & World Report,
                                           Financial World and Business Week, among others.  Mr. Eisen also appears regularly on such television programs as Wall Street Week, CNN, and CNBC.
                                           Mr. Eisen is a trustee of the University of Missouri Business School where he established the first accredited course on the Warren Buffet Principles of Investing.  He has been a Director of GP Strategies since July 2002.  He is also a trustee of Rippowam Cisqua School in Bedford, New York and the
                                           Northern Westchester Hospital Center.

Jerome I. Feldman               75         Jerome I. Feldman is founder and since 1959 has been Chief Executive
                                           Officer and a Director of GP Strategies.  He has also been Chairman of the
                                           Board of GP Strategies since 1999 and was President of GP Strategies from
                                           1959 until 2001. He has been Chairman of the Board of Five Star since 1994, a director of GSE Systems, Inc. since 1994, and Chairman of the Board of
                                           GSE since 1997.  Mr. Feldman is also Chairman of the New England Colleges
                                           Fund and a Trustee of Northern Westchester Hospital Center.

Scott N. Greenberg              47         Scott N. Greenberg has been a Director of GP Strategies since 1987 and
                                           President and Chief Financial Officer since 2001.  He was Executive Vice
                                           President and Chief Financial Officer from 1998 to 2001, Vice President and
                                           Chief Financial Officer from 1989 to 1998, and Vice President, Finance from
                                           1985 to 1989.  He has been a director of GSE since 1999 and was a director of Five Star from 1998 to March, 2003.

Roald Hoffmann                  66         Roald Hoffmann has been the Frank H. T. Rhodes Professor of Humane Letters and Professor of Chemistry since 2001, and from 1974 to 2001 was the John
                                           Newman Professor of Physical Science at Cornell University.  Dr. Hoffmann
                                           is a member of the National Academy of Sciences and the American Academy of
                                           Arts and Sciences.  In 1981, he shared the Nobel Prize in Chemistry with
                                           Dr. Kenichi Fukui.  He has been a director of GP Strategies Corporation since 1988.

Ellen Havdala                   38         Ellen Havdala is a Managing Director of Equity Group Investments, L.L.C.,
                                           an affiliate of EGI - Fund (02-04) Investors, L.L.C.  Ms. Havdala joined
                                           Equity in 1990 as a member of the Zell/Chilmark Fund, L.P.  During her tenure at Equity and its affiliated companies, she has served as Vice
                                           President of Scott Sports Group, Inc. and Executive Vice President of
                                           Equity International Properties, Ltd.

Thomas C. Kinnear               61         Thomas C. Kinnear is Eugene Applebaum Professor of Entrepreneurial Studies,
                                           Executive Director of the Samuel Zell and Robert H Lurie Institute for
                                           Entrepreneurial Studies, and Professor of Marketing at the University of
                                           Michigan Business School.  Mr. Kinnear has worked in consulting and executive development for firms such as: Aetna, Amgen, AT&T, Alcatel,
                                           Chrysler, Domino's Pizza, Inc., Eli Lilly, General Motors, General
                                           Electric, Helmac Products, Kodak, L'Air Liquide (France), Mann + Hummel,
                                           and Travelers.  He also has served or is serving as a member of the Board of Directors or Corporate Advisory Boards for several companies and community organizations including: Avail Networks, Inc., Bard
                                           Manufacturing, Inc., Bluegill Technologies, Inc., Copernicus, Inc.,
                                           Domino's Pizza, Inc., Ecliptic Systems, Inc., Greenhills School, Helmac
                                           Products, Inc., Interpretive Software, Inc., Network Express, Inc., and TAL
                                           Materials.

Talton R. Embry                 58         Talton R. Embry has been Chairman of Magten Asset Management Corp. since
                                           1978.  Mr. Embry is a director of First Union Real Estate Equity and
                                           Mortgage Investments and ORBIMAGE, Inc.  He was formerly co-chairman and a director of Revco Drug Stores (now CVS Corp.).  He has been a director of
                                           Anacomp, BDK Holdings, Capsure Holdings (now CAN Surety), Combinued
                                           Broadcasting, Salant, Texscan, Thermadyne, Varco International and
                                           Westpoint Stevens.



Committees of the National Patent Development Board

         The National Patent Development Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee, and an Investment Committee. The following are the functions of the standing committees of the National Patent Development Board.

         Audit Committee. The Audit Committee will act in accordance with a written charter, which will set forth the responsibilities of the Audit Committee. These responsibilities will include, among other things:

     o reviewing the independence, qualifications, services, fees and performance of the independent auditors; o appointing, replacing and discharging the independent auditors;

     o approving the professional services provided by the independent auditors;

     o reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors; and

     o reviewing our financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors.


     The Audit Committee will initially consist of Messrs. Hoffmann, Embry, and Kinnear.

         Compensation Committee. The Compensation Committee will assist the Board and management in overseeing the appropriateness and cost of compensation and benefits, particularly for executive officers. It will, among other things:

     o assess the performance of, and have the authority to act with respect to the compensation of, our executive officers;

     o generally review benefits and compensation for all of our executive officers;

     o    administer our stock option plan and any other incentive plans and

     o    make awards under the stock option plan.

     The Compensation Committee will initially consist of Messrs. Hoffmann, Eisen, and Embry.

     Investment Committee. The Investment Committee will review all our prospective investments of more than $1 million. The Investment Committee will initially consist of Ms. Havdala and Messrs. Kinnear and Feldman.

Compensation of Directors

         Each of our non-employee directors will receive an annual fee of $5,000, payable quarterly, half of which will be paid in cash and half in shares of our common stock. Non-employee directors will also receive $1,000 for each Board meeting and committee meeting attended. Employee directors will receive no compensation for their service on our Board.

Executive Officers

          On the effective date of the Distribution, Mr. Feldman will be our Chief Executive Officer and Mr. Greenberg will be our Chief Financial Officer. The other executive officers of National Patent Development are expected to be as follows:

         Andrea D. Kantor will be our Vice President and General Counsel. Ms. Kantor has been Vice President and General Counsel of GP Strategies since 2001, and was Vice President and Corporate Counsel from 1999 to 2001, and Associate General Counsel from 1988 to 1999. She has been a director of GSE since October

2003. Ms. Kantor practiced law as a corporate associate in New York City at Schulte Roth & Zabel LLP, and prior to that at Sidley Austin Brown & Wood LLP. Ms. Kantor is a member of the Association of the Bar of the City of New York and a member of the Corporate and Securities Law Committee of the American Corporate Counsel Association. Age 46.

         Steve Cliff has been the President of MXL from 1983 through June 30, 2004, and was previously Vice President, Manufacturing of MXL. Mr. Cliff will become a consultant for MXL for a two-year period beginning July 1, 2004. James Eberle has been appointed President of MXL effective July 1, 2004, but will not be considered an executive officer of National Patent Development.

         Charles Dawson has been President of Five Star Products since January, 2002 and Vice President and a director of Five Star since 1999. Since 1993, Mr. Dawson has held several managerial positions with Five Star. Age 47.

                             EXECUTIVE COMPENSATION


General

         The following table and notes present the aggregate compensation paid in 2002 by MXL and Five Star to their presidents. These persons will be considered executive officers of National Patent Development following the spin-off. National Patent Development's other executive officers have not received any significant salary or bonus from National Patent Development or any of its subsidiaries, and immediately after the spin-off will not receive any compensation from National Patent Development or any of its subsidiaries. They will, however, provide certain services to National Patent Development pursuant to the provisions of the management agreement with GP Strategies and the cost of these services will be allocated to National Patent Development. See "Relationship between GP Strategies and National Patent Development--Management Agreements."


                           Summary Compensation Table


                                                                                     Long-Term
                                                                                     Compensation
                                                 Annual Compensation                 Awards
                                                 Salary                Bonus         Stock              All Other
Name and Principal Position             Year           ($)               ($)         (#)                   ($)
---------------------------             ----     ---------           -------  -----------------    ------------------
Charles Dawson                         2003         234,018            40,000         -0-                 695(2)
President of Five Star                 2002         226,615            20,000         -0-                 602(2)
                                       2001         188,009               -0-         150,000(1)          404(2)

Steven Cliff                           2003         226,614                 0          -0-             7,980 (3)
President of MXL                       2002         225,367            30,000          -0-             6,270 (3)
                                       2001         224,159            -0-             -0-             5,985 (3)


(1) Consists of options to purchase shares of common stock granted pursuant to Five Star's 1994 Non-Qualified Stock Option Plan.

(2)      Consists of premiums for executive life insurance.


(3)      Consists of matching contributions to 401(k) Savings Plan.

Option Grants in 2003

No options were granted to the named executive officers in 2003.


Employment Agreements

         Charles Dawson. As of November 28, 2001, Charles Dawson and Five Star entered into an employment agreement pursuant to which Mr. Dawson is employed as President of Five Star for a period commencing January 1, 2002 until December 31, 2005, (the "Employment Term"), unless sooner terminated.

         Commencing January 1, 2002, Mr. Dawson's base salary is $225,000, with annual increases of at least 3% effective on the second year of the Employment Term. Mr. Dawson will receive a target bonus of $100,000, calculated based upon the following two components: (1) earnings growth of Five Star and (2) an achievement by Five Star of certain goals, weighted 75% and 25% respectively. Mr. Dawson's target bonus for the years 2004 and 2005, will be $120,000, and $130,000, respectively, which will be determined by components and weighting factors based upon the goals and objectives of Five Star, mutually agreed upon. Pursuant to the employment agreement, Five Star granted Mr. Dawson under Five Star's option plan, five-year options to purchase 150,000 shares of Five Star's common stock at an exercise price of $0.14 per share. Such options vest 20% per annum, commencing on November 28, 2001. Five Star is also required to provide Mr. Dawson with an automobile.

         Five Star may terminate the employment agreement for cause which is defined as (i) breach by Mr. Dawson of any of the terms of the employment agreement, provided that Five Star has given fifteen days notice prior to termination for any breach of any of the terms of the employment agreement which are capable of cure, (ii) gross neglect by Mr. Dawson of his duties continuing for 30 days after written warning issued to Mr. Dawson setting forth the conduct constituting such gross neglect, (iii) conviction of Mr. Dawson for any felony or any crime involving moral turpitude, (iv) the conviction of Mr. Dawson of any offense involving the property of Five Star or any of its affiliates,(v) the commission by Mr. Dawson of any act of fraud or dishonesty, (vi) the engagement by Mr. Dawson in misconduct resulting in serious injury to Five Star, or (vii) the physical or mental disability of Mr. Dawson, whether totally or partially, if he is unable to perform substantially his duties for a period of (i) two consecutive months or (ii) shorter periods aggregating three months during any twelve month period, such termination to be effective thirty days after written notice of such decision delivered to Mr. Dawson. If Mr. Dawson is terminated for cause, he shall not be entitled to any compensation, including without limitation, the bonus, if any, after the date of termination for the year in which the termination takes place. If Mr. Dawson's employment is terminated by his death or disability, Five Star is required to pay Mr. Dawson his base salary then in effect for the month during which termination occurred, and four months thereafter. In the event that termination occurs more than six months after the start of the then-current contract year, Mr. Dawson shall receive a bonus for that year prorated through the date of termination.

         If Five Star terminates the employment agreement for any reason, other than those set forth in the employment agreement, Five Star is obligated to continue to pay Mr. Dawson's base salary as then in effect for the period commencing from the date of termination and ending on the termination date of the employment agreement and shall only be obligated to pay the Bonus, if any, through the date of termination on a pro rata basis.

National Patent Development Executive Incentive Compensation Plan

         On November 3, 2003, the sole stockholder and the Board of Directors of National Patent Development adopted National Patent Development's 2003 Incentive Stock Plan, or the 2003 Plan. The aggregate number of shares of National Patent Development common stock available for issuance under the 2003 Plan will not exceed 1,750,000.

         The 2003 Plan is integral to National Patent Development's compensation strategies and programs and will maintain the flexibility that National Patent Development needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees essential for achievement of National Patent Development's success. The Board of Directors believes that the 2003 Plan will enhance the long-term stockholder value of National Patent Development by offering participants opportunities to acquire a proprietary interest in National Patent Development and to link their interests and efforts to the long-term interests of National Patent Development's stockholders.

         The 2003 Plan will permit awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of National

Patent Development's common stock. Stockholder approval of the 2003 Plan permits performance-based awards available under the 2003 Plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

         Awards and grants under the 2003 Plan are referred to collectively as "Awards." Those eligible for Awards under the 2003 Plan include any employee, officer or director of National Patent Development or any entity that is directly or indirectly controlled by National Patent Development. Consultants, agents, advisors and independent contractors who provide services to National Patent Development are also eligible to receive Awards.
Persons who receive Awards are referred to as "Participants."

         Shares Available for Issuance

         The aggregate number of shares of common stock available for issuance under the 2003 Plan will not exceed 1,750,000. No Participant may receive in any one calendar year Awards relating to more than 250,000 shares of Company stock.

         If there is any change in National Patent Development stock by reason of any stock split, stock dividend, spin-off, recapitalization, merger, consolidation, combination, or exchange of shares, distribution to stockholders other than a normal cash dividend or other change in National Patent Development's corporate or capital structure, the maximum number and kind of securities (i) available for issuance under the 2003 Plan, (ii) available for issuance as incentive stock options, (iii) that may be subject to Awards received by any Participant in any one calendar year, (iv) that may be subject to different types of Awards and (v) that are subject to any outstanding Award and the price of each security may be equitably adjusted by the Compensation Committee in its discretion.

         Shares covered by an Award will not count against the shares available for issuance under the 2003 Plan until they are actually issued and delivered to a Participant. If an Award granted under the 2003 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all of the shares subject to the Award, the shares covered by such Award will again be available for use under the 2003 Plan. In addition, shares that are (i) tendered by a Participant or retained by National Patent Development as payment for the purchase price of an Award or to satisfy tax withholding obligations, (ii) covered by an Award that is settled in cash, or (iii) reacquired by National Patent Development on the open market using cash proceeds received by National Patent Development from the exercise of Stock Options, will be available for issuance under the 2003 Plan.


         Administration

         The 2003 Plan will be administered by the Compensation Committee of the Board of Directors.

         Awards


         Performance Share and Performance Unit Awards. The Compensation Committee may grant Awards of performance shares and/or performance units to Participants. Each Award of performance shares will entitle the Participant to a payment in the form of shares of National Patent Development stock upon the attainment of specified performance goals. Each Award of performance units will entitle the Participant to a cash payment upon the attainment of specified performance goals. No Participant who is a "covered employee" for purposes of
Section 162(m) of the Internal Revenue Code may earn more than $500,000 pursuant to a performance unit award in any one calendar year. The performance units may be paid in National Patent Development stock, at the discretion of the Compensation Committee.

         Restricted Stock and Stock Unit Awards. Restricted stock consists of shares of National Patent Development stock that are transferred or sold by National Patent Development to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Stock Units are the right to receive shares of National Patent Development stock, cash or a combination of shares and cash at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee. Upon a Participant's satisfaction of any terms, conditions and restrictions, as determined by the Compensation Committee, the shares covered by a restricted stock Award will be transferred to the Participant, and stock units will be paid in cash, shares of National Patent Development stock or a combination of both. The Compensation Committee may determine whether restricted stock or stock unit Awards accrue dividends or dividend equivalents with respect to the shares of National Patent Development stock underlying any Award.

         Stock Options. The Compensation Committee may grant stock options to Participants either in the form of incentive stock options or nonqualified stock options. The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares for the date the stock option is granted. For purposes of the 2003 Plan, for National Patent Development stock traded on the OTC Bulletin Board, fair market value means the average of the closing bid and asked prices on such date (or, if no shares were traded that day, on the last sale date, provided it was within a reasonable period of time before the grant date); if National Patent Development stock is traded on a national exchange or on the Nasdaq market, fair market value means the closing price of such stock on the date the stock option is granted (or, if no shares were traded that day, on the last sale date, provided it was within a reasonable period of time before the grant date); if National Patent Development stock is not traded in the OTC Bulletin Board and is not listed on a national exchange or on the Nasdaq market (or if it is so listed or traded, but no shares were traded within a reasonable period of time before the grant date), fair market value is determined by the Compensation Committee from all relevant available facts. The term of a stock option cannot exceed ten years. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire.

         Performance Criteria. Awards of performance shares, performance units, restricted stock, stock units and other Awards under the 2003 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code. These business criteria are profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets. Any performance criteria may be used to measure the performance of National Patent Development as a whole or any business unit of National Patent Development. Any performance criteria may include or exclude nonrecurring items, which are items deemed by the Compensation Committee not to be reflective of National Patent Development's core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

         Amendment and Termination of the 2003 Plan

         The Board or the Compensation Committee may amend the 2003 Plan, except that if any applicable statute, rule or regulation, including those of any securities exchange, requires stockholder approval with respect to any amendment of the 2003 Plan, then to the extent so required, stockholder approval will be obtained. The 2003 Plan specifically provides that the Compensation Committee may not, without the prior approval of National Patent Development's stockholders, cancel any outstanding option for the purpose of reissuing the option to the Participant at a lower exercise price or reduce the exercise price of an outstanding option. Unless sooner terminated by the Board, the 2003 Plan will terminate ten years from the date stockholders approve the 2003 Plan.

         Federal Income Tax Consequences

         National Patent Development has been advised by counsel that the material tax consequences as they relate to Awards under the 2003 Plan to National Patent Development and to its employees who are U.S. citizens under current U.S. federal income tax laws are as follows:

         Performance Shares, Restricted Stock and Stock Units. A Participant who receives an Award of performance shares, restricted stock or stock units does not generally recognize taxable income at the time the Award is granted. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

         A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the Award is granted.

         National Patent Development receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

         Incentive Stock Options. A Participant does not generally recognize taxable income upon the grant or upon the exercise of an incentive stock option. Upon the sale of shares subject to an incentive stock option, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise and National Patent Development is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

         The exercise of an incentive stock option may in some cases trigger liability for the alternative minimum tax.

         If a Participant sells shares subject to an incentive stock option before having held them for at least one year after the date of exercise and two years after the date of grant, the Participant recognizes ordinary income to the extent of the lesser of (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Participant has held the shares prior to disposition. In the year of disposition, National Patent Development receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

         Nonqualified Stock Options. A Participant does not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the nonqualified stock option on the date of exercise exceeds the exercise price. National Patent Development receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the nonqualified stock option.

         General. National Patent Development may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either National Patent Development's chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. National Patent Development believes that Awards in the form of performance stock, performance units, performance-based restricted stock, performance-based stock units and stock options may qualify as performance-based compensation and, as such, be exempt from the $1 million limitation on deductible compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF NATIONAL PATENT DEVELOPMENT

         The current stockholders of GP Strategies, including certain of the executive officers and directors of National Patent Development, will receive shares of National Patent Development common stock in the spin-off. In addition certain directors and executive officers of National Patent Development may be granted options to purchase shares of National Patent Development common stock.

         The following table sets forth the beneficial ownership of National Patent Development common stock by each person National Patent Development believes will own beneficially more than 5% of National Patent Development's common stock, based on their ownership of GP Strategies common stock and Class B capital stock as of March 31, 2004. Footnotes refer to filings made with the Securities and Exchange Commission, or SEC, with respect to securities of GP Strategies.




      Name and Address                 Amount and Nature of         Percent of
    of Beneficial Owner                Beneficial Ownership           Class

  Bedford Oak Partners, L.P.             2,431,500 shares(1)         13.8%
  100 South Bedford Road
  Mt. Kisco, NY 10549

  Gabelli Asset Management, Inc.         1,869,445 shares(2)         10.6%
  One Corporate Center
  Rye, NY 10580

  EGI-Fund (02-04) Investors, L.L.C.     1,390,000 shares(3)          7.9%
  Two N. Riverside Plaza
  Chicago, IL 60606

  Caxton International Limited           1,251,200 shares(4)          7.1%
  315 Enterprise Drive
  Plainsboro, NJ 08536

  Dimensional Fund Advisors, Inc.          878,955 shares(5)          5.0%
  1299 Ocean Avenue
  Santa Monica, CA 90401

----------

   (1) Based on a Schedule 13D filed jointly by Bedford Oak Partners, L.P. ("Bedford Oak"), Bedford Oak Advisors, LLC and Harvey P. Eisen with the SEC on July 25, 2002. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak.

    (2) Based on a Schedule 13D filed jointly by Gabelli Funds, LLC, GAMCO Investors, Inc. , MJG Associates, Inc., Gabelli Advisers, Inc., Gabelli

        Group Capital Partners, Inc. , Gabelli Asset Management, Inc. and Mario
        J. Gabelli. Mario Gabelli directly or indirectly controls or acts as chief investment officer for these entities. Includes 1,394,745 shares estimated to be issuable upon exercise of warrants to purchase shares of National Patent Development common stock. See "Description of Warrants."

    (3) Based on a Schedule 13D filed jointly by EGI-Fund (02-04) Investors, L.L.C., or the EGI Purchaser, ( EGI Managing Member (02-04), L.L.C. and SZ Investments, L.L.C. with the SEC on May 13, 2002 and information supplied by such entities. EGI Managing Member is the managing member of EGI Purchaser and SZ Investments is the managing member of EGI Managing Member. Samuel Zell is the President of EGI Purchaser, Managing Member and SZ Investments. and is the Chairman of the Board of Directors of Equity Group Investments, L.L.C. SZ Investments is owned by various trusts for the benefit of Samuel Zell and his family.

    (4) Based on a Schedule 13D/A filed jointly by Caxton International Limited, Caxton Associates, L.L.C., Bruce S. Kovner, Caxton Equity Growth (BVI) Ltd. and Caxton Equity Growth LLC. Mr. Kovner is Chairman of Caxton Corporation. Caxton Corporation is the manager and majority owner of Caxton Associates.

   (5) Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the SEC on February 3, 2003. Dimensional has stated that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.


The following table sets forth the beneficial ownership of National Patent Development common stock by each National Patent Development director, each of National Patent Development's executive officers, and all National Patent Development directors and executive officers as a group, based on their ownership of GP Strategies common stock and Class B capital stock as of March 31, 2004.

                                          Total Number
                                          of Shares of
                                          Common stock         Percent of Common
                                          Beneficially               Stock
                       Name                  Owned                   Owned

Harvey P. Eisen.............              2,432,999(1)               13.8%
Jerome I. Feldman...........                611,242(2)                3.5%
Scott N. Greenberg..........                 27,059(3)                 *
Roald Hoffmann..............                  3,116                    *
Ellen Havdala...............                    -  (4)                 *
Andrea D. Kantor............                  5,301(5)                 *
Charles Dawson..............                      -                    *
Steven Cliff................                  2,739 (6)                *
Thomas C. Kinnear........                         -                    *
Talton R. Embry...........                        -                    *
Directors and Executive
  Officers as a Group
(10 persons)...............              3,082,456 (4)(7)           17.5%

----------
  *The number of shares owned is less than one percent of the outstanding shares.

   (1) Includes 2,431,500 shares of common stock beneficially owned by Bedford Oak. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak. See footnote 1 to 5% stockholders table.

   (2) Includes 1,173 shares of common stock held by members of Mr. Feldman's family, and 4,419 shares of common stock allocated to Mr. Feldman's account pursuant to the provisions of the GP Retirement Savings Plan (the "GP Plan"). Mr. Feldman disclaims beneficial ownership of the 1,173 shares of common stock held by members of his family.

   (3) Includes 4,000 shares of common stock held by members of Mr. Greenberg's family, and 5,341 shares of common stock allocated to Mr. Greenberg's account pursuant to the provisions of the GP Plan. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of common stock held by members of his family.

   (4) Does not include 1,390,000 shares of common stock beneficially owned by EGI. Ms. Havdala disclaims beneficial ownership of such shares.

   (5) Includes 5,301 shares of common stock allocated to Ms. Kantor's account pursuant to the provisions of the GP Plan.

   (6) Includes 2,739 shares of common stock allocated to Mr. Cliff's account pursuant to the provisions of the GP Plan.

   (7) Includes 17,800 shares of common stock allocated pursuant to the provisions of the GP Plan.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Shares


         Under National Patent Development's Certificate of Incorporation, the authorized capital stock of National Patent Development consists of 30,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, $.01 par value per share. GP Strategies currently owns all outstanding shares of common stock. No shares of preferred stock have been issued. Immediately after the spin-off, based on the number of shares of common stock and Class B capital stock of GP Strategies outstanding at August 10, 2004 and the distribution ratio of one share of National Patent Development common stock for every share of GP Strategies common stock and Class B capital stock, approximately 17,672,837 shares of the National Patent Development common stock and no shares of the preferred stock will be issued and outstanding. GP Strategies will not own shares of National Patent Development common stock after the spin-off.


Common Stock

         Each outstanding share of National Patent Development common stock entitles the holder to one vote on all matters requiring a vote of stockholders. Since the common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of National Patent Development and the holders of the remaining shares would not be able to elect any directors. See "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of National Patent Development."

         Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of the common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a voluntary or involuntary liquidation of National Patent Development, all stockholders are entitled to a pro rata distribution of the assets of National Patent Development remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of common stock have no conversion or preemptive rights.

Preferred Stock

         The Certificate of Incorporation authorizes the Board, without any vote or action by the holders of common stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and to fix the powers, designations, preferences and relative, participating, optional or other special rights of any series of preferred stock. Issuances of preferred stock would be subject to any applicable rules of organizations on which National Patent Development stock is then quoted or listed. Depending upon the terms of preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of National Patent Development. If any shares of preferred stock are issued with voting powers, or if additional shares of common stock are issued, the voting power of the outstanding common stock would be diluted.

         National Patent Development believes that the availability of preferred stock will provide increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise.

Transfer Agent and Registrar

         Computershare Investor Services LLC will be the transfer agent and registrar for the National Patent Development common stock immediately following the spin-off.



                             DESCRIPTION OF WARRANTS


         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008, or the Gabelli Notes, and 937,500 warrants, or the GP Warrants. The aggregate purchase price of the Gabelli Notes and GP Warrants was $7,500,000. Such sale was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering of securities.


         The Note and Warrant Purchase Agreement provides that, on completion of the spin-off, National Patent Development will issue warrants, or the Warrants, to the holders of the GP Warrants. The Warrants will entitle the holders to purchase, in the aggregate, a number of shares of National Patent Development common stock equal to 8% of the number of shares outstanding at completion of the spin-off, subject to reduction for any GP Warrants exercised prior to the spin-off. The Warrants will be issued to the holders of the GP Warrants on the record date for the spin-off, and allocated among them pro-rata based on the respective number of GP Warrants held by them on such date. The exercise price of the Warrants will be 160% of the average closing price of the National Patent Development common stock over the 20 consecutive trading days commencing on the record date of the spin-off. The Warrants will be exercisable at any time after their exercise price is calculated through August 2008. The Warrants will contain anti-dilution provisions for stock splits, reorganizations, mergers, and similar transactions. National Patent Development has agreed to file a registration statement to register the resale of the shares of its common stock issuable on exercise of the Warrants, and to certain other registration rights in favor of the holders of the Warrants.

         The Gabelli Notes are secured by a mortgage on GP Strategies property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property.

                           DESCRIPTION OF INDEBTEDNESS

         On March 8, 2001, MXL entered into a loan in the amount of $1,680,000, secured by a mortgage covering the real estate and fixtures on its property in Pennsylvania. At March 31, 2004, $1,380,000 of such loan was outstanding. The loan requires monthly repayments of $8,333 plus interest at 2.5% above the one month LIBOR rate and matures on March 8, 2011, when the remaining amount outstanding of approximately $680,000 is due in full. The loan is guaranteed by GP Strategies. The proceeds of the loan were used to repay a portion of the GP Strategies' short-term borrowings under its prior credit agreement.

         On July 3, 2001, MXL entered into a loan in the amount of $1,250,000, secured by a mortgage covering the real estate and fixtures on its property in Illinois. At March 31, 2004, $1,178,000 of such loan was outstanding. The loan requires monthly payments of principal and interest in the amount of $11,046 with interest at a fixed rate of 8.75% per annum, and matures on June 26, 2006, when the remaining amount outstanding of approximately $1,100,000 is due in full. The loan is guaranteed by GP Strategies. The proceeds of the loan were used to repay a portion of the GP Strategies' short-term borrowings under its prior credit agreement.

         On September 15, 2003, MXL purchased machinery, equipment and inventory from AOtec, located in the Massachusetts area, for a purchase price of $1,100,000, subject to adjustment. On August 1, 2003, MXL paid $100,000 of the purchase price and issued three notes, in the amounts of $450,000, $275,000 and $275,000, due October 1, 2003, August 5, 2004 and August 5, 2005, respectively (collectively, the "AOtec Notes"). The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum. On October 1, 2003, MXL borrowed $700,000, or the AOtec Debt, from a bank to finance the purchase price and used the proceeds to pay the $450,000 Note. The AOtec Debt is payable monthly for three-years and is secured by the machinery and equipment purchased from AOtec. GP Strategies guaranteed the AOtec Debt.

         On June 20, 2003, Five Star obtained a new loan and security agreement with Fleet Capital Corporation. The agreement has a maturity date of June 30, 2008 and provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon specified percentages of eligible inventory and eligible accounts receivable, as defined therein. The interest rates under the agreement consist of LIBOR plus a credit spread for borrowings not to exceed $15,000,000 and the prime rate plus a credit spread for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star achieves and maintains certain performance benchmarks. At March 31, 2004 and December 31, 2003, approximately $22,644,000 and $16,685,000 was outstanding under the loan and security agreement and approximately $1,980,000 and $480,000 was available to be borrowed, respectively.

         On June 20, 2003, GP Strategies entered into an Agreement of Subordination and Assignments, or the Subordination Agreement, with Five Star and its lenders that permits the annual repayment of principal on the Five Star Note. Pursuant to the provisions of the Subordination Agreement, in each of June and July 2003, GP Strategies received a partial repayment from Five Star in the amount of $500,000, reducing the outstanding principal amount of the Five Star Note from $4,500,000 to $3,500,000. On October 8, 2003, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of Five Star common stock, reducing the outstanding principal amount of the Five Star Note to $3,000,000. Pursuant to the provision of the Subordination Agreement, in December 2003, GP Strategies received a partial repayment from Five Star in the amount of $200,000, further reducing the outstanding principal amount of the Five Star Note to $2,800,000. The Five Star Note and all the shares of Five Star common stock owned by GP Strategies, along with GP Strategies' rights under the Subordination Agreement, will be transferred to National Patent Development prior to the spin-off.

         As of December 31, 2003 MXL provided security for General Physics' Financing and Security Agreement. The Financing and Security Agreement provides for a maximum outstanding balance of $25 million and was secured by certain of the assets of General Physics and the accounts receivable of MXL. The Financing and Security Agreement is also guaranteed by GP Strategies. MXL provided a limited guaranty up to the value of its account receivable collateral securing the Financing and Security Agreement. For the continuation of the bank's security interest in MXL's accounts receivable and the continuation of its limited guarantee after the spin-off, General Physics paid MXL a guarantee fee of 2% of the value of the borrowing base collateral attributable to MXL, calculated monthly. At General Physics' option, General Physics could eliminate MXL's accounts receivable from the borrowing base under the Financing and Security Agreement, provided that General Physics made a mandatory prepayment under the Financing and Security Agreement to eliminate any borrowing base deficiency. At such point, all obligations of MXL relating to the Financing and Security Agreement terminated, MXL's limited guaranty of the Financing and Security Agreement became void, and General Physics was no longer required to pay to MXL the guarantee fee. In March 2004 General Physics eliminated MXL's accounts receivable from the borrowing base, no mandatory prepayment was required by General Physics, and the guarantee fee was eliminated.

         Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GP Strategies issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of Gabelli Notes, and 937,500 GP Warrants, each entitling the holder thereof to purchase (subject to adjustment) one share of GP Strategies common stock. See "Description of Warrants." The Gabelli Notes are secured by a mortgage on GP Strategies property located in Pawling, New York that will be contributed to MXL in connection with the spin-off. MXL will assume the mortgage, but without liability for repayment of the Gabelli Notes or any other obligations of GP Strategies under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Gabelli Notes, GP Strategies has agreed to indemnify MXL for loss of the value of the property.

         GP Strategies has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses, totaling approximately $1,347,000 per year through the first quarter of 2007, and an aggregate of $116,000 for certain equipment leases through April 2004. GP Strategies' guarantee of such leases was in effect when Five Star was a wholly-owned subsidiary of GP Strategies. In 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to the predecessor corporation of Five Star. As part of this transaction, the landlord of the New Jersey and Connecticut facilities and the lessor of the equipment did not consent to the release of GP Strategies' guarantee.


                   ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

         National Patent Development's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may discourage or delay the acquisition of control of National Patent Development by means of a tender offer, open market purchases, a proxy contest or otherwise.


Purposes of Provisions

         The relevant provisions of the Certificate of Incorporation and Bylaws are intended to discourage certain types of transactions that may involve an actual or threatened change of control of National Patent Development and to encourage any person who might seek to acquire control of National Patent Development to negotiate with the Board of Directors. Management of GP Strategies and National Patent Development believe that generally the interests of the stockholders would be served best if any change in control results from negotiations with the National Patent Development Board of the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive stockholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide.

         The Certificate of Incorporation and the Bylaws will be effective on or before the Distribution Date, and are filed as exhibits to National Patent Development's registration statement on Form 10 of which this Information Statement is a part.

Delaware Section 203

         Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless:

          o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

          o on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         Section 203 generally defines an "interested stockholder" to include:

          o any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

          o    the affiliates and associates of any such person.

          o Section 203 generally defines a "business combination" to include:

          o mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

          o certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

          o certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder; and

          o receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

         Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted bylaws may exclude a corporation from the restrictions imposed thereunder. Neither our Certificate of Incorporation nor our Bylaws exclude us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board of Directors since the stockholder approval requirement would be avoided if the Board approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder.

Number of Directors; Removal; Vacancies

         The Board currently consists of seven persons. Our Certificate of Incorporation provides that the Board, by resolution, may increase or decrease the authorized number of directors and that stockholders do not have the right to increase or decrease the number of directors. Directors may be removed only for cause and only by a vote of the holders of two-thirds of the stockholders entitled to vote thereon. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by a majority of the directors then in office.

Stockholder Action

         The Certificate of Incorporation requires all stockholder action to be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent. The Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called by the Board of Directors, the Chairperson or the President. Stockholders may not call special meetings.

         The provisions prohibiting stockholder action by written consent and not permitting any stockholder or group thereof to call a special meeting may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of the stockholders.

Amendment of Bylaws

         The Certificate of Incorporation also authorizes stockholders to adopt, amend, or repeal Bylaws, but only by the affirmative vote of the holders of 75% of the voting power of the shares of capital stock entitled to vote thereon. The Board of Directors is also authorized to adopt, amend, or repeal Bylaws.


Stockholder Proposals and Nominations



         National Patent Development's Bylaws establish an advance notice procedure for nominations of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. This procedure provides that only such nominations may be considered and such business may be conducted at an annual meeting as have been specified in the notice of such meeting or brought before the meeting by or at the direction of the Board or by a stockholder who has given to the Secretary of National Patent Development timely written notice, in proper form, of the same.

         To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of National Patent Development not less than 90 days prior to the anniversary of the preceding year's annual meeting or, if the annual meeting date is not within 30 days before or after such anniversary date, within 10 days after public disclosure of the annual meeting date.

         To be in proper form, each notice must set forth:


          o if such notice relates to a stockholder proposal a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

          o If such notices relates to a nomination for director, the name, age, business address and residence address, and principal occupation or employment of the nominee, the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the nominee and any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings require to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.


          o    the name and record address of such stockholder,

          o the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder,


          o if such notices relates to a stockholder proposal a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business,

          o If such notice relates to a nomination for director, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names0 pursuant to which the nomination(s) are to be made by such stockholder,

          o If such notice relates to a nomination for director, any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

          o If such notice relates to a nomination for director, a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected, and

          o a representation that such stockholder intends to appear in person or by proxy at the annual meeting to make such nomination or bring such business before the meeting.


Preferred Stock and Additional Common Stock

         The Board's authority to issue of shares of common stock and preferred stock and to fix by resolution the terms and conditions of each series of preferred stock may either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board of Directors will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its stockholders, customers, employees or other constituencies.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indemnification

         Our Certificate of Incorporation and Bylaws provide for indemnification of our officers and directors to the extent permitted by Delaware law for expenses (including counsel fees and disbursements), judgments, fines, and amounts paid in settlement. The Certificate of Incorporation and Bylaws also provide with respect to officers and directors covered by indemnity that:

o the rights conferred on the covered officers and directors thereby are not exclusive of any other rights which the officer or director may have or thereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise,

o such indemnification will not be paid if it is determined by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding giving rise to such indemnification, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standards of conduct set forth in Delaware law,

o expenses will be advanced if the officer or director undertakes to repay such expenses if it is determined that such director or officer is not entitled to be indemnified, and

o any repeal or modification of the relevant provisions of the Bylaws will not adversely affect any right or protection thereunder of any covered officer or director in respect of any act or omission occurring prior to the time of such repeal or modification.


Elimination of Liability in Certain Circumstances

         The Certificate of Incorporation eliminates the personal liability of directors to National Patent Development or its stockholders for monetary damages for breach of fiduciary duty, except that directors remain liable for:

          o breaches of their duty of loyalty to National Patent Development and its stockholders,

          o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

          o for unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and which expressly sets forth a negligence standard with respect to such liability, and

          o transactions from which a director derives improper personal benefit.

         These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

                INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

         The Board of Directors of National Patent Development Corporation has selected EISNER LLP, an independent accounting firm, to audit National Patent Development's financial statements for the year ended December 31, 2003. EISNER LLP has served as independent accountants of National Patent Development Corporation since August 12, 2003.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

   National Patent Development Corporation
                                                                          Page

   Report of Independent Registered Public Accounting Firm                 F-2

   Consolidated Statements of Operations - Years ended December 31,
   2003, 2002 and 2001 and three months ended March 31, 2004 and
   March 31, 2003 (unaudited)                                              F-3

   Consolidated Statements of Comprehensive Income (Loss )- Years
   ended December 31, 2003, 2002 and 2001 and three months
   ended March 31, 2004 and March 31, 2003 (unaudited)                     F-3

   Consolidated Balance Sheets - December 31, 2003 and 2002
   and March 31, 2004 (unaudited)                                          F-4

   Consolidated Statements of Cash Flows - Years ended December 31, 2003, 2002 and 2001 and three months ended March 31, 2004 and March 31, 2003 (unaudited) F-5

   Consolidated Statements of Changes in Stockholder's Equity -
   Years ended December 31, 2003, 2002 and 2001 and three months
   ended March 31, 2004 (unaudited)                                        F-8

   Notes to Consolidated Financial Statements                              F-9

   SUPPLEMENTARY DATA

   Selected Quarterly Financial Data (unaudited)                          F-34

   Schedule II - Valuation and Qualifying Accounts                        F-35

   Five Star Products, Inc.

   Report of Independent Registered Public Accounting Firm                F-37

   Consolidated Balance Sheets - December 31, 2002 and 2001               F-38

   Consolidated Statements of Operations - Years ended December 31,
   2002 and 2001                                                          F-39

   Consolidated Statements of Changes in Stockholders'
     Equity - Years ended December 31, 2002 and 2001                      F-40

   Consolidated Statements of Cash Flows - Years ended
     December 31, 2002 and 2001                                           F-41

   Notes to Consolidated Financial Statements                             F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholder of
National Patent Development Corporation:

We have audited the accompanying consolidated balance sheets of National Patent Development Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, comprehensive loss, cash flows and stockholder's equity for each of the years in the three year period ended December 31, 2003. Our audit also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Patent Development Corporation and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the Unites States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


As discussed in Note 8 to the consolidated financial statements, effective January 1, 2002 the Company changed its accounting method for goodwill.

New York, New York
May 19, 2004, except for Note 1, as to which the date is July 30, 2004

                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                          Three Months Ended
                                                               March 31,                     Year Ended December 31,
----------------------------------------------------- ---------------------------- ---------------------------------------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
                                                          2004           2003            2003          2002            2001
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- ---------------------------- --------------- -------------- --------------
                                                              (unaudited)
Sales                                                      $29,121      $27,431        $103,698       $9,996        $11,184
Cost of sales                                               24,357       22,760          84,116        7,897          8,368
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Gross margin                                                 4,764        4,671          19,582        2,099          2,816
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Selling, general and administrative expenses                (4,668)      (4,295)        (18,274)      (2,047)        (1,964)
Income related to equity investee                                                                        439            259
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Operating  profit                                               96          376           1,308          491          1,111
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Interest expense                                              (205)        (205)           (864)        (208)          (169)
Investment and other income (loss)                             (95)           2             (61)           9           (178)
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Income (loss) before income taxes and minority                (204)         173             383          292            764
interest
Income tax expense (benefit)                                   (26)         100             176          145            395
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Income (loss) before minority interest                        (178)          73             207          147            369
Minority interest                                             (119)        (121)           (311)
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Net  income (loss)                                           $(297)        $(48)          $(104)        $147           $369
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
----------------------------------------------------- -------------- ------------- --------------- -------------- --------------
Pro forma net income (loss) per share
Basic and diluted (unaudited)                                  $ (.02)     $.00             $ (.01)    $  .01        $ .03

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (in thousands)

                                                              Three Months Ended
                                                                  March 31,                      Year Ended December 31,
-------------------------------------------------------- ----------------------------- ---------------------------------------------
-------------------------------------------------------- --------------- ------------- --------------- -------------- --------------
                                                             2004            2003              2003           2002         2001
-------------------------------------------------------- --------------- ------------- --------------- -------------- --------------
-------------------------------------------------------- ----------------------------- --------------- -------------- --------------
                                                                 (unaudited)
Net income (loss)                                               $(297)           $(48)        $(104)          $147         $369
Other comprehensive income (loss), before tax:
Net unrealized loss on available-for-sale-securities
                                                                 (486)           (170)         (902)          (833)      (1,475)
Reclassification adjustment for loss on securities
sold included in net loss                                         140
Net unrealized gain (loss) on interest rate swap, net
of minority interest                                             (162)                           43
                                                         --------------- ------------- --------------- -------------- --------------
                                                         --------------- ------------- --------------- -------------- --------------
Comprehensive loss before tax                                    (805)           (218)         (963)          (686)      (1,106)
Income tax benefit related to items of
 other comprehensive loss                                          63              66           116            325          575
                                                         --------------- ------------- --------------- -------------- --------------
                                                         --------------- ------------- --------------- -------------- --------------

Comprehensive loss                                              $(742)          $(152)        $(847)         $(361)       $(531)
                                                                ======          ======        ======         ======       ======


                           See accompanying notes to consolidated financial statements.



                     NATIONAL PATENT DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                   March 31,                    December 31,
---------------------------------------------------------------- ------------------ -------------------------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
                                                                   2004               2003              2002
---------------------------------------------------------------- ------------------ ------------------ ------------------
                                                                   (unaudited)
Assets
Current assets
Cash and cash equivalents                                          $     202          $     602         $   562
Accounts and other receivables less allowance
 for doubtful accounts of $790, $739 and $37                       19,425             13,192            2,544
Inventories                                                        27,967             28,300                    1,380
Receivable from GP Strategies Corporation                          1,486              709
Deferred tax assets                                                213                80
Prepaid expenses and other current assets                          349                845                         247
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
Total current assets                                               49,642             43,728                    4,733
---------------------------------------------------------------- ------------------ ------------------ ------------------

Receivable from GP Strategies Corporation                                                                      10,116
Investment in and note receivable from equity investee                                                          6,260
Marketable securities available for sale                           2,028              2,981                       756
Property, plant and equipment, net                                 5,643              5,725                     4,829
Goodwill                                                           182                182                         182
Other assets                                                       3,009              3,132                     2,994
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
                                                                   $60,504            $55,748                 $29,870
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------

Liabilities and stockholder's equity
Current liabilities
Current maturities of long-term debt                               $    394           $    389                 $  205
Short term borrowings                                              22,919             16,960
Accounts payable and accrued expenses                              15,850             15,814                      574
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
Total current liabilities                                          39,163             33,163                      779
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------

Long-term debt less current maturities                             3,103              3,203                     2,670
Deferred tax liability                                             114                102                         970
Interest rate swap, at market                                      196

Minority interest                                                  1,389              2,044

Stockholder's equity (Note 14(b))
Stockholder's investment                                           18,316             18,124                   18,565
Retained earnings (deficit)                                        (797)              (353)                     6,678
Accumulated other comprehensive income (loss)                      (980)              (535)                       208
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
Total stockholder's equity                                         16,539             17,236                   25,451
---------------------------------------------------------------- ------------------ ------------------ ------------------
---------------------------------------------------------------- ------------------ ------------------ ------------------
                                                                      $60,504              $55,748            $29,870
---------------------------------------------------------------- ------------------ ------------------ ------------------

          See accompanying notes to consolidated financial statements.



                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                   Three Months Ended
                                                                        March 31,                   Year ended December 31,
------------------------------------------------------------ --------------------------- -----------------------------------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
                                                                 2004          2003          2003          2002           2001
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ --------------------------- ------------- -------------- ------------
                                                                    (unaudited)
Cash flows from operations:
Net income (loss)                                               $(297)         $(48)        $(104)         $147           $369
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating activities:
Depreciation and amortization                                     174           133           593           510            351
Minority Interest                                                (119)                         48
Income related to equity investee, prior to acquiring a
controlling financial interest                                                 (109)         (256)          (55)           (59)
Net loss on marketable securities                                  97                          36
Deferred income taxes                                             (18)          (19)         (296)           77            (50)
Allocation of expenses and taxes from GP Strategies               463           223         1,150           593            944
Impairment charge                                                                                                          400
Changes in other operating items,
net of effects of acquisitions in 2003:
Accounts and other receivables                                 (6,232)           (2)        2,620          (293)           293
Inventories                                                       333          (133)       (6,348)          354           (191)
Prepaid expenses and other assets                                 282           (36)          225           (69)          (113)
Accounts payable and accrued expenses                            (500)          111         5,027           147           (418)
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Net cash provided by (used in) operations                      (5,817)          120         2,695        $1,411         $1,526
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Cash flows from investing activities:
Additions to property, plant and equipment, net                  (124)          (42)         (525)        $(368)          $(435)
Proceeds from sales of fixed assets                                                           203
Proceeds from sale of investments                                 872                         521
Advances to GP Strategies                                      (1,138)         (206)       (1,310)         (400)         (3,698)
Payments for acquisition of AOtec assets, net of
    cash ($6) acquired in Five Star acquisition                                              (544)
Repayment of note from Five Star Products                                                   1,000
Recovery of investment in Five Star Products                                    475           475            33
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Net cash provided by (used in) investing activities              (390)          227          (180)        $(735)        $(4,133)
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Cash flows from financing activities:
Distribution to GP Strategies                                     (57)         (565)       (1,985)         (360)           (477)
Proceeds from issuance of long-term debt                                                      700                         3,338
Proceeds from (repayment of) short-term borrowings              5,959                        (932)
Repayment of long-term debt                                       (95)          (58)         (258)         (290)           (345)
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Net cash (used in) provided by financing activities             5,807          (623)       (2,475)         (650)          2,516
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------

Net (decrease) increase in cash and cash equivalents             (400)         (276)           40            26             (91)
Cash and cash equivalents at beginning of period                  602           562           562           536             627
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------
Cash and cash equivalents at end of period                       $202          $286          $602          $562            $536
------------------------------------------------------------ ------------- ------------- ------------- -------------- ------------

                           See accompanying notes to consolidated financial statements.


                     NATIONAL PATENT DEVELOPMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                           Three Months Ended
                                                                             March 31,               Year ended December 31,
---------------------------------------------------------------------- ----------------------- ------------------------------------
---------------------------------------------------------------------- ----------- ----------- ------------ ----------- -----------
                                                                           2004        2003        2003         2002        2001
---------------------------------------------------------------------- ----------- ----------- ------------ ----------- -----------
---------------------------------------------------------------------- ----------------------- ------------ ----------- -----------
                                                                            (unaudited)
Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest                                                                   $260         $47        $   398      $208        $169
Income taxes                                                                  -           -            201         2          38

Non-cash investing activities:
Conversion of Five Star Products Note Receivable
 into common stock of Five Star Products                                                               500       500
Repayment of receivable from GP Strategies
with marketable and other securities                                                                10,000
Contribution of HEB shares from GP Strategies                                                          550
Acquisition of minority interest in Five Star Products pursuant to
the tender offer                                                             657

Purchase of certain assets from AOtec:
 Fixed assets                                                                                         $900
 Inventory                                                                                             350
 Accrued expenses                                                                                     (150)
 Issuance of notes (exclusive of $450,000 note paid in 2003)                                          (550)
                                                                                                    ------
  Cash paid                                                                                        $   550
                                                                                                   =======



          See accompanying notes to consolidated financial statements.





                     NATIONAL PATENT DEVELOPMENT CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
 THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                                 (in thousands)

                                                                                             Accumulated
                                                                           Retained             other               Total
                                                          Stockholder's    earnings         comprehensive       stockholder's
                                                           investment      (deficit)        income (loss)          equity
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2000                                    $19,018        $5,946          $1,616              $26,580
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                 (900)                (900)
Net income                                                                        369                                  369
Allocation of expenses from GP Strategies                            46                                                 46
Reclassification (a)                                               (384)          384
Income tax provision deemed
 contributed by GP Strategies                                       407                                                407
Distributions to GP Strategies                                     (477)                                              (477)
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2001                                    $18,610        $6,699            $716              $26,025
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                 (508)                (508)
Net income                                                                        147                                  147
Allocation of expenses from GP Strategies                            81                                                 81
Reclassification (a)                                                168          (168)
Income tax provision deemed
 contributed by GP Strategies                                        66                                                 66
Distributions to GP Strategies                                     (360)                                              (360)
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2002                                    $18,565        $6,678            $208              $25,451
------------------------------------------------------- ------------------ ------------- -------------------- ------------------




                           See accompanying notes to consolidated financial statements.







                     NATIONAL PATENT DEVELOPMENT CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
 THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                                 (in thousands)

                                                                                               Accumulated
                                                                             Retained             other               Total
                                                            Stockholder's    earnings         comprehensive       stockholder's
                                                             investment      (deficit)        income (loss)          equity
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2002                                    $18,565         $6,678              $208              $25,451
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                    (769)                (769)
Net unrealized gain on interest rate swap,
net of tax and minority interest                                                                      26                   26
Net loss                                                                          (104)                                  (104)
Allocation of expenses from GP Strategies                           449                                                   449
Reclassification (a)                                                427           (427)
Balance of receivable from GP Strategies in excess of
carryover basis of assets received in repayment                                 (6,500)                                (6,500)
Income tax benefit deemed distributed to GP Strategies              (16)                                                  (16)
Capital contribution by GP Strategies                               550                                                   550
Distributions to GP Strategies                                   (1,985)                                               (1,985)
Other                                                               134                                                   134
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at December 31, 2003                                    $18,124          $(353)            $(535)             $17,236
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Net unrealized loss on available
 for sale securities, net of tax                                                                    (486)                (486)
Reclassification adjustment for loss on securities sold
included in net loss, net of tax                                                                     140                  140
Net unrealized loss on interest rate swap,
net of tax and minority interest                                                                     (99)                 (99)
Net loss                                                                          (297)                                  (297)
Allocation of expenses from GP Strategies                           327                                                   327
Reclassification (a)                                                147           (147)
Income tax benefit deemed distributed to GP Strategies             (225)                                                 (225)
Distributions to GP Strategies                                      (57)                                                  (57)
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------
Balance at March 31, 2004                                        18,316          $(797)            $(980)              16,539
--------------------------------------------------------- ------------------ ------------- -------------------- ------------------


(a) Principally represents net income (loss) attributable to non-core assets not operated as separate entities.



          See accompanying notes to consolidated financial statements.


                     NATIONAL PATENT DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as it relates to the three months ended March 31, 2004 and 2003 is unaudited)

1.       The Company and basis of presentation

In July 2002, the Board of Directors of GP Strategies Corporation ("GPS" or "GP Strategies") approved a spin-off of certain of its non-core assets into a separate corporation to be named National Patent Development Corporation ("National Patent Development" or the "Company"). GP Strategies will own and operate the manufacturing & process business and information technology business through its subsidiary, General Physics Corporation, and retain a 58% interest in GSE Systems Inc. The Company will own and operate the optical plastics business through its wholly-owned subsidiary, MXL Industries, Inc. ("MXL"), the home improvement distribution business through its partially owned subsidiary Five Star Products, Inc. and will also own certain other non-core assets. The separation of these businesses will be accomplished through a pro-rata distribution (the "Distribution") of 100% of the outstanding common stock of National Patent Development to the stockholders of GPS on the record date for the Distribution.

On November 14, 2002, GPS filed a ruling request with the Internal Revenue Service (the "IRS"). On March 21, 2003, the IRS issued a favorable tax ruling which would enable the Distribution to be tax-free. As a result, each GPS stockholder would receive tax-free one share of National Patent Development common stock for every share of GPS common stock or Class B capital stock owned on the record date of the Distribution.


National Patent Development was incorporated on March 10, 1998 as a wholly-owned subsidiary of GPS. On February 12, 2004, National Patent Development was recapitalized whereby the authorized capital was changed to 10,000,000 shares of preferred stock and 30,000,000 shares of common stock. On July 30, 2004, GPS contributed the following non-core assets to National Patent Development in exchange for 17,672,837 shares of common stock:


1.       100% of the outstanding common stock of MXL.

2. 9,133,417 common shares of Five Star Products, Inc. ("Five Star" or "FSP") (a publicly traded corporation) representing an approximately 64% ownership interest (see Notes 4 and 6).

3. 293,271 common shares of Millennium Cell Inc. (a publicly traded corporation) (see Note 5).


4. 1,067,900 common shares of Avenue Entertainment Group, Inc. (a publicly traded corporation) (see Note 5).


5. 100% of the common stock of JL Distributors, Inc. whose sole asset is a $2,800,000 senior unsecured 8% note from Five Star due June 30, 2005, as amended (see Note 4).

6. An option to acquire 500,000 shares of common stock (an approximate 4% interest) of Red Storm Scientific Inc., a privately held company (see
         Note 14(c)).

7. Approximately 1,000 acres of undeveloped real property located in Pawling, New York, which is being held for sale (see Note 16(b)).

8. 100% of the common stock of Chestnut Hill Reservoir Company whose sole asset is certain undeveloped property located in New England which is being held for sale.

1.       The Company and basis of presentation (Continued)


National Patent Development then transferred all of the above assets other than the MXL stock to MXL for additional MXL stock. Prior to the contribution, National Patent Development was inactive and had no operations.

In addition to the above, GPS intends prior to the Distribution to make a capital contribution to National Patent Development, which in turn will transfer to MXL, $1,875,000 in cash (the "Gabelli Allocation") and the right to receive certain proceeds of pending litigation and arbitration claims (see Notes 15 and 16(b)). This allocation is not reflected in the accompanying consolidated financial statements.


The accompanying consolidated financial statements present the historical results of operations, cash flows, assets, liabilities and changes in stockholder's equity of MXL combined with the non-core assets and their effect on results of operations and cash flows as if the contribution referred to above had occurred at the beginning of the periods presented. Commencing in 2003, as a result of the acquisition of a controlling financial interest in Five Star, its accounts have been consolidated in the accompanying financial statements as described below. In 2002 and 2001, the investment in Five Star was accounted for by the equity method. Results of operations reflect charges for allocations of corporate expense incurred by GPS (see Note 14(a)). All significant intercompany balances and transactions have been eliminated. Consolidated stockholder's equity consists of GPS's carrying value for its investment in the non-core assets contributed together with its investment in and retained earnings of MXL together with the retained earnings of Five Star from the date of consolidation. Reference to National Patent Development or the Company in the notes refers to MXL, Five Star and the non-core assets contributed to National Patent Development.

On October 8, 2003, GPS exchanged $500,000 principal amount of the $3,500,000 Senior Unsecured 8% Note due June 30, 2005, as amended, of Five Star for 2,000,000 shares of Five Star common stock, increasing GPS's ownership in Five Star from approximately 48% to approximately 54% of the then outstanding Five Star common stock and obtained a controlling financial interest. As a result, commencing as of such date the accounts of Five Star have been consolidated in the Company's financial statements. As permitted by Accounting Research Bulletin No. 51 "Consolidated Financial Statements", Five Star's results of operations are included in the 2003 consolidated statement of operations as though a controlling financial interest had been acquired by the Company at the beginning of such year and, accordingly, Five Star's sales, cost of sales and expenses are included for the twelve months ended December 31, 2003. Minority interest in earnings includes, in addition to the 46% interest in Five Star not owned by the Company, pre acquisition earnings attributable to the acquired 6% interest. This method presents results which are more indicative of the current status of the Company, and facilitates future comparison with subsequent years. The minority interest balance as of March 31, 2004 and December 31, 2003 reflected in the consolidated balance sheets is comprised of the 36 percent (after completion of the tender offer described in Note 6) and the 46 percent minority share in Five Star which the Company did not own, respectively.

MXL owns 100% of the common stock of Valera Pharmaceuticals, Inc. ("Valera") (which amounts to a 19.6% ownership interest assuming conversion of Valera outstanding preferred stock and exercise of stock options held by employees of Valera); however, it no longer has financial and operating control of the entity. On December 27, 2001, Valera completed a $7 million private placement of Valera Series A Convertible Preferred Stock to certain institutional investors. As a condition of the private placement, GPS contractually gave up operating control over Valera through an Investors Rights Agreement,

1.       The Company and basis of presentation (Continued)

and accordingly, MXL, which acquired 100% of the common stock of Valera on October 17, 2003 from GPS in partial repayment of a receivable due from GPS, accounts for its investment in Valera under the equity method (see Note 4).

The financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of National Patent Development in the future or had it operated as a separate, independent company during the periods presented.

2. Description of business and a summary of significant accounting policies

Description of business. MXL is a specialist in the manufacture of polycarbonate parts requiring strict adherence to optical quality specifications, and in the application of abrasion and fog resistant coating to these parts. Products include shields and face masks and non-optical plastic products. Five Star is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,500 independent retail dealers in twelve states in the Northeast. Products distributed include paint sundry items, interior and exterior stains, brushes, rollers, caulking compounds and hardware products

Cash and cash equivalents. Cash and cash equivalents consist of cash and highly liquid debt instruments with original maturities of three months or less.

Marketable securities. Marketable securities consist of U.S. corporate equity securities. The Company classifies its marketable securities as trading or available-for-sale investments. Trading and available-for-sale securities are recorded at their fair value. Trading securities are held principally for the purpose of selling them in the near term. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity in accumulated other comprehensive income, net of the related tax effect, until realized. A decline in the market value of any available-for-sale security below cost, that is deemed to be other than temporary, results in a reduction in carrying amount to fair value. The impairment is charged to earnings, and a new cost basis is established. Realized gains and losses are derived using the average cost method for determining the cost of securities sold. Available-for-sale securities consist of the common stock of Millennium Cell Inc. and Avenue Entertainment Group, Inc. Trading securities, which consist of the common stock of Hemispherx Biopharma, Inc., are included in other current assets at December 31, 2003. National Patent Development fully disposed of its trading securities in the three months ended March 31, 2004.

Inventories. Inventories are valued at the lower of cost or market, using the first-in, first-out method.


Revenue recognition. Revenue on product sales is recognized at the point in time when the product has been shipped, title and risk of loss has been transferred to the customer, and the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Allowances for estimated returns and allowances are recognized when sales are recorded.

Shipping and handling costs. Shipping and handling costs are included as a part of selling, general and administrative expense. These cost amounted to $1,124,000 (unaudited) and $1,120,000 (unaudited) for the three months ended March 31, 2004 and March 31, 2003, respectively, and $4,514,000, $82,000 and
$73,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

2. Description of business and a summary of significant accounting policies (Continued)


Property, plant and equipment. Property, plant and equipment are carried at cost. Major additions and improvements are capitalized while maintenance and repairs which do not extend the lives of the assets are expensed as incurred. Gain or loss on the disposition of property, plant and equipment is recognized in operations when realized.

Depreciation. The Company provides for depreciation of property, plant and equipment primarily on a straight-line basis over estimated useful lives of 5 to 40 years for buildings and improvements and 3 to 7 years for machinery, equipment and furniture and fixtures.

Long-Lived Assets. The recoverability of long-lived assets, other than goodwill, is assessed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by determining the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

The Company has investments in land with a carrying value of $2.9 million included in other assets in the Consolidated Balance Sheets which are currently held for sale (see Note 16(b)). Management believes the fair value of these investments exceed their carrying value.

Fair value of financial instruments. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate estimated fair values because of short maturities. The carrying value of the receivable from GPS approximates estimated fair value (see Note 14(b)). The carrying value of short term borrowings approximates estimated fair value because borrowings accrue interest which fluctuates with changes in LIBOR or prime. The carrying value for the Company's long-term debt, certain of which have variable interest rates, approximates fair value.

Marketable securities, other than those accounted for on the equity basis, are carried at fair value based upon quoted market prices. The interest rate swap is carried at fair value representing the amount the Company would receive or pay to terminate the swap.

Five Star interest rate swap. The interest rate swap entered into by Five Star in connection with its loan agreement (see Note 8) is being accounted for under SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires all derivatives to be recognized in the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a cash flow hedge, changes in the fair value of the derivative are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. Changes in the fair value of the interest rate swap, which has been designated as a cash flow hedge, were recognized in other comprehensive income.

2. Description of business and a summary of significant accounting policies (Continued)

Stock based compensation. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for options to acquire GP Strategies common stock granted to MXL employees under the GP Strategies stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The difference between the quoted market price as of the date of the grant and the contractual purchase price of shares is charged to operations over the vesting period. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Pro forma net income (loss) and earnings (loss) per share disclosures as if the Company recorded compensation expense based upon the fair value of the GPS stock-based awards pursuant to SFAS No. 123 has not been presented since no options have been granted to MXL employees during the periods presented and previously granted options to MXL employees vested immediately.


Pro forma net income and earnings per share disclosures as if compensation expense was recorded based on the fair value of options granted under the Five Star Products, Inc. 1994 Five Star Plan (see Note 11) have been presented in accordance with the provisions of SFAS No. 123, is as follows for the three months ended March 31, 2004 and for the year ended December 31, 2003 (in thousands, except per share amounts):



                                                            Three months ended          Year ended
                                                                 March 31,             December 31,
                                                                   2004                    2003
Net loss - As reported                                              $(297)                  $(104)
Compensation expense, net of tax
                          Five Star stock options                      (2)  (1)               (10)  (1)
                                                                  --------                --------
                          Pro forma net loss                        $(299)                 $ (114)

Basic and diluted loss per share
                          As reported                              $(.02)                $   (.01)
                          Pro forma net loss per share             $(.02)                $   (.01)



(1) Expense relates to option grants made by Five Star prior to the acquisition of a controlling interest in Five Star by the Company.


Pro forma per share data (unaudited). Pro forma basic and diluted income (loss) per share is based upon the weighted average number of shares issued being equal to the weighted average number of outstanding shares of GPS common stock and Class B capital stock, as if the distribution had occurred prior to the periods presented.

Pro forma income (loss) per share for the three months ended March 31, 2004 and 2003, and for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands, except per share amounts):

2. Description of business and a summary of significant accounting policies (Continued)

                                                      Three Months ended
                                                          March 31,                Year ended December 31,
                                                          2004         2003         2003        2002           2001
                                                          ----         ----         ----        ----           ----
                                                         (unaudited)
Basic and Diluted EPS
Net income (loss)                                         $(297)        $(48)      $(104)       $147        $369
Weighted average shares
  outstanding, basic and diluted                        17,574       16,581       17,139      15,370      13,209
Basic and diluted income (loss) per share                   $(.02)      $.00        $(.01)      $.01       $(.03)


Comprehensive income. Comprehensive income consists of net income (loss) and net unrealized gains (losses) on available-for-sale securities and the interest rate swap

Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see Note 9.)

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, accounts receivable from customers and the receivable from GP Strategies. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution. See Note 14(b) with respect to the repayment of the receivable from GP Strategies.

Interim financial information. The financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 is unaudited but includes all adjustments (consisting of normal recurring accruals) that management considers necessary for a fair presentation of its financial position, results of operations, cash flows and changes in shareholder's equity. Results for the three months ended March 31, 2004 are not necessarily indicative of results to be expected for the full fiscal year 2004 or for any future period.

3.       Inventories

Inventories are comprised of the following (in thousands):

                               March 31,                  December 31,
                               ---------                  ------------
                                   2004                 2003            2002
                                   ----                 ----            ----
                              (unaudited)
   Raw materials                    944                  921            $784
   Work in process                  464                  383             131
   Finished goods                26,559               26,996             465
                                 ------               ------        --------
                                $27,967              $28,300          $1,380
                                =======              =======          ======

4.       Investments in and note receivable from equity investee

         Five Star Products

On September 30, 1998, GP Strategies sold substantially all of the operating assets of the Five Star business to American Drug, an entity which was then 37.5% owned by GP Strategies, and received a five- year 8% unsecured senior note in the original principal amount of $5,000,000 (the "Five Star Note") as partial consideration. American Drug then changed its name to Five Star Products, Inc.

On August 31, 1998, GP Strategies entered into a voting agreement with Five Star (the "Voting Agreement") pursuant to which GP Strategies agreed that for a period of three years it would vote its shares of Five Star common stock (i) such that not more than 50% of Five Star's directors would be officers or directors of GP Strategies and (ii) on all matters presented to a vote of stockholders, other than the election of directors, in the same manner and in the same proportion as the remaining stockholders of Five Star vote. On June 30, 2002, GP Strategies and Five Star extended the Voting Agreement until June 30, 2004.


The Five Star Note was amended in November 2001 to provide for the extension of its maturity date until September 30, 2004, and on March 31, 2004 the maturity date of the Five Star Note was further extended until June 30, 2005. Under a separate Subordination Agreement between GP Strategies and the banks providing Five Star's $25,000,000 revolving loan, Five Star may make annual cash payments of principal to GP Strategies provided Five Star achieves certain financial performance benchmarks.


On August 2, 2002, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,272,727 shares of Five Star's common stock, reducing the outstanding principal amount of the Five Star Note to $4,500,000 and increasing GP Strategies ownership of the Five Star common stock to 7,133,417 shares, approximately 48% of the then outstanding shares. The transaction valued the Five Star common stock at $0.22 a share, which was at a premium to the market value at that time. At December 31, 2002, the Company owned approximately 48% of Five Star.

Pursuant to the provisions of the Subordination Agreement, on June 27, 2003, July 2, 2003 and July 7, 2003, Five Star made principal payments on the Five Star Note to GP Strategies in the amounts of $500,000, $300,000, and $200,000, respectively, reducing the outstanding principal amount of the Five Star Note to $3,500,000. On October 8, 2003, GP Strategies exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of Five Star common stock, reducing the outstanding principal balance of the Five Star Note to $3,000,000 and increasing GP Strategies' ownership of Five Star's

4. Investment in and note receivable from equity investee (Continued)


common stock to 9,133,417 shares, approximately 54% of the then outstanding shares. In consideration for GP Strategies agreeing to exchange at a price of $0.25 per share, which was at a significant premium to the market price of the Five Star common stock on the day prior to approval of the transaction, Five Star agreed to terminate the Voting Agreement and thereby GP Strategies obtained a controlling financial interest in Five Star. Accordingly, as described in Note 1, Five Star's financial statements have been consolidated with those of the Company commencing as of such date. On July 30, 2004, GP Strategies will transfer the Five Star Note to National Patent Development (See Note 1), accordingly, the Five Star Note has been eliminated from the consolidated balance sheet as of March 31, 2004 and December 31, 2003 as an intercompany balance. The balance of the Five Star Note is $2,800,000 as of March 31, 2004 and December 31, 2003, and no principal repayments are required prior to the June 30, 2005 maturity date.


The Company accounted for its investment in Five Star using the equity method prior to obtaining a controlling financial interest. A write down on this investment of $200,000 was recorded in 2001, which is included in (loss) income related to equity investee. Such write down reflected a loss in value which management determined to be other than a temporary decline. GPS's excess of its investment in Five Star over its basis of the underlying net assets, was approximately $208,000 at December 31, 2002. In 2003, 2002 and 2001, the Company received $475,000, $33,000 and $115,000, respectively, representing a recovery of a portion of its investment in Five Star.

Information relating to the Company's investment in Five Star as of December 31, 2002 and for the years ended December 31, 2002 and 2001 is as follows (in thousands):


                                                          December 31,
                                                       2002          2001
        ------------------------------------------ ------------- --------------
        ------------------------------------------ ------------- --------------
        Long-term note receivable                    $4,500
        Number of shares                              7,133
        Carrying value of shares                     $1,760
        Valuation of shares, based
          on quoted market price                     $  571
        Interest income on note (1)                  $  384        $  400
        Equity interest in net income (2)            $   55        $   59
        Write down of investment (1)                               $ (200)


(1)      Included in income related to equity investee.
(2) Net of depreciation of property, plant and equipment and amortization of goodwill (attributable to excess of the carrying value of investment in Five Star over underlying equity in its net assets) of $107,000 and $96,000 for years ended December 31, 2002 and 2001, respectively. Effective January 1, 2002, upon adoption of FASB Statement No. 142, amortization of goodwill ceased (see Note 7).

Condensed financial information for Five Star as of December 31, 2002 and for the years ended December 31, 2002 and 2001 is as follows (in thousands):

                                                     2002                2001
                                                     ----                ----
Current assets                                    $34,214
Non current assets                                  1,152
Current liabilities                                27,585
Non current liabilities                             4,500
Stockholders' equity                                3,281

Sales                                             $94,074            $94,908
Gross profit                                       16,613              16,054
Net income                                            391                 417

Valera Pharmaceuticals


Valera is a specialty pharmaceutical company engaged in the development and commercialization of prescription pharmaceuticals principally utilizing Valera's patented Hydron drug delivery technology. Valera's lead product is a twelve-month implant that delivers the luteinizing hormone releasing hormone, or LHRH, histrelin for the palliative treatment of metastatic prostate cancer. LHRH agonists are the premium standard of care in the palliative treatment for metastatic breast cancer. On December 16, 2003, Valera submitted its New Drug Application (NDA) for Vantas(TM), the name for Valera's long-acting LHRH implant for treating prostate cancer. Valera has indicated in a press release that it expects to receive a response from the FDA by year-end 2004. Prior to June 2000, Valera operated as a division of GP Strategies. In connection with an offering of GP Strategies 6% Convertible Subordinated Exchangeable Notes due June 2003, Valera was incorporated as a separate company and became a wholly-owned subsidiary of GP Strategies through GP Strategies' ownership of 100% of the common stock of Valera.

In December 2001, Valera completed a $7 million private placement of Series A convertible preferred stock to certain institutional investors. As a condition of the private placement, GP Strategies contractually gave up operating control over Valera through an Investors Rights Agreement, which gave GP Strategies' the right to designate one director on Valera's board of directors and gave the other stockholders the right to designate the other directors, and subsequent thereto accounted for the investment under the equity method. As a result of Valera operating losses, GP Strategies investment was written down to zero.

In the second quarter of 2003, Valera completed a private placement offering pursuant to which Valera raised approximately $13.5 million in gross proceeds from the sale of Series B convertible preferred stock. As part of such transaction, GP Strategies was granted an option until March 31, 2004, to purchase up to $5 million of the Series B convertible preferred stock at the offering price of $0.725 per share, which was subsequently verbally extended to June 30, 2004. On June 30, 2004, GP Strategies transferred a portion of its option to an institutional investor, which exercised such option and purchased from Valera 3,448,276 shares of Series B convertible preferred stock for $0.725 per share. The balance of the option expired unexercised. In consideration of such transfer, such institutional investor granted National Patent Development an option until October 28, 2004 to purchase up to 2,068,966 shares of Series B convertible preferred stock owned by such institutional investor for prices ranging from $0.725 to $0.7685 per share.

The Series A preferred stock and Series B preferred stock, both of which are convertible into Valera's common stock at any time, have voting rights on an as-converted basis on all matters submitted to the stockholders and are also entitled to receive dividends on an as-converted basis with shares of common stock when, as and if declared by the Board of Directors. In addition the Series B preferred stock accrues cumulative dividends at the rate of 10% of the Series B stated value, payable when and as declared by the Board of Directors. In the event of liquidation, the holders of the preferred stock shall be entitled to receive preferential distributions before any payment shall be made in respect of the common stock. Assuming conversion of all of the outstanding shares of Series A and Series B convertible preferred stock and exercise of stock options held by employees of Valera the Company would own approximately 19.6% of Valera. Assuming the Company exercises the option to purchase 2,068,966 shares of the Series B convertible preferred stock and conversion of all of the outstanding shares of Series A and Series B convertible preferred stock, and exercise of stock options held by employees of Valera, the Company would own approximately 23.6% of Valera.

As described in Note 14(b), on October 17, 2003, MXL received from GPS in partial payment of a note receivable the common shares of Valera and recorded such shares at zero representing their carrying amount to GPS. As a result of the Investors Rights Agreement referred to above, the Company is accounting for its investment in Valera under the equity method. However as the Company has not guaranteed obligations of Valera and has not otherwise committed to provide further support for Valera, it has discontinued recognizing additional losses of Valera. If Valera subsequently reports net income, the Company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.


5.       Marketable securities

Marketable securities, which are carried at market value, were comprised of the following (in thousands):

Available-for-sale securities

                                              March 31,           December 31,
                                                   2004           2003    2002
                                                   ----           ----    ----
                                             (unaudited)
        Millennium Cell Inc.                     $1,827         $2,769    $698
        Avenue Entertainment Group, Inc.            201            212      58
                                              ---------       --------  ------
                                                 $2,028         $2,981    $756
                                                 ======         ======    ====

         Millennium Cell Inc. ("Millennium")

Millennium is a publicly traded emerging technology company engaged in the business of developing innovative fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source. At December 31, 2002 and 2001 the Company held 293,271 shares of Millennium with a market value on those dates of $698,000 and $1,531,000, respectively and unrealized gains of $341,000 and $1,174,000, respectively. On October 17, 2003 the Company received from GP Strategies in partial payment of a receivable an additional 1,000,000 shares of common stock of Millennium with a market value on that date of approximately $3,500,000. From October 17, 2003 through December 31, 2003 the Company sold 105,000 of such Millennium shares for $272,000 and recognized a loss of $95,000, which is included in Investment and other income (loss). At December 31, 2003 the Company held 1,188,271 shares of common stock of Millennium Cell, representing approximately a 3% interest in the company, with a market value of $2,769,000 and an unrealized loss of $721,000, which resulted from reductions in market value during the year ended December 31, 2003. For the three months ended March 31, 2004 the Company sold 173,500 shares of Millennium shares received in October 2003 for $468,000 and recognized a loss of $140,000, which is included in Investment and other income (loss). At March 31, 2004, the Company held 1,014,771 shares of common stock of Millennium Cell with a market value of $1,827,000, representing approximately a 3% ownership interest and an unrealized loss of $1,056,000 reflecting further unrealized losses during the three months ended March 31, 2004.

The Company believes that the reduction in market value of Millennium correlates with the general trend of the market for emerging technology companies and reflects the volatility of Millennium's stock price. The Company has evaluated the near-term prospects of Millennium in relation to the severity and duration of the impairment. Based on that evaluation and the Company's ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider its investment in Millennium to be other-than-temporarily impaired at December 31, 2003 and March 31, 2004.

         Avenue Entertainment Group, Inc ("Avenue")

The Company owns 1,060,500 shares of Avenue, which is an independent entertainment company that produces feature films, series for television, made for television/cable movies and one hour profiles of Hollywood stars. Impairment losses of $200,000 on the stock of Avenue were charged to operations during the year ended December 31, 2001 and are included in Investment and other income
(loss), net. As of December 31, 2002, the market value of Avenue approximated its adjusted cost. As of December 31, 2003 and March 31, 2004 the market value of Avenue approximated $212,000 and $201,000, respectively, resulting in an unrealized gain of $154,000 and $143,000, respectively.

Trading securities

         Hemispherx Biopharma Inc. ("HEB")

In the fourth quarter of 2003 MXL received a capital contribution of 267,296 shares of HEB from GP Strategies with a market value of $550,000 and subsequently sold 107,700 of the shares for $249,000. For the year ended December 31, 2003, the Company realized a gain of $27,000 on the sale of these shares and unrealized holding gains of $32,000 on the remainder of the shares, which are both included in Investment and other income (loss). The approximately 160,000 shares remaining are classified as trading securities at December 31, 2003. These shares had a fair value of approximately $361,000 at December 31, 2003 and were sold in the first quarter of 2004 for $404,000. The Company recorded a realized gain of $43,000 on the sale of these shares, which is included in Investment and other income (loss).

6.       Five Star acquisition

As described in Note 4, on October 8, 2003, the Company increased its ownership interest in Five Star's outstanding common stock from 48% to 54%, obtained a controlling financial interest in Five Star and accordingly commenced consolidating Five Star's financial statements with those of the Company. The increase in ownership occurred because the Company believed that the common stock of Five Star represented an attractive investment opportunity based on its valuation at that time. Five Star comprises the Company's new Home Improvement Distribution Segment.

The acquisition of a controlling financial interest was accounted for as a purchase transaction, and accordingly, the net assets acquired were recorded at their fair value at the date of the acquisition. The excess of the net assets acquired over carrying value of the Company's investment in Five Star was recorded as a reduction to property, plant and equipment.

The components of the net assets at date of acquisition, minority interest and the Company's cost of its acquired interest were as follows (in thousands):

Accounts receivable                                                $13,267
Inventory                                                           20,222
Property, plant & equipment and other assets                         1,228
--------------------------------------------------------------- -------------
Total assets                                                        34,717
--------------------------------------------------------------- -------------
Short term borrowings                                               17,616
Accounts payable and accrued expenses                               10,063
Debt to GP Strategies                                                3,000
--------------------------------------------------------------- -------------
--------------------------------------------------------------- -------------
Total liabilities assumed                                           30,679
--------------------------------------------------------------- -------------
--------------------------------------------------------------- -------------
Five Star net assets                                                 4,038
--------------------------------------------------------------- -------------
--------------------------------------------------------------- -------------
Less minority interest in net assets                                 1,996
--------------------------------------------------------------- -------------
--------------------------------------------------------------- -------------
Cost of net assets acquired                                         $2,042
--------------------------------------------------------------- -------------

The following table represents the Company's unaudited pro forma consolidated statements of operations for the years ended December 31, 2003 and 2002, as if the acquisition of a controlling financial interest in Five Star had been completed at the beginning of each period. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such dates, nor is it necessarily indicative of future operating results (in thousands, except per share data):

   ------------------------------------------ ----------------- ----------------
   Years ended December 31,                             2003              2002
   ------------------------------------------ ----------------- ----------------
   ------------------------------------------ ----------------- ----------------
   Sales                                            $103,698          $104,070
   Income before minority interest                        61               585
   Minority interest                                    (319)             (180)
   Net income                                    $        32        $      405
   Net income per share
   Basic and diluted                             $      .00        $      .03
   ------------------------------------------ ----------------- ----------------

On February 6, 2004 Five Star announced that it will repurchase up to 5,000,000 shares, or approximately 30% of its common stock currently outstanding, through a tender offer for the shares at $0.21 per share, originally set to expire on March 16, 2004. On March 17, 2004 Five Star announced that it had increased the price it was offering to pay for the shares in the tender offer to $0.25 per share and extended the offer to March 31, 2004. Based on the final tabulation by the depositary for the tender offer, approximately 2,648,000 shares of common stock were tendered and acquired by Five Star effective March 31, 2004 at a cost of $657,000, which was paid on April 6, 2004. The effect of the tender offer was to increase the Company's ownership in Five Star to approximately 64%. The minority interest in Five Star has been adjusted to reflect the tender offer in the accompanying balance sheet at March 31, 2004.

7.       Property, plant and equipment

Property, plant and equipment consist of the following (in thousands):

                                              March 31,          December 31,
                                                 2004          2003         2002
                                                 ----          ----         ----
                                             (unaudited)
Land                                           $ 915          $  915    $   915
Buildings and improvements                     4,239           4,228      3,525
Machinery and equipment                        7,819           7,755      6,843
Furniture and fixtures                         1,129           1,071        199
                                             --------        -------    --------
                                             --------        -------    --------
                                              14,102          13,969      11,482
                                             --------        -------    --------
                                             --------        -------    --------
Accumulated depreciation and amortization     (8,459)         (8,244)    (6,653)
                                             --------        -------    --------
                                             --------        -------    --------
                                               5,643         $ 5,725      $4,829

8.       Goodwill

Goodwill, which represents the excess of cost over the fair value of the identifiable net assets of a business acquired by MXL, was being amortized through December 31, 2001 on a straight line basis over 20 years.

Effective January 1, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 requires that goodwill no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. The Company did not recognize any impairment as a result of the adoption of this statement. In addition, Statement 142 requires that upon adoption, the excess of cost over the underlying equity in net assets of an investee accounted for using the equity method that has been recognized as goodwill no longer be amortized. For the years ended December 31, 2003 and 2002 the Company performed a test for potential impairment of goodwill and determined that there was no impairment. The Company will continue to perform such impairment tests on an annual basis with the date of assessment being December 31.

The changes in the carrying amount of goodwill during the period are as follows (in thousands):

Balance as of December 31, 2000                                          202
Amortization                                                             (20)
                                                                        -----
Balance as of December 31, 2001, 2002 and 2003 and March 31, 2004       $182(a)
                                                                        ====

a) Reduced by accumulated amortization of $208

Pro forma net income for the year ended December 31, 2001, as adjusted to remove the amortization of goodwill, would increase net income for the period by $20,000 to $389,000, which would not have an impact on the Company's pro forma basic and diluted earnings per share.

9.       Long-term debt and short term borrowings

Long-term debt is comprised of the following (in thousands):


                                                March 31,                December 31,
                                                     2004              2003           2002
                                                     ----              ----           ----
                                                (unaudited)
MXL Pennsylvania Mortgage (a)                      $1,380            $1,405         $1,505
MXL Illinois Mortgage (b)                           1,178             1,185          1,212
AOtec Debt (c)                                        868               922
Other                                                  71                80            158
----------------------------------------------- ----------------- -------------- -------------
----------------------------------------------- ----------------- -------------- -------------
                                                    3,497             3,592          2,875
Less current maturities                              (394)             (389)          (205)
----------------------------------------------- ----------------- -------------- -------------
----------------------------------------------- ----------------- -------------- -------------
                                                   $3,103            $3,203         $2,670
----------------------------------------------- ----------------- -------------- -------------

(a) On March 8, 2001, MXL mortgaged its real estate and fixtures on its property in Pennsylvania for $1,680,000. The loan requires monthly repayments of $8,333 plus interest at 2.5% above the one month LIBOR rate and matures on March 8, 2011, when the remaining amount outstanding of approximately $680,000 is due in full. The loan is guaranteed by GPS.

(b) On July 3, 2001, MXL mortgaged its real estate and fixtures on its property in Illinois for $1,250,000. The loan requires monthly payments of principal and interest in the amount of $11,046 with interest at a fixed rate of 8.75% per annum, and matures on June 26, 2006, when the remaining amount outstanding of approximately $1,100,000 is due in full. The loan is guaranteed by GPS.

(c) In September 2003, MXL purchased machinery, equipment and inventory from AOtec LLC ("AOtec"), located in the Massachusetts area, for $1,100,000, subject to adjustment. In connection with this purchase, the Company valued the machinery and equipment at approximately $900,000, the inventory at approximately $350,000 and recorded an accrued expense of $150,000. MXL paid $100,000 of the purchase price in cash and issued three notes, in the amount of $450,000, $275,000 and $275,000 each, due October 1, 2003, August 5, 2004 and
August 5, 2005, respectively (collectively, the "AOtec Notes"). The AOtec Notes bear interest on the unpaid principal amount at the rate of 4% per annum. On October 1, 2003, MXL borrowed $700,000 from a bank under an agreement to finance the purchase price (the "AOtec Debt") and used a portion of the proceeds to pay the $450,000 note. The AOtec Debt bears interest at the rate of 5.89 % per annum, is payable monthly for three-years and is secured by the machinery and equipment purchased from AOtec. GPS guaranteed the AOtec Debt. The Aotec Note due August 5, 2004 of $275,000 is classified as short term borrowings on the Company's Consolidated Balance Sheets and is not included in the table above.

Aggregate annual maturities of long-term debt at December 31, 2003 are as follows (in thousands):

                  2004                     $   389
                  2005                         687
                  2006                       1,411
                  2007                         100
                  2008                         100
                  Thereafter                   905
                  --------------------------------
                  Total                     $3,592

Short-term borrowings

On June 20, 2003, Five Star obtained a new Loan and Security Agreement (the "Loan Agreement") with Fleet Capital Corporation. The Loan Agreement has a five-year term, with a maturity date of June 30, 2008. The Loan Agreement provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon specified percentages of eligible inventory and eligible accounts receivable, as defined therein. The interest rates under the Loan Agreement are LIBOR plus a credit spread for borrowings not to exceed $15,000,000 and the prime rate plus a credit spread for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star achieves and maintains certain performance benchmarks. At March 31, 2004 and December 31, 2003, approximately $22,644,000 and $16,685,000 was outstanding under the Loan Agreement and approximately $1,980,000 and $480,000 was available to be borrowed, respectively. Five Star's assets having a book value of $44,431,000 and $38,732,000 at March 31, 2004 and December 31, 2003, respectively, are pledged as collateral for the outstanding borrowings. Under the Loan Agreement, Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios.

In connection with the Loan Agreement, Five Star also entered into a derivative transaction with Fleet National Bank on June 20, 2003. The derivative transaction is an interest rate swap which has been designated as a cash flow hedge. Effective July 1, 2004 through June 30, 2008, Five Star will pay a fixed interest rate of 3.38% to Fleet National Bank on notional principal of $12,000,000. In return, Fleet National Bank will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Loan Agreement is not included in and will be paid in addition to this fixed interest rate of 3.38%. At December 31, 2003, the interest rate swap had a fair value of $122,000, which is included in other assets. As a result of expected future decreases in LIBOR during the three months ended March 31, 2004, the value of the swap declined by $318,000 resulting in a value of $196,000 at March 31, 2004 which is reflected as a liability.

10.      Income taxes

MXL's operating results together with those of the non-core assets historically have been included in consolidated federal income tax returns filed by GPS. In addition, MXL files separate state income tax returns in Pennsylvania and Illinois. Income tax expense (benefit) in the accompanying financial statements has been computed as if MXL filed its own separate federal and state income tax returns including transactions related to the non-core assets. As GPS does not own 80% of its common stock, Five Star files its own separate consolidated federal income tax return, as well as separate state and local income tax returns.

Through March 31, 2004, no tax sharing agreement was in effect and no amounts were charged or credited to MXL as if it filed its own separate federal income tax returns. Accordingly, the provision for current federal income taxes (exclusive of amounts pertaining to Five Star for 2003 and 2004) and current state and local income taxes related to the results of non-core assets has been accounted for as an adjustment to stockholder's investment.

The components of income tax expense (benefit) are as follows (in thousands):

                                                 Three Months Ended
                                                      March 31,                       Year Ended December 31,
                                                  2004          2003           2003          2002          2001
                                   (unaudited)
Current
Federal                                           (6)            99          $359           $57          $374
State and local                                   (2)            20           113            11            71
------------------------------------------ -------------- ------------- ------------- ------------- --------------
Total current                                     (8)           119           472            68           445
------------------------------------------ -------------- ------------- ------------- ------------- --------------
Deferred
Federal                                          (14)           (16)         (246)           64           (42)
State and local                                   (4)            (3)          (53)           13            (8)
------------------------------------------ -------------- ------------- ------------- ------------- --------------
Total deferred                                   (18)           (19)         (296)           77           (50)
------------------------------------------ -------------- ------------- ------------- ------------- --------------
Total income tax (benefit) expense               (26)           100          $176          $145          $395
------------------------------------------ -------------- ------------- ------------- ------------- --------------

The deferred expense (benefit) excludes activity in the net deferred tax liability relating to tax on appreciation (depreciation) in available-for-sale securities and the interest rate swap, which is recorded directly to stockholder's equity.

The difference between the expense (benefit) for income taxes computed at the statutory rate and the reported amount of tax expense (benefit) is as follows:


                                                                      Three Months Ended
                                                                           March 31,               Year Ended December 31,
                                                                        2004         2003        2003        2002        2001
------------------------------------------------------------------- ------------ ----------- ----------- ----------- ------------
------------------------------------------------------------------- ------------------------ ----------- ----------- ------------
                                                                          (unaudited)
Federal income tax rate                                                  (35.0%)       35.0%       35.0%     35.0%      35.0%
State and local taxes, net of federal benefit                             (1.9)         6.0         7.0       5.2        6.0
Non-deductible expenses                                                   21.0          5.7         9.3       7.6        2.7
Impairment and realized losses for investment in partially owned
companies for which no benefit has been provided                          16.6                      3.4       -          8.6
Other                                                                    (13.4)        11.1        (8.7)      1.9        (.6)
------------------------------------------------------------------- ------------ ----------- ----------- ----------- ------------
------------------------------------------------------------------- ------------ ----------- ----------- ----------- ------------
Effective tax rate expense (benefit)                                     (12.7%)       57.8%       42.0%     49.7%      51.7%
------------------------------------------------------------------- ------------ ----------- ----------- ----------- ------------

The tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities that are included in the net deferred tax (liability) asset are summarized as follows:


                                                                         March 31,      December 31,
                                                                             2004            2003        2002
------------------------------------------------------------------------ -------------- ------------ ------------
                                                                         (unaudited)
Deferred tax assets:
Property and equipment                                                       $   164       $  176      $    -
Allowance for doubtful accounts                                                   78           78          14
Accrued liabilities                                                               45           45           2
Interest rate swap                                                                82            -           -
Investment in partially owned companies                                          356          221           -
Inventory                                                                         47           47          11
------------------------------------------------------------------------ -------------- ------------ ------------
Deferred tax assets                                                              772          567          27
------------------------------------------------------------------------ -------------- ------------ ------------
------------------------------------------------------------------------ -------------- ------------ ------------
Deferred tax liabilities:
Property and equipment                                                             -            -         221
Interest rate swap                                                                             51           -
Investment in partially owned companies                                          278          278         776
------------------------------------------------------------------------ -------------- ------------ ------------
------------------------------------------------------------------------ -------------- ------------ ------------
Deferred tax liabilities                                                         278          329         997
------------------------------------------------------------------------ -------------- ------------ ------------
------------------------------------------------------------------------ -------------- ------------ ------------
Net deferred tax assets (liabilities)                                            494          238        (970)
------------------------------------------------------------------------ -------------- ------------ ------------
------------------------------------------------------------------------ -------------- ------------ ------------
Less valuation allowance                                                        (395)        (260)          -
------------------------------------------------------------------------ -------------- ------------ ------------
------------------------------------------------------------------------ -------------- ------------ ------------
Net deferred tax assets (liabilities)                                          $  99       $  (22)     $ (970)
------------------------------------------------------------------------ -------------- ------------ ------------

Under the Internal Revenue Code's consolidated return regulations, each member of GP Strategies consolidated group (including MXL) is jointly and severally liable for the consolidated federal income tax liabilities. GPS, National Patent Development and their respective subsidiaries intend to enter into a Tax Sharing Agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the National Patent Development business for tax years prior to the spin-off and with respect to certain tax attributes of National Patent Development after the spin-off. In general, GPS will be responsible for filing consolidated federal tax returns and paying any associated taxes for periods through the date of the spin-off (the "Distribution Date"). National Patent Development will be required to pay GPS an amount equivalent to federal taxes relating to National Patent Development and its subsidiaries allocated taxable income includable in GPS's consolidated federal income tax return for the taxable period that ends on the Distribution Date. National Patent Development is responsible for filing its own tax returns and paying taxes for periods beginning on or after the Distribution Date. GPS and National Patent Development will agree to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. GPS and National Patent Development will be responsible for their own taxes other than those described above.

National Patent Development has agreed not to take any actions or enter into any transactions that would cause the spin-off not to qualify as tax-free. National Patent Development also has agreed to indemnify GPS to the extent that any action National Patent Development takes gives rise to a tax incurred by GPS with respect to the spin-off.

If National Patent Development increases its ownership to at least 80% of Five Star's common stock, Five Star would become, for federal tax purposes, part of the affiliated group of which National Patent Development is the common parent.

As a member of such affiliated group, Five Star would be included in National Patent Development's consolidated federal income tax returns, Five Star's income or loss would be included as part of the income or loss of the affiliated group and any of Five Star's income so included might be offset by the consolidated net operating losses, if any, of the affiliated group. Five Star has agreed to enter into a tax sharing agreement with GP Strategies (to be assigned to National Patent Development as part of the spin-off) pursuant to which Five Star will make tax sharing payments to National Patent Development once Five Star becomes a member of the consolidated group equal to 80% of the amount of taxes Five Star would pay if Five Star were to file separate consolidated tax returns but did not pay as a result of being included in National Patent Development affiliated group.

11.      Capital Stock, stock option and employee benefit plans

The Board of Directors without any vote or action by the holders of common stock is authorized to issue preferred stock from time to time in one or more series and to determine the number of shares and to fix the powers, designations, preferences and relative, participating, optional or other special rights of any series of preferred stock.

Under GPS's non-qualified stock option plan, employees of MXL were granted options to purchase shares of common stock of GPS. Although the plan permits options to be granted at a price not less than 85% of the fair market value, the plan options primarily are granted at the fair market value of the common stock at the date of the grant and are exercisable over periods not exceeding ten years from the date of grant. Changes in options outstanding granted to MXL employees during the years ended December 31, 2001, 2002, and 2003 are as follows:

                                                                    Number          Number            Weighted Average
                                                Price Range       Of Options      Of Options       Exercise         Years
                                                 Per share       Outstanding     Exercisable        Price         Remaining
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
December 31, 2000                             $  9.98 -13.125       5,000           5,000          $12.33       2 years
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
Expired                                        $13.125             (3,750)                         $13.125
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
December 31, 2001                             $  9.98               1,250           1,250         $  9.98       1 year
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
Expired                                       $  9.98              (1,250)                        $  9.98
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------
December 31, 2002, December 31, 2003 and         -                                   -               -              -
March 31, 2004                                                       -
-------------------------------------------- ------------------ --------------- --------------- --------------- --------------

On November 3, 2003, GPS and the Board of Directors of National Patent Development adopted an Incentive Stock Plan under which 1,750,000 shares of common stock will be available for grant to employees, directors and outside service providers. The plan will permit awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of National Patent Development's common stock.

Five Star Stock Option plan

On January 1, 1994, Five Star's Board of Directors adopted the Five Star Products, Inc. 1994 Five Star Plan (the "Five Star Plan"), which became effective August 5, 1994. On January 1, 2002, the Board of Directors amended the Five Star Plan increasing the total number of shares of common stock to 4,000,000 shares reserved for issuance, subject to adjustment in the event of stock splits, stock dividends, recapitalizations, reclassifications or other capital adjustments. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code, options granted under the Five Star Plan are intended to be nonqualified options. Options may be granted to any director, officer or other key employee of Five Star and its subsidiaries, and to consultants and other individuals providing services to Five Star.

The term of any option granted under the Five Star Plan will not exceed ten years from the date of the grant of the option and, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock of Five Star, three years from the date of grant. The exercise price of any option will not be less than the fair market value of the Common Stock on the date of grant or, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock, 110% of such fair market value.

Options granted vest 20% on date of grant with the balance vesting in equal annual installments over four years.

Activity relating to stock options granted by Five Star commencing at the date the Company acquired a controlling financial interest follows:

  Options Outstanding                                                Number of          Weighted Average
                                                                        Shares           Exercise Price
  -------------------------------------------------------------- ------------------- ------------------------
  October 8, 2003                                                    2,930,000                   $.16
  -------------------------------------------------------------- ------------------- ------------------------
  Granted
  Exercised
  Terminated                                                        (1,400,000)                   .13
  -------------------------------------------------------------- ------------------- ------------------------
  December 31, 2003 and March 31, 2004                               1,530,000                    .19
  -------------------------------------------------------------- ------------------- ------------------------
  Exercisable at December 31, 2003 and March 31, 2004                  975,000                   $.22
  -------------------------------------------------------------- ------------------- ------------------------

The following table summarizes information about the Five Star Plan's options at December 31, 2003:

                                        Weighted     Weighted                            Weighted
                                         Average     Average                              Average
       Exercise     Number              Exercise     Years           Number              Exercise
         Price      Outstanding          Prices      Remaining       Exercisable           Price
     -------------- ----------------- -------------- --------------- ---------------- ----------------
     -------------- ----------------- -------------- --------------- ---------------- ----------------
          $.14           925,000            .14         2.95             460,000          .14
           .15            50,000            .15         3.24              50,000          .15
           .16           150,000            .16         3.64              60,000          .16
           .33           405,000            .33          .29             405,000          .33
     -------------- ----------------- -------------- --------------- ---------------- ----------------
     -------------- ----------------- -------------- --------------- ---------------- ----------------
                       1,530,000           $.19          .90              975,00         $.22


Five Star Employee Benefit Plan

Five Star maintains a 401(k) Savings Plan for employees who have completed one year of service. The Savings Plan permits pre-tax contributions to the plan of 2% to 50% of compensation by participants pursuant to Section 401(k) of the Internal Revenue Code. Five Star matches 40% of the participants' first 6% of compensation contributed, not to exceed an amount equivalent to 2.4% of that participant's compensation. Five Star's contribution to the plan was approximately $125,000 for the year ended December 31, 2003 and $29,000 and $30,000 for the three months ended March 31, 2004 and 2003, respectively.

12.      Commitments

Five Star has several noncancellable leases for real property and machinery and equipment. In addition MXL has a noncancellable lease for real property and two noncancellable leases for machinery and equipment. Such leases expire at various dates with, in some cases, options to extend their terms.

     Minimum rentals under long-term operating leases are as follows (in thousands):

                                 Real           Machinery &
                               property          equipment         Total
   ----------------------- ------------------ ---------------- --------------
   ----------------------- ------------------ ---------------- --------------
   2004                            $1,807            $883         $2,690
   2005                             1,608             492          2,100
   2006                             1,605             284          1,889
   2007                               314             253            567
   2008                                                63             63
   Thereafter
   ----------------------- ------------------ ---------------- --------------
   ----------------------- ------------------ ---------------- --------------
   Total                           $5,334          $1,975         $7,309
   ----------------------- ------------------ ---------------- --------------

Several of the leases contain provisions for rent escalation based primarily on increases in real estate taxes and operating costs incurred by the lessor. Rent expense was approximately $500,000 (unaudited) and $414,000 (unaudited) for the three months ended March 31, 2004 and 2003, respectively, and $3,037,000, $81,000 and $71,000 for the years ended December 31, 2003, 2002 and 2001, respectively. GPS has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses, having annual rentals of $1,589,000 and expiring in the first quarter of 2007.

13.      Segment Information

The operations of the Company currently consist of the following two business segments, by which the Company is managed.

The Optical Plastics Segment, which consists of MXL, manufactures precision coated and molded optical plastic products. MXL is a specialist in the manufacture of polycarbonate parts requiring adherence to strict optical quality specifications, and in the application of abrasion and fog resistant coatings to those parts.

The Home Improvement Distribution Segment, which consists of Five Star, distributes paint sundry items, interior and exterior stains, brushes, rollers, caulking compounds and hardware products on a regional basis. The Company acquired additional shares of Five Star in fourth quarter of 2003, bringing its ownership to 54% (see Note 4). Five Star's operations are consolidated in the Company's financial statements commencing January 1, 2003.


The following tables set forth the sales and operating profit attributable to each line of business (in thousands):


                                                    Three Months Ended
                                                          March 31,                Year Ended December 31,
----------------------------------------------- -------------------------- ---------------------------------------
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
                                                    2004          2003          2003        2002          2001
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
----------------------------------------------- -------------------------- ------------ ----------- --------------
                                                       (unaudited)
Sales
Optical Plastics                                   $  2,130    $  2,216     $   8,613    $9,996       $11,184
Home Improvement Distribution                        26,991      25,215        95,085
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
                                                    $29,121     $27,431      $103,698    $9,996       $11,184
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
Operating Profit
Optical Plastics                                   $   (304)   $   (157)     $  (280)    $  180      $  1,172
Home Improvement Distribution                           700         644        2,068        439(a)        259(a)
Corporate and other                                    (300)       (111)        (480)      (128)         (320)
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
----------------------------------------------- ------------- ------------ ------------ ----------- --------------
                                                  $      96    $    376      $ 1,308     $  491      $  1,111
----------------------------------------------- ------------- ------------ ------------ ----------- --------------

        (a) Income related to equity in net income of Five Star



Additional information relating to the Company's business segments is as follows
(in thousands):


                                                          March 31,             December 31,
                                                            2004               2003          2002
   -------------------------------------------------- ------------------ ------------- --------------
   -------------------------------------------------- ------------------ ------------- --------------
                                                         (unaudited)
   Total Assets
   Optical Plastics                                          $13,324         $14,261      $20,632
   Home Improvement Distribution                              44,431          38,732        6,260 (b)
   Corporate and other                                         2,925           2,755        2,978
   -------------------------------------------------- ------------------ ------------- --------------
   -------------------------------------------------- ------------------ ------------- --------------
                                                             $60,504         $55,748      $29,870
   -------------------------------------------------- ------------------ ------------- --------------

         (b) Represents investment in and note receivable from Five Star

                                                     Three Months Ended
                                                         March 31,                 Year Ended December 31,
------------------------------------------------- ------------------------- --------------------------------------
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
                                                      2004         2003          2003        2002           2001
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
------------------------------------------------- ------------------------- ------------ ------------ ------------
                                                        (unaudited)
Additions to property,
plant, and equipment
Optical Plastics                                        $  47      $  42       $ 1,135        $368          $435
Home Improvement Distribution                              77                      159
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
                                                         $124      $  42        $1,294        $368          $435
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
------------------------------------------------- ------------ ------------ ------------ ------------ ------------

Depreciation and amortization
Optical Plastics                                         $149       $133        $ 565         $510          $351
Home Improvement Distribution                              25                      28
------------------------------------------------- ------------ ------------ ------------ ------------ ------------
                                                         $174       $133        $ 593         $510          $351
------------------------------------------------- ------------ ------------ ------------ ------------ ------------

For the year ended December 31, 2003 and the three months ended March 31, 2004 and 2003, no customer accounted for 10% or more of the Company's sales. The Company's major customers of the Optical Plastics segment accounted for the following percentage of total sales for the years ended December 31, 2002 and 2001:
                                                        Year Ended December 31,

                                                          2002           2001
                                                          ----           ----
                           A                              23%            27%
                           B                              21%            17%
                           C                               8%            10%
                                                           --            ---
                           Total                          52%            54%
                                                          ===            ===

Information about the Company's net sales in different regions, which are attributable to countries based upon location of customers, is as follows (in thousands):

                                                 Three Months Ended
                                                      March 31,                  Year Ended December 31,
---------------------------------------------- ------------------------ ------------------------------------------
---------------------------------------------- ----------- ------------ ------------- -------------- -------------
                                                   2004        2003          2003         2002             2001
---------------------------------------------- ----------- ------------ ------------- -------------- -------------
---------------------------------------------- ------------------------ ------------- -------------- -------------
                                                   (unaudited)
United States                                    $28,543       $27,202      $102,015        $8,264         $9,465
Far East                                             322           169         1,230         1,266          1,150
Other North America                                  124            31           217           172             46
Western Europe                                       130            22           211           163            278
Middle East                                            2             7            25           131            245
---------------------------------------------- ----------- ------------ ------------- -------------- -------------
---------------------------------------------- ----------- ------------ ------------- -------------- -------------
                                                 $29,121       $27,431      $103,698        $9,996        $11,184
---------------------------------------------- ----------- ------------ ------------- -------------- -------------

All assets of the Company are in the United States.


14. Related party transactions

(a) GPS provides certain administrative services including but not limited to tax and financial accounting, legal, human resources, employee benefits and insurance. The costs of these services were allocated to National Patent Development based on specific identification and, to the extent that such identification was not practical, on the basis of sales or other method which management believes to be a reasonable reflection of the utilization of services provided or the benefit received by National Patent Development. These allocations resulted in charges of $349,000, $161,000, $680,000, $321,000 and
$286,000 being recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively. Allocated expenses in excess of amounts which reduced the receivable balance due from GPS (see (b) below) have been recorded as a capital contribution resulting in an increase to stockholder's investment. The expenses allocated to National Patent Development for these services are not necessarily indicative of the expenses that would have been incurred if National Patent Development had been a separate, independent entity and had otherwise managed these functions.

GPS provides legal, tax, business development, insurance and employee benefit administration services to Five Star pursuant to a management services agreement for a fee of up to $10,000 per month. The agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of any renewal thereof. The agreement was renewed for 2003 and 2004. The management fee will increase to $25,000 per month effective July 1, 2004. Prior to the Distribution, GP Strategies will transfer to National Patent Development the rights and obligations under the management services agreement with Five Star. Fees paid by Five Star to GPS under this agreement, which are included in selling, general and administrative expenses, totaled $100,000 for the year ended December 31, 2003 and $30,000 and $33,000 for the three months ended March 31, 2004 and 2003, respectively. At December 31, 2003 and March 31, 2004 fees due to GPS, which are included in accounts payable and accrued expenses, amounted to $308,000 and $257,000, respectively.

In connection with the spin-off, certain general corporate expenses previously incurred by GP Strategies at the holding company level, including compensation of certain corporate personnel, will be incurred by National Patent Development. National Patent Development will enter into a management agreement with GP Strategies pursuant to which National Patent Development will provide certain general corporate services to GP Strategies. Under this management agreement, National Patent Development will charge GP Strategies a management fee to cover an allocable portion of the compensation of its employees, based on the time they spend providing services to GP Strategies, in addition to an allocable portion of corporate overhead related to services performed for GP Strategies and its subsidiaries.

National Patent Development's executive officers are also executive officers of GP Strategies and will remain on the payroll of GP Strategies. The executive officers will not receive any salary from National Patent Development; however, they will provide National Patent Development with management services under a separate management agreement between GP Strategies and National Patent Development to be entered into prior to completion of the spin-off. GP Strategies will charge National Patent Development a management fee to cover an allocable portion of the compensation of these officers, based on the time they spend providing services to National Patent Development, in addition to an allocable portion of certain other corporate expenses.

Both management fees will be paid quarterly. Any disagreements over the amount of such fees will be subject to arbitration. Each of the management agreements will each have an initial term of three years, and, after two years will be terminable by each of GP Strategies and National Patent Development, upon six months prior written notice.

See the Unaudited Pro Forma Statements of Operations for the year ended December 31, 2003 included elsewhere herein for the estimated impact of the management agreements on the operations of National Patent Development.

(b) The receivable from GPS, which arose principally from cash advances by MXL, is non-interest bearing. Transactions affecting the receivable, together with the average balances, follow (in thousands):

                                        Three Months ended
                                            March 31,                       Year Ended December 31,
                                       ---------------------    -------------------------------------------------
                                       ---------------------    ------------- -- -------------- -- --------------
                                               2004                 2003             2002              2001
                                       ---------------------    -------------    --------------    --------------

Balance at beginning of period                $   709               $10,116          $10,162            $6,955
Management fee and
other charges from GPS (1)                       (361)                 (717)            (446)             (491)
Repayments                                                          (10,000)
Advances                                        1,138                 1,310              400             3,698
                                              -------              --------       ----------         ---------
Balance at end of period                      $ 1,486              $    709         $ 10,116          $ 10,162
                                              -------              --------         --------          --------
Average balance                               $ 1,266               $ 7,734         $ 10,096         $   9,424
                                              =======               =======         ========         =========

(1) Includes a management fee paid to GPS by MXL of $60,000 for the three months ended March 31, 2004 and $240,000 for each of the fiscal years ended December 31, 2003, 2002 and 2001, respectively.

On October 17, 2003, GPS transferred 100% of the outstanding common stock in Valera (formerly Hydro Med Sciences, Inc.) valued at $6.5 million (based on an independent valuation) and 1,000,000 shares of common stock of Millennium with a quoted market price of $3.50 per share to MXL in repayment of $10 million of the receivable. The balance of the receivable will be settled through future transactions and/or paid in cash.

MXL recorded the Valera investment at zero and the Millennium common shares at $3,500,000, representing their carrying amounts to GPS, and accounted for the excess of the $10,000,000 balance of the receivable over such carrying amounts as a distribution to GPS with a corresponding reduction of $6,500,000 in stockholder's equity.

(c) In 2002, GPS and Redstorm Scientific, Inc. ("RSS") entered into an agreement pursuant to which GPS agreed to provide general business and administrative support to RSS. RSS is a privately held computational drug design company focused on utilizing bio-informatics and computer aided molecular design to assist pharmaceutical and biotechnology companies. GPS performed and completed all necessary services for RSS during the third quarter of 2002. In consideration for such services, RSS agreed to grant GPS a five-year option to purchase 500,000 shares of RSS common stock (an approximate 4% interest) at $1 per share. GPS also has an option to purchase additional equity in RSS upon the occurrence of certain events. GPS ascribed no value to the options, due to the adverse financial condition of RSS at that time. Michael Feldman is the Chief Executive Officer of RSS and owns approximately 25.5% of the outstanding common stock of RSS. Michael Feldman is the son of Jerome Feldman, Chief Executive Officer and a director of the Company and GPS. Jerome Feldman owns less than 1% of the outstanding common stock of RSS.

In addition, Roald Hoffmann, a director of the Company and GPS, is also a director of RSS and has options to purchase shares of RSS common stock.

15.      Litigation


GP Strategies will make a capital contribution to National Patent Development, which in turn will transfer to MXL, the right to receive the first $5 million of any proceeds (net of litigation expenses), and 50% of any proceeds (net of proceeds (net of litigation expenses) in excess of $15 million, received with respect to the claims described below.


On January 3, 2001, GP Strategies commenced an action alleging that MCI Communications Corporation ("MCI"), MCI's Systemhouse subsidiaries ("Systemhouse"), and Electronic Data Systems Corporation, as successor to Systemhouse ("EDS"), committed fraud in connection with GP Strategies' 1998 acquisition of Learning Technologies from the defendants for $24.3 million. GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs.

The complaint alleges that the defendants created a doctored budget to conceal the poor performance of the United Kingdom operation of Learning Technologies. The complaint also alleges that the defendants represented that Learning Technologies would continue to receive new business from Systemhouse even though the defendants knew that the sale of Systemhouse to EDS was imminent and that such new business would cease after such sale. In February 2001, the defendants filed answers denying liability. No counterclaims against the plaintiffs have been asserted. Although discovery had not yet been completed, defendants made a motion for summary judgment, which was submitted in April 2002. The motion was denied by the court due to the MCI bankruptcy described below, but with leave to the other defendants to renew.


The defendants other than MCI then made an application to the court to stay the fraud action until a later-commenced arbitration, alleging breach of the acquisition agreement and of a separate agreement to refer business to General Physics on a preferred provider basis and seeking actual damages in the amount of $17.6 million plus interest, is concluded. In a decision dated May 9, 2003, the court granted the motion and stayed the fraud action pending the outcome of the arbitration. Limited discovery was conducted in connection with the arbitration. The arbitration hearings began on May 17, 2004 and concluded on May 24, 2004 before JAMS, a private dispute resolution firm.


MCI filed for bankruptcy protection in July 2002. As a result, the action was automatically stayed as to MCI. GP Strategies and its subsidiary, General Physics, both filed timely Proofs of Claim in the United States Bankruptcy Court against MCI and WorldCom, Inc., among others. On or around April 22, 2003, MCI served objections to these Proofs of Claim. On May 15, 2003, GP Strategies and General Physics submitted their opposition to the objections. GP Strategies and General Physics subsequently made a motion in Bankruptcy Court to lift the automatic stay to permit the litigation to proceed against MCI. In February 2004, the Bankruptcy Court granted the motion of GP Strategies and General Physics to the extent that they sought to have the stay lifted so that the state court could rule on the merits of MCI's summary judgment motion. On February 19, 2004, GP Strategies and General Physics notified the state court of the Bankruptcy Court's decision.

National Patent Development is not a party to any legal proceeding, the outcome of which is believed by management to have a reasonable likelihood of having a material adverse effect upon the financial condition of National Patent Development.

16. GPS borrowings

(a) As of December 31, 2002, the stock of MXL and its assets together with all of the non-core assets collateralized the outstanding bank debt under the GPS credit facility. In addition, MXL was a guarantor of the bank debt. In August 2003, GPS entered into a new credit facility which replaced the existing facility and in connection therewith the security interests of the banks were terminated and MXL was released from its guarantee under the previous credit facility. MXL provided a limited guarantee of the bank debt under the new credit facility of up to $1.5 million of its accounts receivable, which were pledged as collateral for the new bank debt. However, the guarantee was released in March 2004 as MXL's accounts receivable were no longer needed in the borrowing base.


(b) Pursuant to a Note and Warrant Purchase Agreement dated August 8, 2003, GPS issued and sold to four Gabelli funds $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008 (the "Notes") and 937,500 warrants ("GP Warrants"), each entitling the holder thereof to purchase (subject to adjustment) one share of GPS's common stock. The aggregate purchase price for the Notes and GP Warrants was $7,500,000. GP Strategies and National Patent Development agreed to allocate to National Patent Development pursuant to the Gabelli Allocation $1,875,000 of the $7,500,000 received for the Notes and Warrants. This allocation is not reflected in the accompanying consolidated financial statements.


The Notes are secured by a non-recourse mortgage on the property located in Pawling, New York (the "Property") which was transferred to MXL. MXL has no liability for repayment of the Notes or any other obligations of GPS under the Note and Warrant Purchase Agreement (other than foreclosure on such property). If there is a foreclosure on the mortgage for payment of the Notes, GPS has agreed to indemnify MXL for loss of the value of the Property.

At any time that less than $1,875,000 principal amount of Notes are outstanding, GPS may defease the obligations secured by the mortgage and obtain a release of the lien of the mortgage by depositing with an agent for the Noteholders bonds or government securities with an investment grade rating by a nationally recognized rating agency which, without reinvestment, will provide cash on the maturity date of the Notes in an amount not less than the outstanding principal amount of the Notes.

The Note and Warrant Purchase Agreement provides that, on completion of the spin-off, National Patent Development will issue warrants ("National Patent Development Warrants") to the holders of the GP Warrants. The National Patent Development Warrants will entitle the holders to purchase, in the aggregate, a number of shares of National Patent Development common stock equal to 8% of the number of shares of such stock outstanding at completion of the spin-off, subject to reduction for any GP Warrants exercised prior to the spin-off. The National Patent Development Warrants will be issued to the holders of the GP Warrants on the record date for the spin-off, and allocated among them pro-rata based on the respective number of GP Warrants held by them on such date.

The exercise price of the National Patent Development Warrants will be 160% of the average closing price of the National Patent Development common stock over the 20 consecutive trading days commencing on the record date of the spin-off. The National Patent Development Warrants will be exercisable at any time after their exercise price is calculated through August 2008. The National Patent Development Warrants will have anti-dilution provisions similar to those of the GP Warrants. National Patent Development has agreed to provide the holders of the National Patent Development Warrants with registration rights similar to those provided by GPS to the holders of the GP Warrants.

                     NATIONAL PATENT DEVELOPMENT CORPORATION


SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)                                              (in thousands)
--------------------------------- --------------------------------------------------------------------
--------------------------------- --------------------------------------------------------------------
                                                          Three months ended
                                    March 31,      June 30,       September 30,      December. 31,
                                         2003        2003             2003                2003
--------------------------------- -------------- -------------- ------------------ -------------------
--------------------------------- -------------- -------------- ------------------ -------------------

Sales                                 $27,431        $26,494          $27,310            $22,463
Gross margin                            4,671          4,552            5,267              5,092
--------------------------------- -------------- -------------- ------------------ -------------------
--------------------------------- -------------- -------------- ------------------ -------------------
Net income (loss)                   $     (48)     $     (58)       $      74          $     (72)
--------------------------------- -------------- -------------- ------------------ -------------------
--------------------------------- -------------- -------------- ------------------ -------------------
Pro forma net income (loss) per share:
Basic and Diluted                  $     .00      $      .00        $    .00          $    (.01)
                                   ---------      ----------        --------          ----------


(Unaudited) (in thousands)
--------------------------------- ----------------------------------------------------------------------
--------------------------------- ----------------------------------------------------------------------
                                                           Three months ended
                                    March 31,      June 30,        September 30,       December. 31,
                                         2002        2002              2002                 2002
--------------------------------- -------------- -------------- -------------------- -------------------
--------------------------------- -------------- -------------- -------------------- -------------------

Sales                                  $2,756         $2,714           $2,221               $2,305
Gross margin                              546            700              445                  408
--------------------------------- -------------- -------------- -------------------- -------------------
--------------------------------- -------------- -------------- -------------------- -------------------
Net income (loss)                          57             98               19                  (27)
--------------------------------- -------------- -------------- -------------------- -------------------
--------------------------------- -------------- -------------- -------------------- -------------------
Pro forma net income (loss) per share:
Basic and Diluted                    $   .00         $  .01           $  .00               $  .00
                                     -------         ------           ------               ------



                     NATIONAL PATENT DEVELOPMENT CORPORATION

                                   SCHEDULE II

               Valuation and qualifying accounts (in thousands)
                                                                          Additions
                                                          Additional     Charged to                     Balance at
                                            Beginning     Allowance        Costs &                           End of
                                            of Period      Acquired (a)   Expenses       Deductions (b)      Period

Year ended December 31, 2003:
Allowance for doubtful accounts                    37            700             163            (161)           739
-------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2002:
Allowance for doubtful accounts                    99                              16            (78)            37
-------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2001:
Allowance for doubtful accounts                    56                              43              -             99
-------------------------------------------------------------------------------------------------------------------


  (a) Represents the allowance for doubtful accounts of Five Star at date of consolidation.

  (b) Write-off of uncollectible accounts, net of recoveries.


         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




         Board of Directors and Stockholders
         Five Star Products, Inc.


         We have audited the accompanying consolidated balance sheets of Five Star Products, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Five Star Products, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




         Eisner LLP


         New York, New York March 17, 2004 except for Note 14(d), as to which the date is March 31, 2004.


                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                 (in thousands, except share and per share data)

                                                                     December 31,       December 31,
                                                                       2002                2001
                                                                   -----------         -------------
ASSETS

Current assets

Cash                                                             $       16               $      60
Accounts receivable, less allowance
 for doubtful accounts of $640 and $631                              10,162                  11,215
Inventory                                                            23,664                  23,325
Prepaid expenses and other current assets
(including due from affiliates of $33 in 2002)                          372                     445
                                                                   --------                --------

Total current assets                                                 34,214                  35,045

Machinery and equipment, net                                            866                     904
Deferred income taxes                                                   244                     193
Other assets                                                             42                      42
                                                                  ---------             -----------
                                                                   $ 35,366                $ 36,184
                                                                   ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Short-term borrowings                                             $  13,808               $  16,414
Accounts payable and accrued expenses
  (including due to affiliates of $354 in 2001)                      13,777                  12,348
                                                                   --------                --------
Total current liabilities                                            27,585                  28,762
                                                                   --------                --------

Long-term debt to GP Strategies                                       4,500                   5,000
                                                                  ---------               ---------

Stockholders' equity
Common stock, authorized 30,000,000 shares, par value $.01 per share; 15,292,882 shares issued and 15,023,651 outstanding in 2002
  and 13,020,155 shares issued and outstanding in 2001                  153                     130
Capital in excess of par value                                        8,069                   7,589
Accumulated deficit                                                  (4,906)                 (5,297)
Treasury stock, at cost                                                 (35)                    -
                                                                -----------              -----------
Total stockholders' equity                                            3,281                   2,422
                                                                  ---------                --------
                                                                   $ 35,366                $ 36,184
                                                                   ========                 =======


                          See accompanying notes to the consolidated financial statements.


                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (in thousands, except per share data)


                                                   Year Ended December 31,

                                                      2002             2001
                                                 -----------       --------
Sales                                            $  94,074        $  94,908
Cost of goods sold                                  77,461           78,854
                                                 ---------        ---------
Gross margin                                        16,613           16,054

Selling, general and
 administrative expenses                           (14,665)         (13,576)

Management fee to GP Strategies                        (98)             (72)

Interest expense (including amounts
  to affiliates of $384 and $400)                   (1,131)          (1,692)
                                                  ---------           -----

Income before income taxes                             719              714

Income tax expense                                    (328)            (297)
                                                    -------           -----

Net income                                        $    391         $    417
                                                  ========         ========

Earnings per share
 Basic and diluted                               $     .03        $     .03
                                                 ---------        ---------


        See accompanying notes to the consolidated financial statements.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years Ended December 31, 2002 and 2001
                     (in thousands, except number of shares)

                                                  Common Stock                                                   Treasury Stock
                                                  ------------                                                   --------------
                                                                     Capital
                                                                     in excess    Accumu-                                Total
                                          Number of shares    Par    of par        lated         Number of            Stockholders'
                                                             value   value        deficit         shares   Cost          Equity
----------------------------------------- ----------------- -------- --------     -------       --------- -------- -----------------
Balance at December 31, 2000                   13,020,155    $130    $7,589       $(5,714)            -    $ -           $2,005
----------------------------------------- ----------------- -------- ----------  ----------     --------- -------- -----------------
----------------------------------------- ----------------- -------- ----------   ---------     --------- -------- -----------------
Net income                                                                            417                                  417
----------------------------------------- ----------------- -------- -----------  ---------     -------- --------- -----------------
----------------------------------------- ----------------- -------- -----------  ---------     -------- ---------- ----------------
Balance at December 31, 2001                   13,020,155     130     7,589         (5,297)        -                     2,422
----------------------------------------- ----------------- -------- ---------   ----------    --------- -------- -----------------
----------------------------------------- ----------------- -------- ----------  --------     --------- -------- ------------------
Net income                                                                             391                                 391
Purchase of treasury stock                                                                     269,231    (35)            (35)
Issuance of common stock in payment of
indebtedness to
GP Strategies                                   2,272,727      23       477                                               500
Issuance of compensatory stock options
                                                                          3                                                 3
----------------------------------------- ----------------- -------- ----------  ----------     ---------- --------   --------------
----------------------------------------- ----------------- -------- -----------  ---------     ---------- --------   --------------
Balance at December 31, 2002                   15,292,882    $153    $8,069        $(4,906)      269,231    $(35)       $3,281
----------------------------------------- ----------------- -------- -----------  ---------     ---------- --------   --------------



        See accompanying notes to the consolidated financial statements.



                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                                                      Year Ended December 31,
                                                                      2002            2001
                                                                  ----------        -------
Cash flows from operating activities:
Net income                                                          $    391        $    417
Adjustments to reconcile net income
  to net cash provided by operating activities:
 Depreciation and amortization                                           267             263
 Deferred income taxes                                                   (51)            (30)
 Issuance of compensatory stock options                                    3             -
Changes in other operating items:
 Accounts receivable                                                   1,053            (100)
 Inventory                                                              (339)            285
 Prepaid expenses and other current assets                                73            (107)
 Accounts payable and accrued expenses                                 1,429            (661)
                                                                       -----            ----

Net cash provided by operating activities                              2,826              67
                                                                       -----           -----

Cash flows from investing activities:
Additions to machinery and equipment                                    (229)           (169)
                                                                      -------         ------

Cash flows from financing activities:
 Net (repayments of) proceeds from
  short-term borrowings                                               (2,606)            111
 Purchase of treasury stock                                              (35)          -
                                                                  -----------        ------

Net cash (used in) provided by
 financing activities                                                 (2,641)            111
                                                                    ---------            ---

Net (decrease) increase in cash                                          (44)              9
Cash at beginning of period                                               60              51
                                                                      ------       ---------
Cash at end of period                                             $       16        $     60
                                                                  ==========        ========

Supplemental disclosures of cash flow information:

Cash paid during the periods for:
 Interest                                                           $  1,148         $ 1,863
                                                                    ========         =======
 Income tax                                                        $     171        $    562
                                                                   =========        ========

Non-cash financing activity:
 Exchange of long-term debt to
  GP Strategies for common stock                                   $     500      $   -
                                                                   =========      =========

        See accompanying notes to the consolidated financial statements.


                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

1.       Acquisition of the assets and business of Five Star

Five Star Products, Inc. (the "Company" or "Five Star") owns 100% of Five Star Group, Inc. which is a wholesale distributor of home decorating hardware and finishing products in the northeastern United States.

         The Company's business was purchased on September 30, 1998 from GP Strategies Corporation ("GP Strategies") for approximately $16,476,000 in cash and a $5,000,000 unsecured promissory note (the "Note"). Under a separate Subordination Agreement with GP Strategies in favor of the banks providing the Company's $25,000,000 revolving loan (see Note 3), which Note is subordinate to the revolving loan, Five Star may make annual payments of principal to GP Strategies if the Company achieves certain financial performance benchmarks. On August 2, 2002 the Company entered into a transaction to reduce its long-term debt to GP Strategies. The principal amount of the Note was reduced by $500,000 to $4,500,000. In connection with this debt reduction, GP Strategies received 2,272,727 shares of the Company's common stock. The transaction valued the Company's common stock at $0.22 per share, which was a premium to the open market value at that time. At December 31, 2002, GP Strategies owned approximately 48% of the Company's common stock.

2. Summary of significant accounting policies

Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventory. Inventory is valued at the lower of cost, using the first-in, first-out (FIFO) method, or market. Inventory consists solely of finished products.

      Machinery and equipment. Fixed assets are carried at cost less accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs that do not extend the lives of the assets are expensed currently. Gain or loss, if any, on the disposition of fixed assets is recognized currently in operations. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets.

      Income taxes. Income taxes are provided for based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

2.       Summary of significant accounting policies (Continued)

Concentration of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. Sales are made principally to independently owned paint and hardware stores in the northeast United States.

Stock-based compensation. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees". Under the provisions of APB No. 25, employee compensation is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Had the Company determined compensation cost based on the fair value method at the grant date for its stock options under SFAS No. 123, the Company's net income would have been changed to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                          2002             2001
                                                          ----             ----

  Reported net income                                   $  391           $  417
  Stock-based employee compensation
    determined under the fair-value based
    method, net of tax                                     (33)              (5)
                                                       --------        ---------
  Pro forma net income                                  $  358           $  412
                                                        ======           ======

  Basic and diluted income
   per share                 As reported               $   .03          $   .03
                             Pro forma                 $   .03          $   .03

The weighted-average fair value of options granted in 2002 and 2001 was approximately $.08 and $.11, respectively, using the Black-Scholes option-pricing model with the following assumptions:

                                                       2002             2001
                                                       ----             ----
         Volatility                                       73%             106%
         Risk-free interest rate                2.52% - 4.14%            4.24%

         Expected life in years                          3                 5
         Dividend yield                                  0                 0



Revenue recognition. Revenue on product sales is recognized at the point in time when the product has been shipped, title and risk of loss has been transferred to the customer, and the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Allowances for estimated returns and allowances are recognized when sales are recorded.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

2.       Summary of significant accounting policies (Continued)


Shipping and handling costs. Shipping and handling costs are included as a part of selling, general and administrative expense. These costs amounted to $4,441,000 and $4,471,000 for the years ended December 31, 2002 and 2001, respectively.

Earnings per share. Basic earnings per share (EPS) is based upon the weighted average number of common shares outstanding during the period. Diluted EPS is based upon the weighted average number of common shares outstanding during the period assuming the issuance of common shares for all dilutive potential common shares outstanding. Options outstanding at December 31, 2002 and 2001 to purchase approximately 1,700,000 and 1,025,000, shares of common stock, respectively, were not included in the diluted per share computation because their effect would be anti-dilutive.


Advertising costs. The Company expenses advertising costs as incurred. Advertising expense was $57,000 and $43,000 for the years ended December 31, 2002 and 2001, respectively.

3.       Short-term borrowings

On November 1, 2001, the Company's wholly-owned subsidiary, Five Star Group, Inc., renewed its Loan and Security Agreement (the "Loan Agreement") by and among three banks, which now matures on September 30, 2004. The Loan Agreement provides for a $25,000,000 revolving credit facility, which allows Five Star to borrow based upon a formula of up to 50% and, under certain circumstances, 55% of eligible inventory and 80% of eligible accounts receivable, as defined in the Loan Agreement. The interest rates under the Loan Agreement are based upon LIBOR or the Prime rate, and can be reduced in the event Five Star achieves and maintains certain performance benchmarks. At December 31, 2002, approximately $13,808,000 was outstanding under the Loan Agreement and approximately $3,900,000 was available to be borrowed. As of December 31, 2002, the LIBOR-based rates averaged 3.56% and the Prime-based rate was 4.25%. The weighted average interest rate on the Company's short-term debt at December 31, 2002 was 3.78%. Substantially all of the Company's assets are pledged as collateral for these borrowings. Under the Loan Agreement Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios.

4.       401(k) plan

The Company maintains a 401(k) Savings Plan for employees who have completed one year of service. The Savings Plan permits pre-tax contributions to the Savings Plan of 2% to 50% of compensation by participants pursuant to Section 401(k) of the Internal Revenue Code. The Company matches 40% of the participants' first 6% of compensation contributed, not to exceed an amount equivalent to 2.4% of that participant's compensation.

The Savings Plan is administered by a trustee appointed by the Board of Directors of the Company and all contributions are held by the trustee and invested at the participants' directions in various mutual funds. The Company's expense associated with the Savings Plan was approximately $110,000 and, $137,000 for the years ended December 31, 2002 and 2001, respectively.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

5.       Machinery and equipment

Machinery and equipment consist of the following (in thousands):

                                                         December 31,           Estimated
                                                     2002               2001    useful lives
                                                     ----               ----    ------------

         Machinery and equipment                $   308              $   304       5-7 years
         Furniture and fixtures                     735                  521         5 years
         Leasehold improvements                     839                  828       3-9 years
                                                  -------             -----
                                                      1,882           1,653
         Less accumulated depreciation
           and amortization                          (1,016)           (749)
                                                     -------        --------
                                                    $   866         $   904
                                                    =======         =======

         Depreciation and amortization expense for the years ended December 31, 2002 and 2001 was $267,000 and $263,000, respectively.

6.       Long-term debt, related party

The Company has an unsecured note payable to JL Distributors, Inc., a wholly-owned subsidiary of GP Strategies in the amount of $4,500,000. The note bears interest at 8%, payable quarterly, with the principal due September 30, 2004. The note is subordinated to the indebtedness under the Loan Agreement (see note 3). Interest expense for the years ended December 31, 2002 and 2001 was $384,000 and $400,000, respectively. A subordination agreement between the Company and GP Strategies permits the annual repayment of principal under certain circumstances (see Note 1).

In August 2002, the principal amount of this indebtedness was reduced from $5,000,000 to $4,500,000 through issuance by the Company of 2,272,727 shares of its common stock to GP Strategies (see Notes 1 and 14).

7.       Related party transactions

(a) Transactions with affiliates

Transactions with GP Strategies and its subsidiaries, other than loans, as disclosed elsewhere in the financial statements, during the years ended December 31, 2002 and 2001 are summarized below (in thousands):

                                                           December 31,
                                                         2002        2001
                                                         ----        ----
              Transactions with GP Strategies
              Management fees incurred                  $  98        $  72
              Interest expense incurred                   384          400

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

7.       Related party transactions (Continued)

As of January 1, 1994, the Company and GP Strategies entered into a three-year Management Services Agreement pursuant to which certain direct and indirect services will be provided to the Company by GP Strategies. The services to be provided by GP Strategies include legal, tax, business development, insurance and employee benefit administration services. The Company pays GP Strategies a fee of up to $10,000 per month during the term of the agreement. The Agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of the initial term of any renewal thereof. The Agreement was renewed for 2002 and 2003. Fees incurred to GP Strategies under this agreement totaled $98,000 and $72,000 for each of the years ended December 31, 2002 and 2001. At December 31, 2002, the amount receivable from GP Strategies, which is included in prepaid expenses and other current assets, was $33,000. At December 31, 2001, the amount due to GP Strategies for expenses and interest, which is included in accounts payable and accrued expenses, was $354,000.

         (b)  Other related party transactions

On February 8, 2002, the Company entered into a Consulting and Severance Agreement (the "Agreement") with Richard Grad, the former President and Chief Executive Officer of the Company. Pursuant to the Agreement, Mr. Grad will receive $145,000 per year for consulting services to be rendered to the Company and a severance fee at the rate of $5,000 per year, for a five-year period ending December 31, 2006. In addition, in August, 2002, Mr. Grad was granted options to purchase 150,000 shares of the Company's Common Stock at the quoted market price on the date of grant, which options will vest annually over the term of the Agreement in equal installments. Such options were valued at an aggregate amount of $13,000. The Agreement also provided for the repurchase by the Company of 192,308 shares of the Company's Common Stock held by Mr. Grad for an aggregate purchase price of $25,000. During this five-year period, Mr. Grad is also receiving certain benefits, including medical benefits, life insurance and use of an automobile.

On February 8, 2002, the Company entered into a Consulting and Severance Agreement (the "Agreement") with Cynthia Krugman, the former Controller of the Company. Pursuant to the Agreement, Ms. Krugman will receive $105,000 per year for consulting services to be rendered to the Company and a severance fee of $5,000 per year, for an eighteen-month period ending June 30, 2003. The Agreement also provided for the repurchase by the Company of 76,923 shares of the Company's Common Stock held by Ms. Krugman for an aggregate purchase price of $10,000. During this period, Ms. Krugman is receiving certain benefits, including medical benefits. Ms. Krugman is the daughter of Richard Grad.

Severance fees payable to Mr. Grad and Ms. Krugman under the aforementioned agreements are included in accrued expenses at December 31, 2002.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

8.       Income taxes

The components of income tax expense (benefit) are as follows (in thousands):


         Years ended December 31,                  2002            2001
         --------------------------------------------------------------
         Current
         Federal                                 $  286          $  251
         State and local                             93              76
                                               --------        --------
         Total current expense                      379             327
                                                -------         -------
         Deferred
         Federal                                    (38)            (23)
         State and local                            (13)             (7)
                                              ----------      ----------
         Total deferred (benefit)                   (51)            (30)
                                                --------       ---------
         Total income tax expense                $  328          $  297
                                                 -------         -------


As of December 31, 2002 and 2001, the Company had approximately $244,000 and $193,000, respectively, of deferred tax assets net of valuation allowances. The tax effects that gave rise to these deferred tax assets and the valuation allowance consist of the following (in thousands):

                                                      December 31,
                                                  2002              2001
                                                ------           --------
         Deferred tax assets

         Allowance for doubtful accounts        $    35           $    31
         Machinery and equipment                    158                115
         Deferred compensation                       39                38
         Accrued compensation                        10               -
         Inventory                                   41                47
                                                -------           -------
         Deferred tax assets                        283               231
                                                 ------            ------

         Valuation allowance                        (39)              (38)
                                              ----------           ------
         Net deferred tax assets after
          valuation allowance                   $   244           $   193
                                                =======           =======

A reconciliation between the Company's tax provision and the U.S. statutory rate follows:

         Years ended December 31,                      2002             2001
         -------------------------------------------------------------------
         Tax at U.S. statutory rate                  $  245           $  243
         State and local taxes net of
          Federal benefit                                51               49
         Items not deductible                            19               27
         Valuation allowance adjustment                   1                -
         Other                                           12              (22)
         --------------------------------------------------------------------
         Income taxes                                $  328           $  297
         -------------------------------------------------------------------

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

8.       Income taxes (Continued)

Under SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion of deferred tax assets will not be realized. The Company has provided a full valuation allowance at December 31, 2002 and December 31, 2001 for the deferred tax asset relating to the deferred compensation as the realization of such asset is uncertain.

The valuation allowance increased $1,000 for the year ended December 31, 2002. The valuation allowance for the year ended December 31, 2001 decreased by $122,000 as a result of the expiration during 2001 of the underlying warrants which gave rise to the deferred tax asset relating to certain deferred compensation.

9.       Major customers

For the years ended December 31, 2002 and 2001 no customer accounted for more than 10% of the Company's revenue.

10.      Stock option plan

On January 1, 1994, the Company's Board of Directors adopted the Five Star Products, Inc. 1994 Stock Option Plan (the "Stock Option Plan"), which became effective August 5, 1994. On January 1, 2002, the Board of Directors amended the Stock Option Plan increasing the total number of shares of Common Stock to 4,000,000 shares reserved for issuance, subject to adjustment in the event of stock splits, stock dividends, recapitalizations, reclassifications or other capital adjustments. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code, options granted under the Stock Option Plan are intended to be nonqualified options. Options may be granted to any director, officer or other key employee of the Company and its subsidiaries, and to consultants and other individuals providing services to the Company.

The term of any option granted under the Stock Option Plan will not exceed ten years from the date of the grant of the option and, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock of the Company, three years from the date of grant. The exercise price of any option will not be less than the fair market value of the Common Stock on the date of grant or, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock, 110% of such fair market value.

Options granted during 2002 and 2001 vest 20% on date of grant with the balance vesting in equal annual installments over four years. All options granted prior to 1999 were fully vested as of December 31, 2002.


Activity relating to stock options granted by the Company:

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

  10.     Stock options and warrants (Continued)

                                                               Number of         Weighted-Average
                                                                Shares            Exercise Price
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
          Balance at December 31, 2000                          2,125,000            .19
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
               Granted                                            450,000            .14
               Cancelled                                          (75,000)           .33
                                                              ------------
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
          Balance at December 31, 2001                          2,500,000            .18
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
                Granted                                           675,000            .15
                Cancelled                                        (245,000)           .27
                                                               -----------
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
          Balance at December 31, 2002                          2,930,000            .16
                                                                =========
          ------------------------------------------------- ---------------- -------------------------
          ------------------------------------------------- ---------------- -------------------------
          Exercisable at December 31, 2002                      2,060,000            .16
                                                             ============
          ------------------------------------------------- ---------------- -------------------------


The following table summarizes information about the Plan's options at December 31, 2002:

                 Number         Exercise         Weighted-Average           Number         Exercise
             Outstanding         Price           Years Remaining        Exercisable         Price
          ------------------ --------------- ------------------------- --------------- -----------------
          ------------------ --------------- ------------------------- --------------- -----------------
              1,400,000           .13                 .44                1,400,000          $.13
                925,000           .14                3.95                  275,000           .14
                 50,000           .15                4.24                   25,000           .15
                150,000           .16                4.64                   30,000           .16
                405,000           .33                1.29                  330,000           .33
          ------------------ --------------- ------------------------- --------------- -----------------
          ------------------ --------------- ------------------------- --------------- -----------------
              2,930,000          $.16                1.95                2,060,000          $.16
          ------------------ --------------- ------------------------- --------------- -----------------


11.      Earnings per share

Earnings per share (EPS) for the years ended December 31, 2002 and 2001 are as follows (in thousands, except per share amounts):

                                                        Year ended December 31,
                                                          2002           2001
                                                          ----           ----
         Basic EPS
         Net income                                  $     391      $     417
         Weighted average shares
          outstanding                                   13,742         13,020
                                                      --------       --------
         Basic earnings per share                   $      .03     $      .03
                                                    ----------     ----------

         Diluted EPS
         Net income                                  $     391      $     417
                                                     ---------      ---------

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

11.      Earnings per share (Continued)


                                                    Year ended December 31,
                                                     2002           2001
                                                     ----           ----

         Weighted average shares
          outstanding                              13,742         13,020
         Dilutive effect of stock options (a)          74            153
                                                ---------      ---------
         Weighted average shares
          outstanding, diluted                     13,816         13,173
                                                 --------       --------

         Diluted earnings
          per share                             $     .03     $      .03
                                                ---------     ----------

(a) Diluted earnings per share are based upon the weighted average number of common shares outstanding during the period, assuming the issuance of common shares for all dilutive potential common shares outstanding.

12.      Commitments and contingencies

The Company has several noncancellable leases which cover real property, machinery and equipment. Such leases expire at various dates and some of them have options to extend their terms.

Minimum rental obligations under long-term operating leases are indicated in the table below (in thousands). Figures for real property include estimated amounts of supplemental lease obligations, such as pro-rated assessments for property taxes or common-area expenses.

                           Real            Machinery and
                          property           equipment                  Total
-----------------------------------------------------------------------------
         2003              $ 1,616               $1,098               $ 2,714
         2004                1,589                  796                 2,385
         2005                1,589                  376                 1,965
         2006                1,589                   29                 1,618
         2007                  314                    7                   321
         --------------------------------------------------------------------
         Total             $ 6,697              $ 2,306               $ 9,003

During 2002 and 2001, the Company incurred $2,882,000 and $2,721,000, respectively, of rental expenses. GP Strategies has guaranteed the leases for the Company's New Jersey and Connecticut warehouses, totaling approximately $1,589,000 per year through the first quarter of 2007.

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

13.      Valuation and Qualifying Accounts

The following is a summary of the allowance for doubtful accounts related to accounts receivable for the years ended December 31 (in thousands):

                                                     2002           2001
                                                     ----           ----
         Balance at beginning of year               $  631        $    681
         Charged (credited) to expense                 438             (47)
         Uncollectible accounts written off,
          net of recoveries                            (429)           (3)
                                                       -----       -------
         Balance at end of year                     $  640        $    631
                                                    ======        ========

14. Subsequent events

(a) The Company's Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company's common stock. In January, 2003, the Company purchased 76,000 shares of its common stock on the open market at prices per share ranging from $0.08 to $0.10. In February, 2003, the Company purchased 10,000 shares of its common stock on the open market at a price per share of $0.10.

(b) On June 20, 2003, the Company's wholly-owned subsidiary, Five Star Group, Inc., obtained a new Loan and Security Agreement (the "new Loan Agreement") with Fleet Capital Corporation as sole lender to replace the Loan and Security Agreement by and among three banks which was to have matured on September 30, 2004 (the "old Loan Agreement"). The new Loan Agreement has a five-year term, with a maturity date of June 30, 2008. The new Loan Agreement provides for a $25,000,000 revolving credit facility, which allows Five Star Group, Inc. to borrow based upon a formula of up to 55% of eligible inventory and 80% of eligible accounts receivable, as defined therein. The interest rates under the new Loan Agreement consist of LIBOR plus a credit spread of 2% for borrowings not to exceed $15,000,000 and the prime rate for borrowings in excess of the above-mentioned LIBOR-based borrowings. The credit spreads can be reduced in the event that Five Star Group, Inc. achieves and maintains certain performance benchmarks. Substantially all of the Company's assets are pledged as collateral for those borrowings. Under the Loan Agreement Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios.

In connection with the new Loan Agreement, Five Star Group, Inc. also entered into a derivative transaction with Fleet National Bank on June 20, 2003. The derivative transaction is an interest rate swap and has been designated as a hedge. Effective July 1, 2004 through June 30, 2008, Five Star Group, Inc. will pay a fixed interest rate of 3.38% to Fleet National Bank on notional principal of $12,000,000. In return, Fleet National Bank will pay to Five Star Group, Inc. a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the new Loan Agreement is not included in, and will be paid in addition to, this fixed interest rate of 3.38%.

(c) On June 30, 2003, the Company entered into an Agreement of Subordination and Assignment (the "Agreement") with JL Distributors, Inc., whereby in accordance with the provisions of the Agreement on June 27, 2003, July 2, 2003 and July 7, 2003 Five Star Group, Inc. made principal payments in the amounts of $500,000, $300,000, and $200,000 reducing the outstanding principal amount of the note

                    FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

14.      Subsequent events (Continued)

payable to JL Distributors, Inc. from $4,500,000 to $3,500,000.

On October 8, 2003, the Company entered into a transaction to reduce the principal amount of the note payable by $500,000 to a new principal amount of $3,000,000. In exchange, GP Strategies received 2,000,000 shares of the Company's common stock. In consideration for GP Strategies' agreeing to exchange the debt for common stock at a conversion price of $0.25 per share, which was more than twice the $0.11 closing market price of the Company's common stock on the day prior to approval of the transaction, the Company agreed to terminate the voting agreement between GP Strategies and itself, described below.

The voting agreement, which by its terms would in any case have terminated on June 30, 2004, provided that GP Strategies (i) would vote its shares of the Company's common stock so that not more than 50% of the members of the Company's board of directors would be officers or directors of GP Strategies and (ii) would vote on matters other than the election of directors in the same proportion as the Company's other shareholders. The transaction was approved by a Special Committee of the Company's board of directors; the Special Committee consisted of an independent non-management director who is unaffiliated with GP Strategies. As a result of this transaction, GP Strategies' ownership of the Company increased to approximately 54% from approximately 48% of the Company's outstanding shares of common stock, and the Company has become a subsidiary of GP Strategies.

(d) On February 6, 2004 the Company announced that it will repurchase up to 5,000,000 shares, or approximately 30% of its common stock currently outstanding, through a tender offer for the shares at $0.21 per share, originally set to expire on March 16, 2004. On March 17, 2004 the Company announced that it had increased the price it was offering to pay for the shares in the tender offer to $0.25 per share and extended the offer to March 31, 2004. Based upon the final tabulation by the depository for the tender offer, 2,627,790 shares of common stock valued at $656,947 were tendered by the Company as of March 31, 2004.